Exhibit 10.8

SENIOR SECURED SECOND LIEN TERM CREDIT AGREEMENT

dated as of September 3, 2013

among

EASTMAN KODAK COMPANY,

as the Borrower

and

The Lenders Party Hereto,

and

BARCLAYS BANK PLC,

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

BARCLAYS BANK PLC

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

i

ANNEX

Annex A	Loan Parties
SCHEDULES

Schedule 1.01(A)	Acceptable Foreign Currency
Schedule 1.01(B)	Mortgaged Properties
Schedule 1.01(C)	Mortgage Insurance Policies
Schedule 2.01	Lenders and Commitments
Schedule 3.10	Pension Plan Obligations
Schedule 3.12	Subsidiaries
Schedule 3.14	Strikes, Lockouts and Slowdowns
Schedule 3.15(a)	UCC Filings
Schedule 3.15(b)	Intellectual Property Filings
Schedule 5.01	Internet Addresses
Schedule 5.12(a)	DDA Accounts and Lockboxes
Schedule 5.12(e)	Disbursement Accounts
Schedule 5.18	Post-Closing Obligations
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.05	Dispositions
Schedule 6.06	Sale and Leaseback Transactions
Schedule 6.09	Transactions with Affiliates
Schedule 6.10	Existing Restrictions
Schedule 7.01(k)	Judgments
EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	[Reserved]
Exhibit C	Form of Security Agreement
Exhibit D	Forms of Tax Certificates
Exhibit E	Form of Request for Borrowing
Exhibit F	Form of Interest Election Request
Exhibit G	Form of Promissory Note
Exhibit H	Form of Affiliate Assignment Agreement
Exhibit I	Form of Solvency Certificate
Exhibit J	Auction Procedures
Exhibit K	Form of Compliance Certificate

v

SENIOR SECURED SECOND LIEN TERM CREDIT AGREEMENT

This SENIOR SECURED SECOND LIEN TERM CREDIT AGREEMENT (this “Agreement”) dated as of September 3, 2013, among EASTMAN KODAK COMPANY, a New Jersey corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and BARCLAYS BANK PLC, a national banking association, as Administrative Agent. The joint lead arrangers and joint bookrunners for the credit facility provided under this Agreement are J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED.

W I T N E S S E T H:

WHEREAS, on January 19, 2012 (the “Petition Date”), the Borrower and certain of its Affiliates filed voluntary petitions with the Bankruptcy Court initiating cases under Chapter 11 of the Bankruptcy Code and have continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, on June 27, 2013, the Borrower filed the Plan of Reorganization, which has been amended from time to time on or prior to the date hereof; and

WHEREAS, in connection with the Plan of Reorganization, the Borrower requires certain credit and other financial accommodations be made available to it, and the Lenders have agreed to extend credit in the form of an exit senior secured second lien term credit facility in the initial aggregate principal amount of $275,000,000;

NOW, THEREFORE, subject to the satisfaction of the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Borrowing Base” has the meaning set forth for “Borrowing Base” in the ABL Agreement.

“ABL Agent” has the meaning set forth in the Intercreditor Agreement.

“ABL Agreement” means (i) that certain Senior Secured Asset Based Revolving Credit Agreement, dated as of the Closing Date, by and among the Borrower, the ABL Agent, the lenders identified therein and the other agents identified therein, as amended, amended and restated, modified, or supplemented from time to time to the extent permitted by this Agreement and the Intercreditor Agreement and (ii) any other replacement, refinancing, restructuring, extension, renewal or refinancing thereof (whether through one or more credit facilities or other debt issuances pursuant to the agreement set forth in subclause (i) or any other agreement, contract or indenture) to the extent permitted by this Agreement and the Intercreditor Agreement.

“ABL Facility” means the asset-based revolving credit facility made available pursuant to the ABL Agreement.

“ABL Lenders” means the lenders under the ABL Agreement.

“ABL Loan” means a loan made by the ABL Lenders from time to time under the ABL Agreement.

“ABL Loan Documents” has the meaning set forth for “Loan Documents” (or any comparable term) in the ABL Agreement.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“ABL Specified Hedging Agreement” has the meaning set forth for “Specified Hedging Agreement” in the ABL Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Foreign Currency” means Pounds Sterling, and Euros, and the currencies listed on Schedule 1.01(A), any other currency used in the ordinary course of business of the Borrower and its Subsidiaries for cash management purposes outside the United States and other currency as may be approved by the Administrative Agent from time to time in its sole discretion.

“Account” has the meaning set forth in the UCC.

“Account Control Agreement” means, with respect to a Deposit Account or Securities Account (in each case other than an Excluded Account) established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, establishing Control (as defined in the Security Agreement) of such Deposit Account or Securities Account by either the First Lien Agent, the Administrative Agent or the ABL Agent, in accordance with the terms of the Security Agreement and the Intercreditor Agreement.

“Adjusted LIBO Rate” means, with respect to each day during each Interest Period pertaining to a LIBOR Loan, a rate per annum determined for such day in accordance with the following formula:

Adjusted LIBO Rate	=	LIBO Rate
1.00 - Statutory Reserve Rate

“Administrative Agent” means Barclays, in its capacity as administrative agent for the Lenders hereunder, together with its permitted successors and assigns (including assignment of its agency role hereunder to a third party) in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit H, with such amendments or modifications as may be agreed by the Administrative Agent.

“Agents” means the Administrative Agent.

“Aggregate Commitments” means, at any time, the sum of the Commitments at such time. As of the Closing Date, the Aggregate Commitments are $275,000,000.

“Aggregate Outstandings” means, at any time, the aggregate outstanding principal balance of the Loans of all Lenders at such time.

“Agreement” has the meaning set forth in the preamble hereto.

“AlixPartners” means AP Services, LLC, AlixPartners, LLP, and their subsidiary affiliates.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one-half of one percent ( 1⁄2 of 1%) and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1%); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. Notwithstanding the foregoing, the Alternate Base Rate for purposes of interest rate determinations with respect to the Loans shall at no time be less than 2.25% per annum.

“Applicable Law” means, as to any Person, all statutes, rules, regulations, orders, or other requirements having the force of law and applicable to such Person, and all court orders and injunctions, and/or similar rulings and applicable to such Person, in each case of or by any Governmental Authority, or court, or tribunal which has jurisdiction over such Person, or any property of such Person.

“Applicable Margin” means, (a) for any ABR Loan, 8.50% per annum and (b) for any LIBOR Loan, 9.50% per annum.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the fourth decimal place) of (i) prior to the funding of the Term Loans on the Closing Date, the amount of such Lender’s Commitment at such time to the Aggregate Commitments at such time and (ii) thereafter, the outstanding principal balance of such Lender’s Loan at such time to the Aggregate Outstandings at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” means any Disposition of Term Priority Collateral or series of related Dispositions of Term Priority Collateral (other than any such Disposition permitted by Sections 6.05(a), (b), (d), (h), (i), (j), (m) and (o)) that yields Net Proceeds to the Borrower or any of its Restricted Subsidiaries in excess of $5,000,000. For the avoidance of doubt, the issuance of Equity Interests shall not constitute an Asset Sale solely for purposes of this definition.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed or advised by the same investment advisor or investment manager or by affiliated investment advisors or investment managers.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.

“Auction Manager” means (a) any of the Joint Lead Arrangers or (b) any other financial institution or advisor selected by Borrower and consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed) to act as an arranger in connection with any repurchases pursuant to Section 9.04(b)(v).

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or any other court having jurisdiction over the Cases from time to time.

“Barclays” means Barclays Bank PLC and its successors.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund” means a debt fund or other investment vehicle engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit in the ordinary course of business and whose managers have fiduciary duties to third party investors in such fund or investment vehicle.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means a group of Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, without duplication, any expenditure of money for any purchase or other acquisition of any asset which, in conformity with GAAP, would be required to be classified as a capital expenditure on the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries; provided that the term “Capital Expenditures” shall not include (i) any additions to property, plant and equipment and other expenditures made in connection with the replacement, substitution, restoration, repair or improvement of assets to the extent made with (w) the proceeds of equity issuances of, or capital contributions to, the Borrower, (x) Indebtedness borrowed (excluding borrowings under the ABL Agreement) by any Loan Party or any Restricted Subsidiary in connection with such capital expenditures, (y) the proceeds from any casualty insurance or condemnation or eminent domain paid on account of the loss of or damage to the assets being replaced, substituted, restored, repaired or improved, to the extent that the proceeds therefrom are utilized or committed to be utilized for capital expenditures within twelve (12) months of the receipt of such proceeds and (if so committed) are so utilized within eighteen (18) months of the receipt of such proceeds, or (z) the proceeds from any sale or other disposition of the Borrower’s or any Restricted Subsidiary’s assets (other than assets consisting of Accounts and the proceeds thereof), to the extent that the proceeds therefrom are utilized or committed to be utilized for capital expenditures within twelve (12) months of the receipt of such proceeds and (if so committed) are so utilized within eighteen (18) months of the receipt of such proceeds, (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment solely to the extent of the amount of such purchase price reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) expenditures that constitute operating lease expenses in accordance with GAAP, (iv) expenditures that constitute Permitted Acquisitions or other investments that consist of the purchase of a business unit, line of business or a division of a Person or all or substantially all of the assets of a Person, (v) any expenditures which are paid by a third party or which are contractually required to be, and are, reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation or (vi) any non-cash capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP. For the avoidance of doubt, operating leases shall also be accounted for in accordance with GAAP in effect as of the date hereof, provided that any such obligations that are be required to be classified and accounted for as an operating lease under GAAP as existing on the date hereof that are recharacterized as capital leases due to a change in GAAP after the date hereof shall not be treated as Capital Lease Obligations for any purpose under this Agreement, but instead shall be accounted for as if they were operating leases for all purposes under this Agreement (other than provisions relating to the preparation or delivery of financial statements) as determined under GAAP in effect on the date hereof.

“Captive Insurance Subsidiary” means any Subsidiary that is subject to regulation as an insurance company.

“Cases” means one or more cases under Chapter 11 of the Bankruptcy Code with respect to which certain Guarantors were the debtors and the debtors-in-possession.

“Cash and Cash Equivalents” means:

(a) Dollars and Acceptable Foreign Currencies;

(b) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality of the United States of America (provided that the full faith and credit of the United States of America is pledged in support of those securities) having maturities of not more than twenty-four (24) months from the date of acquisition;

(c) obligations issued or fully guaranteed by any state of the United States of America or any political subdivision of any such state or province or any instrumentality thereof maturing within one year from the date of acquisition and having a rating of either “A” or better from S&P, A2 or better from Moody’s;

(d) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, banker’s acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any United States commercial bank having capital and surplus in excess of $250,000,000;

(e) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (b), (c), and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least “P-2” by Moody’s or at least “A-2” by S&P, in each case, maturing within one year after the date of acquisition;

(g) money market funds that either are (x) SEC.270.2a-7 compliant, (y) enhanced cash funds having a weighted average maturity of not greater than 120 days or (z) investing at least 95% of their assets in securities of the types described in clauses (a) through (f) above; and

(h) offshore overnight interest bearing deposits in foreign branches of the Administrative Agent, any Lender or an Affiliate of a Lender, or

(i) instruments equivalent to those referred to in clauses (a) through (h) above of comparable tenor to those referred to above, denominated in any Acceptable Foreign Currency and used in the ordinary course of business of the Borrower and its Subsidiaries for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required or advisable in connection with any business conducted by the Borrower or any Subsidiary.

“Cash Control Implementation Date” has the meaning set forth in Section 5.12(b).

“Change in Control” means, at any time, (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”), other than a Permitted Holder, (x) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock of the Borrower representing more than 35% of the voting power of all voting stock of the Borrower and (y) shall have acquired a beneficial ownership of more voting stock of the Borrower than the Specified Holders, and (b) during any period of two consecutive years (commencing immediately following the Closing Date), individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election by such board of directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of a majority of the Borrower’s directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Borrower’s directors then in office (excluding any directors from the numerator and denominator of such calculation to the extent such director is or was designated by a Permitted Holder or pursuant to a contractual agreement with the Borrower existing on the Closing Date); provided further that for the avoidance of doubt, none of the transactions contemplated or expressly authorized by the Plan of Reorganization shall constitute, or be deemed to constitute, a Change in Control.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any party hereto (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding the foregoing, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been introduced or adopted after the Closing Date, regardless of the date enacted or adopted.

“Charges” has the meaning set forth in Section 9.13.

“Closing Date” means the date on which each of the conditions set forth in Section 4.01 were satisfied (or waived in accordance with Section 9.02), which date is September 3, 2013.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Mortgaged Property” as defined in any Mortgage and all the “Collateral” as defined in any other Security Document.

“Commitment” means, with respect to each Lender, the commitment of such Lender hereunder set forth as its Commitment opposite its name on Schedule 2.01 hereto or as may subsequently be set forth in the Register from time to time.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitors” means those Persons who are directly or indirectly engaged in the same or similar line of business as the Borrower or its Subsidiaries.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit K.

“Confirmation Date” has the meaning specified in the Plan of Reorganization.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means, at any date of determination, all amounts (other than Cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities” means, at any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of, and any accrued interest payments or expenses with respect to, any Funded Debt or Capital Lease Obligations, in each case, of the Borrower and its Restricted Subsidiaries, (b) liabilities (including accruals and reserves) in respect of any costs, charges, expenses or payment obligations related to Pension Agreements and (c) without duplication of clause (a) above, all Indebtedness consisting of ABL Loans (including letter of credit commitment fees and unused line fees) to the extent otherwise included therein.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income for the most recently completed Measurement Period, plus the following to the extent reducing Consolidated Net Income (without duplication):

(a) (i) Consolidated Interest Charges,

(ii) provision for taxes based on income, profits or capital gains, including foreign, federal, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) of such Person paid or accrued during such period,

(iii) accretion, depreciation and amortization expense (excluding amortization of a prepaid cash item that was paid and not expensed in a prior period, other than in respect of licenses provided to the Borrower or a Restricted Subsidiary in connection with the settlement of litigation),

(iv) any non-cash charges (other than (1) amortization of a prepaid cash item that was paid and not expensed in a prior period and (2) write down of current assets) including: (a) write-downs of property, plant and equipment and other assets, (b) impairment of intangible assets, (c) losses resulting from cumulative effect of changes in accounting principles, (d) net foreign currency reevaluation of intercompany indebtedness and remeasurement losses or gains related to the balance sheet of the Borrower and its Restricted Subsidiaries, (e) losses on sales of accounts receivable, (f) provisions for asset retirement obligations, (g) provisions for environmental restoration and remedial action, (h) net non-cash mark-to-market charges relating to hedging arrangements, (i) unrealized losses from Hedging Agreements and unrealized losses from foreign currency transactions, and (j) commercial capital expenses not included in depreciation expenses for such period; provided that if such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent,

(v) fees, costs, charges, commissions, operating losses, write-downs and expenses (including (i) fees, costs and expenses related to legal, financial, restructuring and other advisors, auditors and accountants, (ii) printer costs and expenses, (iii) SEC and other filing fees and (iv) underwriting, arrangement, syndication, issuance backstop and placement premiums, discounts, fees, costs and expenses) paid, reimbursed or incurred during such period in connection with the Cases, the Transactions, obtaining confirmation, effectiveness and implementation of the Plan of Reorganization (including operating costs and expenses related to the consummation of the UK Pension Settlement Agreement, and the completion and implementation of the transactions contemplated thereby and in relation thereto and including any fees, costs and expenses of AlixPartners), negotiation, execution and ongoing performance of the Loan Documents, the First Lien Loan Documents, the ABL Loan Documents, the DIP ABL Credit Agreement, the DIP Term Loan Credit Agreement, including the form of exit facility (and any Permitted Refinancing of any of the foregoing), and, in each case, any transaction (including any financing, acquisition or disposition, whether or not consummated) or litigation related thereto or contemplated by any of the foregoing, in each case, regardless of whether initially incurred by the Borrower or paid by the Borrower to reimburse others for such fees, costs and expenses (including the advisors to the unsecured creditors’ committee and the ad hoc committee of second lien note holders) and whether incurred prior to or following emergence from Chapter 11,

(vi) any extraordinary expenses, charges or losses,

(vii) any non-recurring or unusual expenses, charges or losses in an amount not to exceed for any four Fiscal Quarter period, the greater of (A) 5% of Consolidated EBITDA for such period (calculated after giving effect to any amounts added to Consolidated EBITDA pursuant to this clause (vii) and clauses (xi) and (xii) and Section 1.08) and (B) $10,000,000,

(viii) fees, costs and expenses (including fees, costs and expenses related to (i) legal, financial and other advisors, auditors and accountants, including AlixPartners, (ii) printer costs and expenses, (iii) SEC and other filing fees and (iv) underwriting, arrangement, syndication, backstop and placement premiums, discounts, fees, charges and expenses) of the Borrower and its Restricted Subsidiaries, incurred as a result of Permitted Acquisitions, Investments, Dispositions, issuance of Equity Interests or issuance, waiver, refinancing or amendment of Indebtedness, in each case to the extent permitted hereunder, whether or not consummated, other than any fees paid, or costs or expenses reimbursed to any Restricted Subsidiary of the Borrower other than from a Person that is Borrower or any of its Restricted Subsidiaries,

(ix) deferred or amortized financing fees (and any write-offs thereof) for such period,

(x) any cash expenses or losses funded during such period with payments from assets of the Kodak Retirement Income Plan as in effect on the Petition Date,

(xi) business optimization expenses, and restructuring charges and reserves for such period, including any fees, costs and expenses of AlixPartners; provided that, with respect to each such business optimization expense or restructuring charge or reserve pursuant to this subclause (xi), the Borrower shall have delivered to the Administrative Agent an officer’s certificate specifying and quantifying such expense, charge or reserve and stating that such expense, charge or reserve is a business optimization expense or restructuring charge or reserve,

(xii) the amount of cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or expected to be taken prior to or during such period (which cost savings or synergies shall be subject only to certification by a Responsible Officer of the Borrower and shall be calculated on a Pro Forma Basis as though such cost savings or synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or synergies are reasonably identifiable and factually supportable, and (B) such actions have been taken or are to be taken within twelve (12) months after the date of determination to take such action; provided further that aggregate amounts added pursuant to this subclause for any period shall not in the aggregate exceed the greater of (x) $10,000,000 or (y) 5% of the Consolidated EBITDA (calculated without giving effect to this clause or to Section 1.08(c)),

(xiii) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions or insurance in any agreement, to the extent such indemnification or insurance coverage has not been disclaimed or denied and is reasonably expected to be paid within 180 days of any claim made therefor (provided that if such expenses are not reimbursed within such 180 day period, for purposes of calculating Consolidated EBITDA for any fiscal period in which an addback pursuant to this clause (xiii) has been taken, Consolidated EBITDA shall be re-calculated going forward excluding the addback pursuant to this clause (xiii) for such period),

(xiv) any proceeds from business interruption, casualty or liability insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income, and

(xv) non-cash expenses, charges and accruals for and reserves in respect of any charges, costs or expenses related to Pension Agreements, minus,

(b) without duplication and to the extent included in Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining Consolidated Interest Charges), (ii) income, profits or capital gains tax credits, (iii) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents a reversal of an accrual or reserve for potential cash loss that was deducted and not added back to Consolidated EBITDA in any prior period) (provided that any cash received with respect to any non-cash items of income (other than extraordinary gains) for any prior period shall be added to the computation of Consolidated EBITDA), (iv) (A) any unusual or non-recurring income or gains not to exceed amounts that can be added back to Consolidated EBITDA pursuant to subclause (a)(vii) or (B) extraordinary income or gains, in each case, including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sale of assets outside of the ordinary course of business, (v) any other non-cash income arising from the cumulative effect of changes in accounting principles, (vi) provision for environmental restoration and remedial actions for continuing operations added back pursuant to clause (a)(iv) of this definition to the extent actually paid in cash, (vii) income and gains in respect of Pension Agreements and (viii) cash payments in respect of Pension Agreements, made in the period for which Consolidated EBITDA is being calculated.

Notwithstanding anything herein to the contrary, for purposes of calculating Consolidated EBITDA for any period of four Fiscal Quarters ending prior to June 30, 2014, Consolidated EBITDA for such period of four Fiscal Quarters shall be deemed to be (i) in the case of the period ended December 31, 2012, $73 million, (ii) in the case of the period ended March 31, 2013, $51 million and (iii) in the case of the period ended June 30, 2013, $62 million.

“Consolidated Interest Charges” means, for any Measurement Period, all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements, but excluding (x) any interest paid, directly or indirectly, to any Loan Party by the Borrower and its Restricted Subsidiaries, (y) any non-cash or deferred interest and financing costs (including any legal and accounting costs, fees on account of bridge, commitment and other financings, any non-cash accretion or accrual of discounted liabilities not constituting Indebtedness, all as determined on a consolidated basis in accordance with GAAP) and (z) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses, including expenses resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting and/or fresh start accounting in connection with any acquisition.

“Consolidated Net Income” means, as of any date of determination, the net income of the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded:

(a) the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends, distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or any of its wholly owned Restricted Subsidiaries during such period,

(b) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or any Restricted Subsidiary in the form of dividends or similar distributions,

(c) the income (or loss) of any Person during such Measurement Period and accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or any of the Borrower’s Restricted Subsidiaries or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries (but only the portion attributable to such Person or assets prior to the dates it became or is merged or consolidated with the Borrower or any Restricted Subsidiary or the assets were so acquired),

(d) any after-tax effect of gains or losses attributable to Dispositions or other dispositions or transfers of assets, in each case other than in the ordinary course of business, and discontinued operations or disposal of discontinued operations, as determined in good faith by the Borrower,

(e) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in such Person’s consolidated financial statements (including to property, equipment, inventory and other assets) pursuant to GAAP resulting from the application of purchase accounting and/or fresh start accounting in relation to the Transactions, the Plan of Reorganization or any consummated acquisition or the amortization or write-off of any amounts thereof (including the impact on net income (or loss) arising from mark-to-market adjustments with respect to earn-outs), net of taxes,

(f) (i) any non-cash compensation expense recorded from grants or periodic remeasurement of stock appreciation or similar rights, stock options, restricted stock or other rights and any cash charges associated with the rollover, acceleration, or payout of capital stock by management of the Borrower in connection with the Transactions and (ii) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the common equity capital of the Borrower,

(g) any after-tax effect of income (or loss) from the early extinguishment of obligations under Hedging Agreements or other derivative instruments, or Indebtedness,

(h) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation or law applicable to such Subsidiary,

(i) accruals and reserves and gains, losses or charges with respect to, or relating to, the UK Pension Settlement Agreement and the completion and implementation of the transactions contemplated thereby and in relation thereto, and

(j) accruals and reserves that are established or adjusted within eighteen (18) months of the Closing Date that are so required to be established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of a modification of accounting policies.

“Consolidated Working Capital” means at any date, the excess of Consolidated Current Assets on such date less Consolidated Current Liabilities on such date; provided that the net effect on Consolidated Working Capital resulting from changes in Consolidated Current Assets and Consolidated Current Liabilities caused by the consummation of the UK Pension Settlement Agreement, and the completion and implementation of the transactions contemplated thereby and in relation thereto, shall be excluded when calculating Consolidated Working Capital for the purposes of the definition of Excess Cash Flow.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power or by contract. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means any Controlled DDA Account or Controlled Lock Box Account.

“Controlled DDA Accounts” has the meaning set forth in Section 5.12(b).

“Controlled Lock Box Accounts” has the meaning set forth in Section 5.12(b).

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender, (ii) the Administrative Agent, (iii) each Joint Lead Arranger, (iv) any other Person (including, if applicable, Affiliates of Lenders) to whom Obligations are owing and (v) the successors and permitted assigns of each of the foregoing and (b) collectively, all of the foregoing.

“Currency and Commodity Hedging Agreement” means any foreign currency exchange agreement, commodity price protection agreement or other currency exchange rate or commodity price hedging arrangement.

“DDAs” means any checking, savings or other demand deposit account maintained by a Loan Party.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived hereunder, become an Event of Default.

“Defaulting Lender” means, at any time, a Lender as to which the Administrative Agent has notified the Borrower that a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Deposit Account” has the meaning set forth in the Security Agreement.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with a Disposition made pursuant to Section 6.05(c) that is so designated as Designated Non-Cash Consideration on the date received pursuant to a certificate of a Responsible Officer of Borrower, setting forth the basis of such valuation.

“DIP ABL Credit Agreement” means the Amended and Restated Debtor in Possession Credit Agreement, originally dated as of January 20, 2012 and Amended and Restated as of March 22, 2013, by and among Eastman Kodak Company, as Debtor and Debtor-in-Possession, as borrower, the U.S. subsidiaries of Eastman Kodak Company parties thereto, the lenders named therein, Citicorp North America, Inc., as Agent and Co-Collateral Agent, and Wells Fargo Capital Finance, LLC, as Co-Collateral Agent, as amended, amended and restated, supplemented and modified from time to time prior to the date hereof.

“DIP Term Loan Credit Agreement” means the Debtor-in-Possession Loan Agreement dated as of March 22, 2013 (as amended, modified or supplemented from time to time prior to the date hereof), by and among Eastman Kodak Company, as borrower, the guarantors party thereto, the lenders party thereto, and Wilmington Trust, National Association, as administrative agent and as collateral agent, as amended, amended and restated, supplemented and modified from time to time prior to the date hereof.

“DIP Credit Facilities” means the credit facilities made available under the DIP Term Loan Credit Agreement and the DIP ABL Credit Agreement.

“Disbursement Accounts” means the deposit accounts (other than Excluded Accounts) used by the Loan Parties for disbursements and payments (other than payroll) in the ordinary course of business; provided that in no event shall the aggregate amount on deposit in the Disbursement Accounts exceed the estimated amount expected for disbursements and payments by such Loan Parties and any fees in respect of such amount.

“Disclosure Statement” means that certain First Amended Disclosure Statement for Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated June 27, 2013.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of related transactions, of any property (including any Equity Interests) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable.

“Disqualified Institution” means (i) those Persons identified to the Administrative Agent and the Lenders in writing on the Closing Date and (ii) Competitors and their Affiliates that are not a Bona Fide Debt Fund identified to the Administrative Agent and the Lenders in writing (it being understood that the Borrower shall be permitted to supplement the list of Competitors and Affiliates in writing after the date hereof to the extent such supplemented Person becomes a Competitor (or an Affiliate of a Competitor) so long as such supplemented Person is not a Bona Fide Debt Fund). Any supplement shall be made available to the Lenders and shall become effective three (3) Business Days after delivery to the Administrative Agent. Notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional Loans or participations or other interest in Loans.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) except as set forth in the proviso hereto, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the 91st day after the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Maturity Date; provided that (i) only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; (ii) if such Equity Interests are issued to any plan for the benefit of employees of the Borrower or any Restricted Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or any Restricted Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and (iii) such Equity Interest may by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) become mandatorily redeemable or redeemable at the option of the holder thereof upon the occurrence of a change in control or Disposition subject to payment in full in cash of all Obligations (other than contingent indemnification obligations not then due and owing).

“Dollars” and the symbol “$” mean the lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is not a Foreign Subsidiary.

“ECF Percentage” means 75%; provided that with respect to any fiscal year of the Borrower, the ECF Percentage shall be reduced to (a) 50% if the Secured Leverage Ratio as of the last day of such fiscal year is less than 3.00:1.00 but greater than or equal to 2.50:1.00, (b) 25% if the Secured Leverage Ratio as of the last day of such fiscal year is less than 2.50:1.00 but greater than or equal to 2.25:1.00 and (c) 0% if the Secured Leverage Ratio as of the last day of such fiscal year is less than 2.25:1.00.

“ECF Prepayment” has the meaning set forth in Section 2.07(b).

“Eligible Assignee” means (a) a Lender or any Affiliate of a Lender; (b) an Approved Fund; and (c) any other Person approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval under clauses (i) and (ii) not to be unreasonably withheld or delayed); provided that approval of the Borrower shall be deemed to have been given pursuant to clause (c)(ii) with respect to any potential assignee if it shall not have responded to an approval request with respect thereto within ten (10) Business Days of receipt thereof; provided further that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) a Disqualified Institution without the prior written consent of the Borrower, (B) a natural person or (C) a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

“Engagement Letter” means that certain Engagement Letter dated as of June 19, 2013 between the Joint Lead Arrangers, the Administrative Agent and the Borrower (as amended, supplemented or otherwise modified from time to time).

“Environmental Laws” means all laws (statutory or common), rules, regulations, codes, ordinances, orders, decisions, decrees, judgments, injunctions, permits, or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the pollution or protection of the environment (including indoor air quality) or to human health and safety as it relates to

Hazardous Material handling or exposure or to the preservation or reclamation of natural resources, including those relating to the management, Release or threatened Release of or exposure to any Hazardous Material.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense or cost, contingent or otherwise (including any liability for costs of Remedial Actions, or natural resource damages, administrative oversight costs, and indemnities), of or related to the Borrower or any Subsidiary (including any predecessor for whom the Borrower or any Subsidiary bears liability contractually or by operation of law) arising under or relating to any Environmental Law, including those resulting from or based upon (a) any compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment (including as related to indoor air quality) or (e) any of the foregoing for which liability is assumed or imposed by any contract or agreement.

“Equity Interests” means, as to any Person, all of the authorized shares of capital stock of (or other ownership or profit interests in) such Person, including all classes of common and preferred capital stock, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, membership or trust interests therein), rights to receive distributions of cash and other property, and to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether voting or nonvoting, whether or not such interests include rights entitling the holder thereof to exercise control over such Person, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that notwithstanding the foregoing, no Indebtedness shall constitute Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any entity, whether or not incorporated, that is under common control with the Borrower and any Restricted Subsidiary within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which the Borrower or any Restricted Subsidiary is a member; (c) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which the Borrower or any Restricted Subsidiary is a member; and (d) with respect to the Borrower or an Restricted Subsidiary, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Borrower or Restricted Subsidiary, any corporation described in clause (b) above or any trade or business described in clause (c) above is a member. Any former ERISA Affiliate of the Borrower or a Restricted Subsidiary shall continue to be considered an ERISA Affiliate of the Borrower or the Restricted Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or a Restricted Subsidiary and with respect to liabilities arising after such period for which the Borrower or Restricted Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (a) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any Reportable

Event; (d) the failure of the Borrower or any Restricted Subsidiary or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (g) the occurrence of any event or condition which constitutes grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (h) the receipt by the Borrower, any Restricted Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the failure by the Borrower, a Restricted Subsidiary or any of their ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the incurrence by the Borrower, a Restricted Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Pension Plan or Multiemployer Plan; (k) the receipt by the Borrower, any Restricted Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Restricted Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA) or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (l) the failure by the Borrower, any Restricted Subsidiary or any of their ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (m) the withdrawal by the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (n) the imposition of liability on the Borrower or any of their respective ERISA Affiliates pursuant to Section 4062(e) (except as may occur as a result of the transactions contemplated by the UK Pension Settlement Agreement solely to the extent that (x) they relate to the transactions contemplated by the UK Pension Settlement Agreement that have been consummated within fifteen (15) days of the Closing Date and (y) the Borrower and its Subsidiaries shall have no liability pursuant to Section 4062(e) following such consummation) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (o) the occurrence of an act or omission which could give rise to the imposition on the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan; (p) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates in connection with any Plan; (q) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan (or any other Plan) to qualify for exemption from taxation under Section 501(a) of the Code; or (r) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

“Euro” means the lawful single currency of participating member states of the European Monetary Union.

“Event of Default” has the meaning set forth in Section 7.01.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income (excluding any non-cash charge to the extent it represents an accrual or reserve for a potential cash charge in any future period provided that the payment thereof in such future period shall be added to Excess Cash Flow in such future period), (iii) decreases in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, and (v) expenses, charges and accruals for and reserves in respect of any charges, costs or expenses related to Pension Agreements, to the extent deducted in arriving at such Consolidated Net Income; over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures (except under the ABL Agreement) or amounts reinvested pursuant to Section 2.07(b)(v)), (iii) the aggregate amount of all prepayments of ABL Loans during such fiscal year to the extent accompanying permanent optional reductions of the commitments in respect thereof, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Loans and the First Lien Loans) and Capital Lease Obligations of the Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) the aggregate amount of cash payments made by the Borrower or any Restricted Subsidiary during such period pursuant to Section 6.08(a)(iv) using Internally Generated Cash, (viii) the aggregate amount of Investments made in cash by the Borrower or any Restricted Subsidiary pursuant to Section 6.04(c)(ii), (h) or (n) during such period using Internally Generated Cash, (ix) the aggregate amount of cash fees, costs and expenses relating to the Transactions, to the extent not expensed and deducted in calculating Consolidated Net Income, (x) losses, charges and expenses related to internal software development that are capitalized but could have been expensed under alternative accounting policies in accordance with GAAP, plus (xi) Net Proceeds to the extent constituting Consolidated Net Income and to the extent the Borrower has used or intends to use such Net Proceeds to either prepay the Loans or reinvest in assets used or usable in its business, in each case, pursuant to and in compliance with Section 2.07(b), (xii) to the extent included in arriving at Consolidated Net Income, net realized gains (or minus net realized losses) on swap agreements or other derivative instruments, (xiii) cash indemnity payments received pursuant to indemnification provisions in, any Permitted Acquisition or any other Investment permitted under this Agreement, in each case that resulted in an increase to Consolidated Net Income (up to the amount of such increase), (xiv) cash payments made by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow period in respect of long term liabilities of Borrower and such Restricted Subsidiaries (other than Indebtedness) to the extent funded from Internally Generated Cash, (xv) without duplication of amounts deducted in arriving at such Consolidated Net Income or deducted from Excess Cash Flow in prior Excess Cash Flow periods, to the extent so elected by Borrower pursuant to a certificate of a Responsible Officer of the Borrower delivered to Administrative Agent, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries in respect of Permitted Acquisitions, Investments pursuant to 6.04(c)(ii), (h) or (n) or Capital Expenditures permitted to be made hereunder, pursuant to binding contracts entered into prior to or during such Excess Cash Flow, which payments are required to be made during the first subsequent Excess Cash Flow period, (xvi) cash payments in respect of the reverse earn-out payment and purchase price adjustments, in each case, relating to the UK Pension Settlement Agreement; provided that any amount so deducted shall not be deducted again in a subsequent Excess Cash Flow period, (xvii) income and gains in respect of Pension Agreements and (xviii) cash payments in respect of Pension Agreements made in the period for which Excess Cash Flow is being calculated.

“Excess Cash Flow Period” means each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2014, for which financial statements have been delivered in accordance with Section 5.01(a).

“Excluded Accounts” means any and all of the (i) payroll, employee benefits, healthcare, escrow, fiduciary, defeasance, redemption, trust, tax and other similar accounts, (ii) “zero balance” accounts from which balances are swept daily to a Controlled Account, (iii) other accounts prohibited by Applicable Law from being pledged to, or having a security interest therein granted to, a third party, (iv) the Professional Fee Escrow Account and (v) other accounts of the Loan Parties (other than DDAs and other accounts into which customer or other third party payments in respect of the Collateral are scheduled to be or regularly made) with aggregate balances for all such accounts under this clause (v) of less than $5,000,000.

“Excluded Subsidiary” means (i) any Immaterial Subsidiary, (ii) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary, (iii) any Captive Insurance Subsidiary, (iv) any Domestic Subsidiary that has no material assets other than Equity Interests in one or more Subsidiaries that are “controlled foreign corporations” (“CFC’s”) within the meaning of Section 957 of the Code (a “Qualified CFC Holding Company”), (v) any Foreign Subsidiary, (vi) any direct or indirect Subsidiary of a CFC or Qualified CFC Holding Company, (vii) any Unrestricted Subsidiary, (viii) any Subsidiary that is prohibited by Applicable Law from Guaranteeing the Obligations and (ix) any other Subsidiary to the extent the Administrative Agent and the Borrower agree that the provision of a Guaranty by such Subsidiary of the Obligations would result in a material adverse tax consequence; provided that, notwithstanding the foregoing, any Subsidiary that provides a guarantee in respect of the ABL Loan Documents or the First Lien Loan Documents shall not be an Excluded Subsidiary hereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.15(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 2.13(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning set forth in Section 3.17.

“Extended Loan” has the meaning set forth in Section 2.16(a)(i).

“Extension” has the meaning set forth in Section 2.16.

“Extension Offer” has the meaning set forth in Section 2.16.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next one-one hundredth of one percent (1/100 of 1%)) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next one-one hundredth of one percent (1/100 of 1%)) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means those certain Fee Letters, dated as of June 19, 2013 among the Borrower and the Joint Lead Arrangers party thereto.

“Financial Officer” of any Person (other than a natural person) means the chief financial officer, president, chief executive officer, treasurer or controller or any other officer of such Person designated or authorized by any of the foregoing.

“Financial Statements” has the meaning set forth in Section 5.01(b).

“First Lien Agent” means the “Senior Term Loan Agent”, as defined in the Intercreditor Agreement.

“First Lien Agreement” means (i) that certain Senior Secured First Lien Term Loan Credit Agreement, dated as of the Closing Date, by and among the Borrower, the First Lien Agent, the lenders identified therein and the other agents identified therein, as amended, restated, modified, or supplemented from time to time to the extent permitted by this Agreement and the Intercreditor Agreement and (ii) any other replacement, refinancing, restructuring, extension, renewal or refinancing thereof (in each case whether through one or more credit facilities or other debt issuances pursuant to the agreement set forth in subclause (i) or any other agreement, contract or indenture, including any such replacement or refinancing facility or indenture that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof) to the extent permitted by this Agreement and the Intercreditor Agreement.

“First Lien Facility” means the term loan credit facility made available pursuant to the First Lien Agreement.

“First Lien Incremental Equivalent Debt” has the meaning set forth for “Incremental Equivalent Debt” in the First Lien Agreement as of the date hereof.

“First Lien Lenders” means the lenders under the First Lien Agreement.

“First Lien Loan” means a loan made by the First Lien Lenders under the First Lien Agreement.

“First Lien Loan Documents” has the meaning set forth for “Loan Documents” (or any comparable term) in the First Lien Agreement.

“Fiscal Month” means each calendar month.

“Fiscal Quarter” means each three-month period of the Borrower ending on March 31, June 30, September 30 or December 31 of any year.

“Flood Insurance Laws” means, collectively, the following (in each case as now or hereafter in effect or any successor statute thereto): (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994 and (iv) the Flood Insurance Reform Act of 2004.

“Foreign Assets Control Regulations” has the meaning set forth in Section 3.17.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-US law that is maintained or contributed to by the Borrower, any Restricted Subsidiary, any ERISA Affiliate or any other entity related to the Borrower on a controlled group basis.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by the Borrower, any Restricted Subsidiary, or any ERISA Affiliate or any other entity related to a Restricted Subsidiary on a controlled group basis.

“Foreign Plan Event” means, with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) except for any such failure prior to the Closing Date in relation to the UK Pension Scheme, the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary” means any Subsidiary organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans and the First Lien Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“German Security Agreement” means any Security Document which is governed by German law.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local or other, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any contractual arrangement, including, but not limited to, any acquisition, Capital Expenditure, investment or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee by a person shall be deemed to be an amount equal to the stated amount or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Guarantors” means, collectively, each of the Loan Parties identified as a “Guarantor” under the Security Agreement, in such capacity.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances or materials, and all wastes, pollutants or contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, lead, polychlorinated biphenyls, toxic mold, radon gas, infectious or medical wastes, and all other substances or materials of any nature regulated pursuant to any Environmental Law due to their hazardous, toxic or deleterious properties or characteristics.

“Hedging Agreement” means any Currency and Commodity Hedging Agreement or Interest Rate Hedging Agreement.

“HMRC” means Her Majesty’s Revenue & Customs.

“Immaterial Foreign Subsidiary” means each Restricted Subsidiary that is a Foreign Subsidiary designated in writing by the Borrower to the Administrative Agent as an Immaterial Foreign Subsidiary; provided that (a) an Immaterial Foreign Subsidiary shall not at the time of designation have net sales for any Fiscal Quarter or total assets as of the last day of any Fiscal Quarter in an amount that is equal to or greater than 5.0% of the net sales or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for, or as of the last day of, such Fiscal Quarter determined as of the date of the most recent financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b), as the case may be, and (b) Immaterial Foreign Subsidiaries, when taken together with all other Immaterial Foreign Subsidiaries, at the time of designation shall not have net sales for any Fiscal Quarter or total assets as of the last day of any Fiscal Quarter in an amount that is equal to or greater than 5.0% of the net sales or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for, or as of the last day of, such Fiscal Quarter determined as of the date of the most recent financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b), as the case may be; provided that, if for any subsequent Fiscal Quarter the conditions above would not be met if the Borrower were designating such Subsidiary as an Immaterial Foreign Subsidiary at such time, the Borrower will promptly designate in writing to the Administrative Agent the Foreign Subsidiaries which will cease to be treated as “Immaterial Foreign Subsidiaries” in order to comply with the foregoing conditions.

“Immaterial Subsidiary” means each Restricted Subsidiary designated in writing by the Borrower to the Administrative Agent as an Immaterial Subsidiary; provided that Immaterial Subsidiaries, when taken together with all other Immaterial Subsidiaries and all Unrestricted Subsidiaries, at the time of designation shall not have net sales for any Fiscal Quarter or total assets as of the last day of any Fiscal Quarter in an amount that is equal to or greater than 7.5% of the net sales or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for, or as of the last day of, such Fiscal Quarter determined as of the date of the most recent financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b), as the case may be; provided that if for any subsequent Fiscal Quarter the conditions above would not be met if the Borrower were designating such Subsidiary as an Immaterial Subsidiary at such time, the Borrower will promptly designate in writing to the Administrative Agent the Subsidiaries which will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing conditions. Any Restricted Subsidiary that is a Guarantor shall not be deemed an Immaterial Subsidiary and shall be excluded from the calculations above.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business and accrued expenses and (ii) any earn-out obligations, except to the extent not paid after becoming due and payable or such obligations appear as a liability on the balance sheet of such Person in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but only to the extent of such Lien, and only to the extent of the lesser of the fair market value of the property secured by the Lien and the amount of Indebtedness, (f) all Guarantees by such Person of Indebtedness set forth in subclauses (a)-(e) and (g)-(k), (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) the obligations of such Person in respect of any Hedging Agreement and (k) all Disqualified Stock of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor (but only for the portion so liable). For purposes of determining Indebtedness, (x) the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time and (y) in no event shall obligations under any Hedging Agreement be deemed “Indebtedness” for calculating any financial ratio (or component thereof).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.12.

“Insolvent” means with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, by and among the Administrative Agent, the First Lien Agent, the ABL Agent and the Loan Parties, as amended, amended and restated, supplemented, modified, replaced, restructured, extended, renewed or refinanced and in effect from time to time.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each calendar quarter and the Maturity Date and (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date.

“Interest Period” means, with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or any period of 12 months or less agreed to by the Administrative Agent and all Lenders at the request of Borrower), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Hedging Agreement” means any interest rate protection agreement or other interest rate hedging arrangement.

“Internally Generated Cash” means, with respect to any period, any cash of the Borrower or any Restricted Subsidiary generated during such period, excluding Net Proceeds and any cash that is received from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Investments” shall have the meaning set forth in Section 6.04.

“IRS” means the United States Internal Revenue Service.

“Joint Lead Arrangers” means the Lead Arranger, Barclays Bank PLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Lead Arranger” means J.P. Morgan Securities LLC.

“Lease” means any agreement pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender” shall have the meaning set forth in the preamble hereto.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is determined or adjudicated to be insolvent by a Governmental Authority, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in any Lender or its Parent Company by a Governmental Authority or an instrumentality thereof.

“LIBO Rate” means with respect to any LIBOR Loan for any Interest Period, the London interbank offered rate as administered by the British Bankers Association (or any successor thereto or other Person that takes over the administration of such rate, including the New York Stock Exchange) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period; provided that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBO Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time. Notwithstanding the foregoing, the LIBO Rate shall not be less than 1.25% per annum.

“LIBOR” means, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means, with respect to any asset (other than securities), (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to constitute a Lien solely as a result of a change in GAAP after the Closing Date.

“Loan Account” has the meaning set forth in Section 2.04(a).

“Loan Documents” means this Agreement, the Account Control Agreements, the Lock Box Agreements, the Security Documents, the Intercreditor Agreement and any other instrument or agreement now or hereafter executed and delivered by a Loan Party in connection herewith, each as amended, restated, modified, replaced and supplemented and in effect from time to time.

“Loan Parties” means the Borrower and each Domestic Subsidiary initially as listed on Annex A, and each Domestic Subsidiary made a party hereto pursuant to Section 5.10.

“Loan Transactions” means (i) the execution, delivery and performance by the Borrower of this Agreement and the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof, (ii) the execution, delivery and performance by each Loan Party of the First Lien Agreement and other First Lien Loan Documents to which it is to be a party, the borrowing of First Lien Loans, the use of the proceeds thereof and (iii) the execution, delivery and performance by each Loan Party of the ABL Agreement and other ABL Loan Documents to which it is to be a party, the borrowing of ABL Loans, the use of the proceeds thereof and the issuance or deemed issuance of letters of credit thereunder.

“Loans” means the Term Loans and any other loans made hereunder.

“Lock Box” has the meaning set forth in Section 5.12(a).

“Lock Box Agreement” means, with respect to any Lock Box established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, establishing Control (as defined in the Security Agreement) of such Lock Box by the ABL Agent, the First Lien Agent or the Administrative Agent, in accordance with the Security Agreement and the Intercreditor Agreement.

“Margin Stock” shall have the meaning set forth in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents to which they are a party or (c) the rights of the Lenders or the Administrative Agent under any Loan Document.

“Material First-Tier Foreign Subsidiary” means any Foreign Subsidiary or Qualified CFC Holding Company that is owned directly by or on behalf of the Borrower or any Guarantor and is not an Immaterial Foreign Subsidiary.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of (i) the Borrower and its Restricted Subsidiaries that are Domestic Subsidiaries in an aggregate principal amount exceeding $27,500,000 (or its equivalent) or (ii) the Restricted Subsidiaries of the Borrower that are Foreign Subsidiaries in an aggregate principal amount exceeding $55,000,000 (or its equivalent); provided that, notwithstanding the foregoing, Indebtedness incurred pursuant to the ABL Agreement or the First Lien Agreement or any refinancing of the foregoing shall be deemed to be Material Indebtedness.

“Material Subsidiary” means any Restricted Subsidiary other than an Immaterial Subsidiary or an Immaterial Foreign Subsidiary, provided that, if all Material Subsidiaries taken together shall have net sales for any Fiscal Quarter or total assets as of the last day of any Fiscal Quarter in an amount that is equal to less than 92.5% of the net sales or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for, or as of the last day of, such Fiscal Quarter determined as of the date of the most recent financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b), as the case may be, the Borrower will promptly designate in writing to the Administrative Agent the Subsidiaries which will, solely for purposes of this definition, cease to be treated as “Immaterial Subsidiaries” or “Immaterial Foreign Subsidiaries” in order to comply with the foregoing conditions.

“Maturity Date” means September 3, 2020 (or in the case of any Extended Loans, the maturity date related to such Extended Loans as such date may be extended pursuant to Section 2.16).

“Maximum Rate” has the meaning set forth in Section 9.13.

“Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters for which Financial Statements have been delivered or are required to be delivered (or, with respect to determinations to be made prior to the delivery of the first set of Financial Statements, the most recently completed four Fiscal Quarters ended at least thirty (30) days prior to the Closing Date).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage(s)” means each and every fee mortgage or deed of trust, security agreement and assignment by and between the Loan Party owning the Real Estate encumbered thereby in favor of the Administrative Agent, and in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgage Policies” has the meaning set forth in the definition of Real Estate Requirements.

“Mortgaged Properties” means the owned Real Estate listed on Schedule 1.01(B) attached hereto and any Real Estate that becomes subject to a Mortgage pursuant to Section 5.11(b).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, a Restricted Subsidiary or an ERISA Affiliate contributes or is obligated to contribute.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Restricted Subsidiary or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means, with respect to any event (a) the cash proceeds actually received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all costs, fees and out-of-pocket fees, commissions, charges and expenses (including fees, costs and expenses related to appraisals, surveys, brokerage, finder, underwriting, arranging, legal, investment banking, placement, printing, auditor, accounting, title, environmental (including remedial expenses), title exceptions and encumbrances, and finder’s fees, success fees or similar fees and commissions) paid or payable by the Borrower and the Restricted Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a casualty or a condemnation or similar proceeding), the amount of all payments required to be made (or required to be escrowed) by the Borrower and the Restricted Subsidiaries as a result of such event to repay (or establish an escrow, trust, defeasance, discharge or redemption account or similar arrangement for the repayment of) Indebtedness (other than the Obligations) secured by a Lien prior to the Lien of the Administrative Agent on such asset (provided that if any amounts in such accounts or subject to such agreements are released to the Borrower and its Restricted Subsidiaries, such amounts shall constitute Net Proceeds upon release), (iii) the amount of all taxes (including transfer tax and recording tax) paid (or reasonably estimated to be payable) by the Borrower and the Restricted Subsidiaries, and the amount of any reserves established by the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer or other Financial Officer of the Borrower), (iv) in respect of any casualty or condemnation, any amounts paid to the Borrower or any Restricted Subsidiary related to the casualty or condemnation or Recovery Event, and (v) all other amounts deposited in trust or escrow or paid for the benefit of any third party or to which any third party may be entitled in connection with such event; provided that any such amounts returned to the Borrower or any Restricted Subsidiary shall constitute Net Proceeds when actually received. All amounts received under the UK Pension Settlement Agreement and the transactions contemplated thereby and in relation thereto shall be deemed not to be Net Proceeds.

“Non-Consenting Lender” has the meaning set forth in Section 9.02(c).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” has the meaning set forth in the Security Agreement.

“Other Connection Taxes” means, with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the economic or voting Equity Interests of such Lender.

“Participant” has the meaning set forth in Section 9.04(d); provided that in no circumstance shall a Disqualified Institution be a Participant.

“Participant Register” has the meaning set forth in Section 9.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Agreements” means defined benefit pension plans and defined benefit postretirement plans as defined by Accounting Standards Codification 715, Compensation - Retirement Benefits.

“Pension Plan” means any employee benefit plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) which is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (i) which is or was sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates or (ii) with respect to which has the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates has any actual or contingent liability. For the avoidance of doubt, the UK Pension Scheme is not a Pension Plan.

“Permitted Acquisitions” has the meaning set forth in Section 6.04(h).

“Permitted Encumbrances” means:

(b) liens imposed by law for Taxes, assessments and governmental charges or claims that are not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(c) carriers’, landlord’s, warehousemen’s, mechanics’, materialmen’s, brokers’, suppliers’ and repairmen’s liens, statutory liens of banks and rights of setoff and other Liens, in each case, imposed by law (other than obligations imposed pursuant to Section 303(k) or 4068 of ERISA or Section 430(k) of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.05;

(d) pledges or deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, healthcare and other social security laws or regulations;

(e) (i) liens, pledges and deposits to secure the performance of bids, tenders, trade contracts or leases, (ii) deposits to secure public or statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature or deposits as security for contested Taxes or import duties or for the payment of rent, in each case in the ordinary course of business and (iii) utility deposits made in the ordinary course of business;

(f) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(g) leases or subleases granted to others in the ordinary course of business, survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, gas lines, water, cable, television, telegraph and telephone lines and other similar purposes, zoning restrictions, or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Borrower or the Restricted Subsidiaries;

(h) encumbrances on assets disposed or to be disposed in a disposition permitted by Section 6.05 or created by an agreement(s) providing for such permitted disposition;

(i) any (i) reversionary interest or title of lessor or sublessor under any Lease, (ii) Lien, easement, restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject, (iii) subordination of the interest of the lessee or sublessees under such Lease to any Lien, restriction or encumbrance referred to in the preceding clause (ii), (iv) lease or sublease of real property granted to others in the ordinary course of business, (v) non-exclusive license or sublicense, release, immunity or covenant not to sue with respect to intellectual property granted to others in the ordinary course of business or in connection with the settlement of any litigation, threatened litigation or other dispute, or (vi) license, sublicense, release, immunity or covenant not to sue encumbering intellectual property acquired by the Borrower or any of its Restricted Subsidiaries;

(j) Liens arising from filing Uniform Commercial Code financing statements relating solely to the leased asset or consignments or operating leases entered into by the Borrower in the ordinary course of business; and

(k) encumbrances referred to in Schedule 1.01(C) of the Mortgage Policies insuring the Mortgages.

“Permitted Holders” means GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund LTD., GSO Credit-A Partners LP, GSO Palmetto Opportunistic Investment Partners LP, FS Investment Corporation, Locust Street Funding LLC, FS Investment Corporation II, Blue Mountain Credit Alternatives Master Fund L.P., Bluemountain Credit Opportunities Master Fund I L.P., Bluemountain Timberline LTD., Bluemountain Strategic Credit Master Fund L.P., Bluemountain Kicking Horse Fund L.P., Bluemountain Long/Short Credit Master Fund L.P., Bluemountain Distressed Master Fund L.P., Bluemountain Long Short Grasmoor Fund LTD., Bluemountain Long/Short Credit and Distressed Reflection Fund P.L.C., A Sub-Fund of AAI Bluemountain Fund P.L.C., George Karfunkel, United Equities Commodities Company, Momar Corporation and Contrarian Funds, LLC and any Affiliate of any of the foregoing.

“Permitted Receivables Documents” means all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” means one or more transactions by the Borrower or any of its Restricted Subsidiaries pursuant to which the Borrower or such Restricted Subsidiary may sell, convey or otherwise transfer to one or more Special Purpose Receivables Subsidiaries or to any other person, or may grant a security interest in, any Receivables Assets (whether now existing or arising in the future) of the Borrower or such Restricted Subsidiary, and any assets related thereto including all contracts and all guarantees or other obligations in respect of such Receivables Assets, the proceeds of such Receivables Assets and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with sales, factoring or securitizations involving Receivables Assets; provided that (a) recourse to the Borrower and its Restricted Subsidiaries (other than the Special Purpose Receivables Subsidiary) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Borrower or any Restricted Subsidiary (other than a Special Purpose Receivables Subsidiary)) and (b) the aggregate Receivables Net Investment shall not exceed $27,500,000 at any time.

“Permitted Refinancings” means any refinancings, restructurings, refundings, renewals, extensions or replacements of Indebtedness from time to time or at any time, in whole or in part, at the same time or at different times (any such refinancing, restructuring, refunding, renewal, extension or replacement Indebtedness, the “Refinancing Indebtedness” and the Indebtedness being so refinanced, restructured, refunded, renewed, extended or replaced, the “Refinanced Indebtedness”) permitted hereunder; provided that (i) principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness (plus unpaid accrued interest and premium thereon and discounts, fees, commissions and expenses in connection therewith), (ii) the Weighted Average Life to Maturity of such Refinancing Indebtedness is not shorter than the Weighted Average Life to Maturity of the Refinanced Indebtedness and the maturity of such Refinancing Indebtedness is not earlier than the Refinanced Indebtedness, (iii) if the Refinanced Indebtedness is contractually subordinated in right of payment to the Obligations, such Refinancing Indebtedness is contractually subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders, in all material respects, as those contained in the documentation governing the Refinanced Indebtedness, taken as a whole, (iv) no Refinancing Indebtedness shall have additional obligors than the Refinanced Indebtedness (unless to the extent otherwise permitted hereunder), (v) such Refinancing Indebtedness shall be unsecured if the Refinanced Indebtedness is unsecured or secured to the extent otherwise permitted hereunder, (vi) if such Indebtedness was secured, such Refinancing Indebtedness is not secured by any additional property or collateral other than (A) property or collateral securing the Refinanced Indebtedness, (B) after-acquired property that is affixed or incorporated into the property covered by the Lien securing such Refinancing Indebtedness or other improvements to such property and (C) proceeds and products thereof, (vii) if any Liens securing the Refinanced Indebtedness are secured by the Collateral on a junior priority basis to the Liens securing the Obligations, the Liens securing the Refinancing Indebtedness shall be secured by the Collateral on a junior priority basis to the Liens securing the Obligations on terms that are at least as favorable to the Secured Parties as those contained in the documentation governing the Refinanced Indebtedness, taken as a whole, (viii) the terms and conditions (including, if applicable, as to collateral) of any such Refinancing Indebtedness are either (A) customary for similar debt financings in light of then-prevailing market conditions (it being understood that such Indebtedness shall not include any financial maintenance covenants and that any negative covenants shall be incurrence-based prior to the latest Maturity Date) or (B) not materially less favorable to the Loan Parties, taken as a whole, than the terms and conditions of the Indebtedness being refinanced, restructured, refunded, renewed, extended or replaced (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Refinancing Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Refinancing Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (viii), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects) and (ix) such Refinancing Indebtedness shall satisfy the Required Debt Conditions if the Refinanced Indebtedness is required to satisfy such conditions under this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning set forth in the recitals hereto.

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which the Borrower, any Restricted Subsidiary or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, Affiliate or in respect of which the Borrower, any Restricted Subsidiary or any ERISA Affiliate has had any actual or contingent liability. For the avoidance of doubt, the UK Pension Scheme is not a Plan.

“Plan Confirmation Order” has the meaning set forth in Section 4.01(p).

“Plan Effective Date” means the “Effective Date” as defined in the Plan of Reorganization.

“Plan of Reorganization” means that certain First Amended Joint Chapter 11 Plan of Reorganization of Eastman Kodak Company and its Debtor Affiliates dated August 21, 2013, as amended, modified or supplemented from time to time in a manner consistent with Section 4.01(o).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Barclays as its prime rate in effect at its principal office in New York, New York; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Professional Fee Escrow Account” has the meaning specified in the Plan of Reorganization. It shall not be subject to the Lien or control of the Administrative Agent.

“Prohibited Transaction” means as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Pro Forma Balance Sheet” has the meaning set forth in Section 3.04(b).

“Pro Forma Basis” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“Qualified Preferred Stock” means, with respect to any Person, any preferred capital stock or preferred equity interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than solely at the direction of the issuer) does not (a) except as set forth in the proviso hereto, mature or becomes mandatorily redeemable prior to the Maturity Date, pursuant to a sinking fund obligation or otherwise; (b) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified Preferred Stock, prior to the Maturity Date; or (c) except as set forth in the proviso hereto, become redeemable at the option of the holder thereof, in whole or in part, prior to the Maturity Date, provided that such preferred capital stock or preferred equity interest, may by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) become mandatorily redeemable or redeemable at the option of the holder thereof upon the occurrence of a change in control or Disposition subject to all Obligations (other than contingent indemnification obligations not then due and owing) having been paid in full in cash.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all Leases, tenancies, and occupancies thereof.

“Real Estate Requirements” means, collectively, each of the following, unless waived by the Administrative Agent in its sole discretion:

(a) The applicable Loan Party shall have executed and delivered to the Administrative Agent a Mortgage with respect to any owned Real Estate, together with an opinion of counsel in each state where such Real Estate is located and an opinion of counsel in the jurisdiction where the applicable Loan Party is organized, in form and substance reasonably satisfactory to the Administrative Agent;

(b) For any Real Estate with respect to which a Mortgage is recorded in accordance with clause (a) hereof, prior to or concurrently with the recording of such Mortgage, the Administrative Agent shall have received fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or marked-up title insurance commitments having the effect of a policy of title insurance (the “Mortgage Policies”) in form and substance, with such endorsements and affirmative coverages as may reasonably be requested by the Administrative Agent (to the extent available at commercially reasonable rates) and in amounts reasonably acceptable to the Administrative Agent (provided that such amounts shall not exceed the estimated fair market value of the applicable mortgaged property, as reasonably estimated by the Borrower, unless otherwise reasonably agreed by the Borrower and the Administrative Agent), issued, coinsured and reinsured (to the extent reasonably required by the Administrative Agent) by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid and subsisting Liens prior and superior in right to any other Person except Liens arising under the First Lien Loan Documents (other than any Liens permitted by Section 6.02) in favor of the Administrative Agent on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, other than the Permitted Encumbrances and any other Liens permitted pursuant to Section 6.02 or otherwise reasonably acceptable to the Administrative Agent;

(c) For any Real Estate with respect to which a Mortgage is recorded in accordance with clause (a) hereof, prior to or concurrently with the delivery of such Mortgage (or such later date, if any, as the Administrative Agent shall agree in writing in its reasonable discretion), the Administrative Agent shall have received American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Administrative Agent or such other form of survey with respect to which the title insurer providing the Mortgage Policies will agree to provide extended coverage; and

(d) For any Real Estate with respect to which a Mortgage is recorded in accordance with clause (a) hereof, prior to delivery of such Mortgage, the applicable Loan Party shall have delivered to the Administrative Agent (i) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination and (ii) in the event any such Real Estate is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, (A) a notice about special flood hazard area status and flood disaster assistance, duly executed by the applicable Loan Party and (B) evidence of flood insurance (which may be in the form of a blanket policy), with a financially sound and reputable insurer, naming the Administrative Agent, as mortgagee, in an amount and otherwise in form and substance reasonably satisfactory to the Administrative Agent and evidence of the payment of premiums in respect thereof.

“Receivables Assets” means accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary.

“Receivables Net Investment” means the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents; provided, however, that, if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Recovery Event” means any payment in respect of any property or casualty insurance claim or any condemnation proceeding.

“Refinanced Indebtedness” has the meaning set forth in the term Permitted Refinancing.

“Refinancing Indebtedness” has the meaning set forth in the term Permitted Refinancing.

“Register” has the meaning set forth in Section 9.04(c).

“Related Business” means any business which is the same as or related, ancillary or complementary to, or a reasonable extension or expansion of, any of the businesses of the Borrower and its Restricted Subsidiaries on the Closing Date.

“Related Business Assets” means any property, plant, equipment or other assets (excluding assets that are qualified as current assets under GAAP) to be used or useful by the Borrower or a Restricted Subsidiary in a Related Business or capital expenditures relating thereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the migration of any Hazardous Material through the air, soil, surface water or groundwater.

“Remedial Action” means (a) all actions taken under any Environmental Law to (i) clean up, remove, remediate, contain, treat, monitor, assess or evaluate Hazardous Materials present in, or threatened to be Released into, the environment, (ii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities or (b) any response actions authorized by 42 U.S.C. 9601 et. seq. or analogous state law.

“Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than (a) those events as to which notice is waived pursuant to 29 C.F.R. Section 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future) or (b) except as may occur as a result of the transactions contemplated by the UK Pension Settlement Agreement so long as the Borrower and its Subsidiaries have no liability with respect thereto and only with respect to the portion of the transactions contemplated by the UK Pension Settlement Agreement that have not been consummated as of the Closing Date.

“Required Debt Conditions” means that any applicable Indebtedness (i) does not have any scheduled amortization payments, mandatory redemptions or sinking fund obligations or mandatory prepayments (including cash flow sweeps) on or prior to the date that is 91 days after the latest maturity date then in effect with respect to the Loans at the time such Indebtedness is incurred (other than customary offers to purchase upon a change of control, asset sale or event of loss, customary acceleration rights after an event of default and payments required to prevent any such Indebtedness from being treated as an “applicable high yield discount obligation” with the meaning of Section 163(i) of the Code, or any successor provision thereto), (ii) does not mature prior to the date that is 91 days after the latest maturity date then in effect with respect to the Loans at the time such Indebtedness is incurred, (iii) does not have financial maintenance covenants, (iv) does not have a definition of “Change in Control” (or any other defined term having a similar purpose) that is materially more restrictive than the definition of Change in Control set forth herein and (v) does not otherwise have covenants or events of default that are, taken as a whole, materially more favorable to the holders of such Indebtedness than those set forth in this Agreement.

“Required Lenders” means, at any time, Lenders having Loans (and, prior to the making of the Loans pursuant to Section 2.01, Commitments), representing greater than fifty percent (50%) of the sum of all Loans outstanding (and, prior to the making of the Loans pursuant to Section 2.01, Commitments) at such time provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the aggregate principal amount of the Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time (from both the numerator and the denominator).

“Responsible Officer” of any Person means the chief executive officer, president, chief financial officer, general counsel and any executive vice president (or any substantially similar office to any of the foregoing) or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) on account of any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary (other than any option, warrant or other right that constitutes Indebtedness).

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary. Unless otherwise specified, any references herein to a “Restricted Subsidiary” shall refer to a Restricted Subsidiary of the Borrower.

“Retained Excess Cash Flow Amount” means, at any date of determination, (a) the sum of Excess Cash Flow (but not less than zero for any period) for each fiscal year completed, commencing with the fiscal year ending December 31, 2014 (it being understood that no Excess Cash Flow generated during any period shall be deemed to be Retained Excess Cash Flow until the financial statements for such period are delivered pursuant to Section 5.01(a), the related officer’s certificate is delivered pursuant to Section 5.01(d)) and the Borrower has complied with Section 2.07(b)(iv) with respect to Excess Cash Flow for such period) minus (b) the sum of: (i) any Excess Cash Flow for all such Excess Cash Flow Periods required to be used to prepay the Loans pursuant to Section 2.07(b)(iv) (without giving effect to Section 2.07(f), to the proviso set forth in Section 2.07(b)(iv) or to the last sentence of 2.07(b)); (ii) the aggregate amount of Restricted Payments made pursuant to Section 6.08(a)(iii) on or prior to such date, (iii) the aggregate amount of payments made pursuant to Section 6.08(b)(iv) on or prior to such date; and (iv) the aggregate amount of Investments made pursuant to Section 6.04(q) on or prior to such date; provided that, in the event that, with respect to any fiscal year, the aggregate principal amount of Loans that is required to be prepaid pursuant to Section 2.07(b)(iv) (without giving effect to the proviso set forth therein, to Section 2.07(f) or to the last sentence of 2.07(b)) (the “Full ECF Prepayment Amount”) shall have been reduced (the “ECF Prepayment Reduction”) as a result of (1) the application of the proviso set forth in Section 2.07(b)(iv) (or such comparable provision in the First Lien Credit Agreement), no Excess Cash Flow for such fiscal year shall be included in the calculation of the Retained Excess Cash Flow Amount until the Full ECF Prepayment Amount shall have been applied to prepay the Loans pursuant to Section 2.07(b)(iv) or the First Lien Term Loans pursuant to Section 2.07(b)(iv) of the First

Lien Term Loan Agreement or (2) the application of Section 2.07(f), the Excess Cash Flow for such fiscal year that is included in the calculation of the Retained Excess Cash Flow Amount shall be reduced on a dollar for dollar basis by the amount of any such ECF Prepayment Reduction.

“S&P” means Standard & Poor’s Financial Services LLC, and its successors.

“Secured Indebtedness” means, at any date, the aggregate principal amount of Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries at such date secured by a Lien on any of the assets of the Borrower or any of its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Secured Leverage Ratio” means, on any date, the ratio of (a) Secured Indebtedness on such date less the domestic Cash and Cash Equivalents of the Loan Parties (excluding (x) Cash in the Professional Fee Escrow Account, (y) Cash and Cash Equivalents included in the ABL Borrowing Base and (z) Cash and Cash Equivalents securing letters of credit referred to in Section 6.01(a)(ii)(C)) on such date, in each case free and clear of all Liens other than any Liens permitted pursuant to Section 6.02(a) (other than, without duplication, Liens on amounts on deposit in a Cash Collateral Account) to (b) Consolidated EBITDA during the most recently completed Measurement Period.

“Secured Parties” means any of the Administrative Agent and the Lenders, as well as any other holder of Obligations.

“Securities Account” has the meaning set forth in the Security Agreement.

“Security Agreement” means the Guarantee and Collateral Agreement to be executed and delivered by the Loan Parties, dated as of the Closing Date, substantially in the form of Exhibit C, as such agreement may be amended, restated, supplemented and modified from time to time.

“Security Documents” means the Security Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered by any Loan Party to secure any of the Obligations or, with respect to Security Documents governed by the laws of the Netherlands, the obligations of the Borrower under the Parallel Debt (as defined in Section 8.16).

“Solvent” means, with respect to the Borrower, on a particular date, that on such date (i) the sum of the debt and liabilities (including subordinated and contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is greater than the total amount that will be required to pay the probable debt and liabilities (including subordinated and contingent liabilities) of the Borrower and its Subsidiaries as they become absolute and matured, (iii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small to engage in the business of the Borrower and its Subsidiaries, taken as a whole, on of the date hereof and as contemplated to be engaged following the Closing Date; and (iv) the Borrower and its Subsidiaries, taken as a whole, have not incurred, or believe that they will incur, debts or other liabilities including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Special Purpose Receivables Subsidiary” means a subsidiary of the Borrower established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Borrower or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Borrower or any such Subsidiary becomes subject to a proceeding the under the U.S. Bankruptcy Code or a similar foreign debtor relief law.

“Specified Event of Default” means an Event of Default (after giving effect to any applicable grace periods) under Section 7.01(a), (b), (h), (i) or (j).

“Specified Holders” means GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund LTD., GSO Credit-A Partners LP, GSO Palmetto Opportunistic Investment Partners LP, FS Investment Corporation, Locust Street Funding LLC, FS Investment Corporation II, Blue Mountain Credit Alternatives Master Fund L.P., Bluemountain Credit Opportunities Master Fund I L.P., Bluemountain Timberline LTD., Bluemountain Strategic Credit Master Fund L.P., Bluemountain Kicking Horse Fund L.P., Bluemountain Long/Short Credit Master Fund L.P., Bluemountain Distressed Master Fund L.P., Bluemountain Long Short Grasmoor Fund LTD., Bluemountain Long/Short Credit and Distressed Reflection Fund P.L.C., A Sub-Fund of AAI Bluemountain Fund P.L.C., and any Affiliate of any of the foregoing.

“Specified Permitted Liens” means the Liens on the ABL Priority Collateral securing the obligations of the Loan Parties under the ABL Loan Documents, subject to the Intercreditor Agreement.

“Specified Transaction” means (a) any incurrence or repayment of Indebtedness (other than for working capital purposes) or Investment that results in a Person becoming a Subsidiary, (b) any Permitted Acquisition, (c) any Disposition that results in a Subsidiary ceasing to be a Subsidiary of the Borrower, (d) any Disposition having an aggregate consideration in excess of $5,000,000 (other than Dispositions in the ordinary course of business), (e) any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or (f) any designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with Section 5.13.

“SPV” has the meaning set forth in Section 9.04(i).

“Statutory Reserve Rate” means, for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Subordinated Indebtedness” means any unsecured Indebtedness of the Loan Parties that is subordinated in right of payment to the Obligations on subordination terms reasonably satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power to elect a majority of the board of directors or other managers thereof or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” shall mean a Subsidiary of the Borrower. For the avoidance of doubt, a variable interest entity shall not constitute a Subsidiary.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a term loan made by a Lender pursuant to Section 2.01 on the Closing Date.

“Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Termination Date” means the earliest to occur of (a) the Maturity Date and (b) the acceleration of the Loans pursuant to Section 7.02.

“Total Assets” means, as of any date of determination, the aggregate amount of assets reflected on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries most recently delivered by the Borrower pursuant to Section 5.01 on or prior to such date of determination.

“Total Leverage Ratio” means, at any date, the ratio of (a) the aggregate principal amount of Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries at such date less the domestic Cash and Cash Equivalents of the Loan Parties (excluding, without duplication, (x) Cash in the Professional Fee Escrow Account, (y) Cash and Cash Equivalents included in the ABL Borrowing Base and (z) Cash and Cash Equivalents securing letters of credit referred to in Section 6.01(a)(ii)(C)) at such date, in each case free and clear of all Liens other than any Liens permitted pursuant to Section 6.02(a) (other than, without duplication, Liens on amounts on deposit in a Cash Collateral Account) to (b) Consolidated EBITDA during the most recently completed Measurement Period.

“Trading With the Enemy Act” has the meaning set forth in Section 3.17.

“tranche” has the meaning set forth in Section 2.16.

“Transactions” means, collectively, (i) the Loan Transactions, (ii) the refinancing of the credit facilities under the DIP ABL Credit Agreement and the DIP Term Loan Credit Agreement, (iii) the consummation of the Plan of Reorganization and (iv) all other related transactions, including the payment of fees and expenses in connection therewith.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UK Pensions Regulator” means the Pensions Regulator established in the United Kingdom pursuant to the Pensions Act of 2004.

“UK Pension Scheme” means the retirement benefits scheme known as the Kodak Pension Plan.

“UK Pension Settlement Agreement” means (i) the Stock and Asset Purchase Agreement, among the Borrower, Qualex Inc., Kodak (Near East) Inc. and KPP Trustees Limited; (ii) the Settlement Agreement, among the Borrower, Kodak Limited, KPP Trustees Limited, Kodak International Finance Limited and Kodak Polychrome Graphics Finance UK Limited, each dated April 26, 2013; and (iii) any related contract, agreement, deed and undertaking described in either of the foregoing to the extent entered into in conjunction with the consummation of the transactions and agreements contemplated therein; provided that the documents set forth in clauses (i) – (iii) may be modified or amended from time to time.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower designated by the board of directors (or equivalent governing body) of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the date hereof and (b) any Subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Liquidity” means, on any date of determination, the sum of (A) the aggregate amount of Cash and Cash Equivalents owned by the Loan Parties free and clear of all Liens (other than Liens created under the Security Documents, First Lien Loan Documents and the ABL Loan Documents (other than, without duplication, Liens on amounts on deposit in a Cash Collateral Account)) on such date plus (B) Excess Availability (as defined in and as calculated under the ABL Agreement) on such date.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.15(f)(ii)(B)(3).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal by the Borrower, a Restricted Subsidiary or any ERISA Affiliate after the Closing Date from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., an “ABR Loan” or a “LIBOR Loan”). Borrowings also may be classified and referred to by Type (e.g., an “ABR Borrowing” or a “LIBOR Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, modified, restated, replaced, refinanced, extended, renewed or restructured (subject to any restrictions on such supplements, amendments, modifications, replacements, refinancings, extensions, renewals, restatements or restructurings set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) all references to “knowledge” or “aware” of any Loan Party or a Subsidiary of the Borrower means the actual knowledge of a Financial Officer or Responsible Officer (provided that the foregoing shall not include any knowledge of a legal officer of a Loan Party or a Subsidiary to the extent such information is, in such legal officer’s sole good faith judgment, subject to attorney client or similar privilege and is not known to any other Financial Officer or Responsible Officer), (g) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law (including by succession of comparable successor laws), (h) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including” and (i) unless otherwise stated herein, all provisions herein within the discretion or to the satisfaction of a party shall be deemed to include a standard of reasonableness, good faith and fair dealing.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (a) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been affirmatively withdrawn by the Borrower (or, in the case of a request for an amendment under this Section by the Required Lenders, the Administrative Agent) or such provision amended in accordance herewith and (b) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof).

Section 1.05 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, Consolidated EBITDA, the Secured Leverage Ratio and the Total Leverage Ratio (except in each case with respect to any transactions consummated pursuant to the UK Pension Settlement Agreement) shall be calculated in the manner prescribed by this Section 1.08.

(b) For purposes of calculating Consolidated EBITDA, the Secured Leverage Ratio, and the Total Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Measurement Period and (ii) subsequent to such Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Measurement Period. If since the beginning of any applicable Measurement Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Measurement Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then the Secured Leverage Ratio and the Total Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, other operating improvements and synergies actually realized as of the date of such pro forma calculation (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions.

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Secured Leverage Ratio or the Total Leverage Ratio

(other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Measurement Period and (ii) subsequent to the end of the applicable Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Secured Leverage Ratio or the Total Leverage Ratio, as applicable, shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable Measurement Period.

Section 1.09 Certifications. All certifications to be made hereunder or under any other Loan Document by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

ARTICLE II

THE CREDITS

Section 2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Loan to the Borrower on the Closing Date, in a principal amount equal to such Lender’s Commitment.

Section 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Applicable Percentages. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Each Borrowing shall be denominated in Dollars and comprised entirely of ABR Loans or LIBOR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement; provided further that the exercise of such option shall not result in an increase in additional amounts payable by the Borrower pursuant to Section 2.12.

(c) At the commencement of each Interest Period for any LIBOR Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $3,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $3,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) LIBOR Borrowings outstanding. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be deemed as made under separate Borrowings.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request either in a writing (delivered by hand, telecopy or e-mail) substantially in the form attached hereto as Exhibit E or such other writings approved by the Administrative Agent and, in each case, signed by the Borrower or by telephone (a) in the case of a LIBOR Borrowing, not later than 1:00 p.m. (or such later time as the Administrative Agent may consent to in its reasonable discretion), New York, New York time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m. (or such later time as the Administrative Agent may consent to in its reasonable discretion), New York, New York time, one (1) Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and confirmed promptly by hand delivery, e-mail or telecopy to the Administrative Agent of a written Borrowing Request substantially in the form attached hereto as Exhibit E or such other writings approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a LIBOR Borrowing;

(iv) in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified with respect to a Borrowing in Dollars, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each of the applicable Lenders of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York, New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make each such Loan available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request (the “Loan Account”).

(b) Each Borrowing of Loans shall be made by the Lenders pro rata in accordance with their respective Applicable Percentage. The failure of any Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan to be made by such Lender on the occasion of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrower jointly and severally agree to pay to the Administrative Agent forthwith on written demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of any Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative

Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing for all purposes hereof.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request substantially in the form attached hereto as Exhibit F or such other form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and

(iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(d) If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(e) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(f) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders shall so notify the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender on the Termination Date the aggregate principal amount of all Term Loans outstanding on the Termination Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the respective Lenders and each respective Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay its Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form attached hereto as Exhibit G. Thereafter, unless otherwise agreed by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.07 Prepayment of Loans. (a) Voluntary. Subject to the payment of any amounts required under Section 2.12, and as set forth in the following sentence, the Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time, voluntarily prepay Loans in whole or in part. No voluntary prepayment of Loans pursuant to this Section 2.07(a) or mandatory prepayment of any Loans pursuant to Section 2.07(b)(iii) shall be permitted prior to the first anniversary of the Closing Date. On and after the first anniversary of the Closing Date, each voluntary prepayment of any Loans pursuant to this Section 2.07(a) or a mandatory prepayment of any Loans pursuant to Section 2.07(b)(iii) shall be accompanied by a premium payable by the Borrower equal to (x) if such prepayment is made on or after the first anniversary of the Closing Date but before the second anniversary of the Closing Date, 3% of the principal amount of the Loans so prepaid and (y) if such prepayment is made on or after the second anniversary of the Closing Date but before the third anniversary of the Closing Date, 1% of the principal amount of the Loans so prepaid. No premium will be applicable if such prepayment is made on or after the third anniversary of the Closing Date. Prepayments of Loans pursuant to this Section 2.07 shall be applied as directed by the Borrower.

(b) Mandatory.

(i) Subject to clause (v) below, not later than the fifth Business Day following receipt by the Borrower or any Subsidiary of any Net Proceeds in connection with any Asset Sale (other than in connection with the UK Pension Settlement Agreement), the Borrower shall apply 100% of the Net Proceeds received with respect thereto to prepay outstanding Loans.

(ii) Subject to clause (v) below, not later than the fifth Business Day following receipt by the Borrower or any Subsidiary of any Net Proceeds in connection with any Recovery Event, the Borrower shall apply 100% of the Net Proceeds received with respect thereto to prepay outstanding Loans; provided that no prepayment pursuant to this clause (ii) shall be required if the Net Proceeds received in connection with any such Recovery Event are less than $5,000,000.

(iii) Not later than the fifth Business Day following receipt of Net Proceeds by the Borrower or any Subsidiary from the issuance or incurrence of Indebtedness (other than any cash proceeds from the issuance of Indebtedness permitted pursuant to Section 6.01), the Borrower shall apply 100% of the Net Proceeds received with respect thereto to prepay outstanding Loans.

(iv) For each fiscal year of the Borrower, (commencing with the fiscal year ending on December 31, 2014), the Borrower shall, on June 30 of the following fiscal year (or, if June 30 is not a Business Day, on the first Business Day thereafter) (for any such fiscal year, the “ECF Prepayment Date”), prepay outstanding Loans in an aggregate principal amount equal to (x) the ECF Percentage of Excess Cash Flow for such fiscal year minus (y) optional prepayments of Loans under Section 2.07(a) during such fiscal year (the “ECF Prepayment”) minus (z) optional prepayments of First Lien Loans under Section 2.07(a) of the First Lien Credit Agreement; provided that no prepayment shall be required pursuant to this Section 2.07(b)(iv) to the extent that making such prepayment would cause U.S. Liquidity to be less than $100,000,000 (“Minimum U.S. Liquidity Requirement”) at the time of making such prepayment; provided that (i) the Borrower shall make the maximum portion of any such ECF Prepayment when due to the extent such payment shall not cause the Borrower to violate the foregoing clause and (ii) the Borrower shall make additional portions of such ECF Prepayment within five (5) Business Days from delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b) thereafter to the extent that making such payment shall not cause the Borrower to violate the foregoing clause.

(v) Notwithstanding the foregoing, the Borrower shall not be required to apply any Net Proceeds that are the subject of clauses (i) or (ii) above to prepay the Loans to the extent reinvested by the Borrower or any of its Restricted Subsidiaries in assets of a kind then used or usable in the business of the Borrower and its Restricted Subsidiaries (which assets shall principally consist of Term Priority Collateral to the extent such Net Proceeds were generated from an Asset Sale or Recovery Event involving Term Priority Collateral) within 12 months of receipt of such Net Proceeds (or, if the Borrower or any Restricted Subsidiary has contractually committed within 12 months following receipt of such Net Proceeds to reinvest such Net Proceeds, then 18 months from the date of the receipt of such Net Proceeds); provided that no Event of Default shall have occurred and shall be continuing at the time of the earlier of the (x) application of such proceeds and (y) entry into the contractual commitment to apply such Net Proceeds; provided, further, that any such Net Proceeds not actually reinvested in accordance with the foregoing, shall be promptly applied by the Borrower to prepay the Loans.

Notwithstanding any of the other provisions of this Section 2.07(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of LIBOR Loans is required to be made under this Section 2.07(b) prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made hereunder into a Deposit Account subject to an Account Control Agreement in favor of the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.07(b). Upon the occurrence and during the continuation of any Specified Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.07(b).

Notwithstanding anything to the contrary contained in this Section 2.07(b), any prepayments required by this Section 2.07(b) shall be reduced on a dollar-for-dollar basis by any mandatory prepayments of the First Lien Loans made by the Borrower under Section 2.07(b) of the First Lien Agreement (as in effect on the date hereof) and any mandatory prepayments of First Lien Incremental Equivalent Debt that is secured by the Collateral on a pari passu basis with the First Lien Loans, made by the Borrower as permitted under Section 2.07(f)(ii) of the First Lien Agreement (as in effect on the date hereof).

(c) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment under Section 2.07(a) or (b), (i) in the case of prepayment of a LIBOR Borrowing, not later than 11:00 a.m. (or such later time as the Administrative Agent may consent to in its reasonable discretion), New York, New York time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m. (or such later time as the Administrative Agent may consent to in its reasonable discretion), New York, New York time, on the date of prepayment. Subject to Section 2.07(e), such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing under Section 2.07(a) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Prepayments under Section 2.07(a) and 2.07(b) shall be accompanied by accrued interest to the extent required by Section 2.09 and shall be subject to Section 2.12.

(d) Each prepayment shall be applied to the applicable Loans of the applicable Lenders in accordance with their respective Applicable Percentages.

(e) Any prepayment of Loans hereunder to be made with the proceeds from the incurrence of any Indebtedness or the closing of another transaction may state that such prepayment is conditioned on the effectiveness of other debt facilities or instruments or the closing of such other transaction, and no Default or Event of Default shall occur if such prepayment is not made because such condition is not satisfied.

(f) Notwithstanding any other provisions of this Section 2.07, (A) with respect to the Net Proceeds described in Section 2.08(b)(i) or (b)(ii), to the extent that applicable law would effectively (1) prohibit the repatriation to the United States of America of any Net Proceeds received by any Subsidiary that is not a Domestic Subsidiary or (2) impose material adverse tax consequences on the Borrower and its Subsidiaries if such Net Proceeds were so repatriated (taking into account any foreign tax credit or benefit actually realized in connection with any such repatriation), as determined by the Borrower in good faith, then, in each case, the Borrower and its Subsidiaries shall not be required to prepay such amounts as required under Section 2.07(b)(i) or (b)(ii) until such prohibition or material adverse tax consequence no longer exists, provided that (x) such obligation to prepay if such prohibition or material adverse tax consequence no longer exists shall only continue until (I) in the case of an Asset Sale or Recovery Event with Net Proceeds of less than $15,000,000, the first anniversary of such Asset Sale or Recovery Event and (II) otherwise, the second June 30 following such Asset Sale or Recovery Event and (y) the Borrower and its Subsidiaries shall take commercially reasonable actions to permit repatriation of the proceeds subject to such prepayments in order to effect such prepayments without violating law or incurring material adverse tax consequences, and (B) with respect only to any ECF Prepayment described in Section 2.07(b)(iv), to the extent that applicable law would effectively prohibit the repatriation to the United States of America of any proceeds received by any Subsidiary that is not a Domestic Subsidiary or result in material adverse tax consequences on the Borrower and its Subsidiaries if such proceeds were so repatriated, as determined by the Borrower in good faith, the Borrower and its Subsidiaries shall not be required to prepay such amounts as required under Section 2.07(b)(iv) until such prohibition or material adverse tax consequence no longer exists, provided that (x) such obligation to prepay if such prohibition or material adverse tax consequence no longer exists shall only continue until the first anniversary of the applicable ECF Prepayment Date and (y) the Borrower and its Subsidiaries shall take commercially reasonable actions to permit repatriation of the proceeds subject to such prepayments in order to effect such prepayments without violating law or incurring material adverse tax consequences.

Section 2.08 Fees. The Borrower shall pay to the Administrative Agent, for its own account, the fees and other charges earned, due and payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent. All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the respective accounts of the Administrative Agent and other Lenders as provided herein. Once due, all fees shall be fully earned and shall not be refundable under any circumstances.

Section 2.09 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each LIBOR Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default pursuant to Section 7.01(a) or (b), any such overdue amounts shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2.0%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.09 and (ii) in the case of any other overdue amounts, two percent (2.0%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.09, in each case, from the date of such nonpayment until such amount is paid in full.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.09 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan of any Lender (other than a prepayment of an ABR Loan prior to acceleration), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days (or 365/366 days in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.10 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by a majority in interest of the affected Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (each of clause (a) and (b), a “Market Disruption Event”);

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent thereafter notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBOR Borrowing, such Borrowing shall be made as an ABR Borrowing. During any period in which a Market Disruption Event is in effect, Borrower may request that the Administrative Agent request the Required Lenders to confirm that the circumstances giving rise to the Market Disruption Event continue to be in effect; provided that (A) Borrower shall not be permitted to submit any such request more than once in any 30-day period and (B) nothing contained in this Section 2.10 or the failure to provide confirmation of the continued effectiveness of such Market Disruption Event shall in any way affect the Administrative Agent’s or Required Lenders’ right to provide any additional notices of a Market Disruption Event as provided in this Section 2.10. If the Required Lenders have not confirmed within ten (10) Business Days after request of such report from the Borrower that a Market Disruption Event has occurred, then such Market Disruption Event shall be deemed to be no longer existing.

Section 2.11 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement, any Loans made by such Lender; or

(iii) subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. A Lender may only submit a request for compensation in connection with the Changes in Law described in clauses (a) and (b) of this Section 2.11 if such Lender imposes such increased costs on borrowers similarly situated to the Borrower under syndicated credit facilities comparable to the Loans.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Administrative Agent pursuant to this Section 2.11 for any increased costs or reductions incurred more than 120 days prior to the date that such Lender or the Administrative Agent notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Administrative Agent’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.12 Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of the acceleration of the Obligations upon the occurrence of an Event of Default or in accordance with the provisions of Section 2.07), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.07(e) and is revoked in accordance therewith) or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.15(b), then, in any such event, the Borrower shall compensate each Lender for the actual loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.13 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.13), the amounts received with respect to this agreement equal the sum which would have been received had no such deduction or withholding been made.

(b) In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(e) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.13, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13 (f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S.

Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i) Nothing contained in this Section 2.13 shall require the Administrative Agent or any Lender to make available any of its tax returns (or any other information that it deems, in its sole discretion, to be confidential or proprietary).

(j) For purposes of this Section 2.13, the term “Applicable Law” includes FATCA.

Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Sections 2.11, 2.12 or 2.13, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York, New York time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 745 Seventh Avenue, New York, New York except that payments pursuant to Sections 2.11, 2.12, 2.13 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents or as otherwise expressly provided herein shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Amounts to be applied to the prepayment of Loans shall be applied, as applicable, first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay LIBOR Loans. Amounts prepaid or repaid on account of the Loans may not be reborrowed. All payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder in respect of Obligations, then such funds shall be applied in the order and manner set forth in Section 7.03.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower any rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment by the Borrower is due to the Administrative Agent for the account of any of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of such Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(c), 2.13(d), 2.14(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its reasonable discretion.

Section 2.15 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount or indemnification payment to any Lender, the Administrative Agent, or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or Section 2.13, as the case may be, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment promptly following written demand (including documentation reasonably supporting such request) from such Lender.

(b) If any Lender (a) shall have become a Defaulting Lender or (b) requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount or indemnification payment to any Lender, the Administrative Agent, or to any Governmental Authority for the account of any Lender pursuant to Section 2.13, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent to the extent required under Section 9.04(b)(iii), for such assignment, which consent shall not be unreasonably withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this Section 2.15(b) may be effected pursuant to an Assignment and Acceptance executed solely by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

Section 2.16 Extensions of Loans. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders whose Loans have a like maturity date, in each case on a pro rata basis (based on the Aggregate Outstandings with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Loans, and otherwise modify the terms of such Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or modifying the amortization schedule in respect of such Lender’s Loans) (each, an “Extension,” and each group of Loans in each case as so extended, as well as the original Loans in each case not so extended, being a “tranche”); any Extended Loans shall constitute a separate tranche of Loans from the tranche of Loans from which they were converted), so long as the following terms are satisfied or waived in accordance with Section 9.02:

(i) except as to amortization payments, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums and final maturity (which shall be set forth in the relevant Extension Offer, the Loans of any Lender that agrees to extend such Loans pursuant to an Extension Offer (an “Extended Loan”), shall be Loans with the same terms as the original Loans; provided that the Extended Loan may provide for other covenants and terms that apply to any period after the latest maturity date then in effect with respect to the Loans (and may add a financial maintenance covenant prior to the latest maturity date then in effect with respect to the Loans if such financial maintenance covenant is applicable to both the Loans and the Extended Loan); and provided further that at no time shall there be Loans hereunder (including Extended Loans and any original Loans) which have more than three different maturity dates;

(ii) if the aggregate principal amount of Loans in respect of those Lenders who shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loan offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders, as the case may be, have accepted such Extension Offer; and

(iii) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.16, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.07 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans be tendered. The Lenders hereby consent to the transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.07 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16.

(c) No consents shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to its Loans (or a portion thereof) and (ii) the consent of the Administrative Agent (as set forth in clause (a) above). All Extended Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary or advisable in order to establish new tranches in respect of Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches, in each case on terms consistent with this Section 2.16. All such amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to then-latest maturity date so that such maturity date is extended to then-latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension Offer, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior written notice thereof, and shall agree to such procedures (including those regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.

Section 2.17 Defaulting Lenders. (a) Anything contained herein to the contrary notwithstanding, in the event that (i) any Lender shall become a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Borrower’s request that it cure such default, the Borrower shall have the right (but not the obligation) to repay such Defaulting Lender in an amount equal to the principal of, and all accrued interest on, all outstanding Loans owing to such Lender, together with all other amounts due and payable (other than any prepayment premium) to such Lender under the Loan Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Until the Commitments have expired or been terminated and the principal of and interest on each Loan, all fees and other Obligations (other than contingent indemnification obligations not then due and owing) payable hereunder shall have been paid in full, the Borrower represents and warrants to the Lenders as of the Closing Date:

Section 3.01 Organization; Powers. (a) Each of the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing (as applicable) under the laws of the jurisdiction of its organization, except as to any Restricted Subsidiary other than the Borrower where such failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) (i) each Restricted Subsidiary has all requisite power and authority to carry on its business as now conducted, except to the extent that the failure to have any such power would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) the Borrower has all requisite power and authority to carry on its business as now conducted in all material respects and (c) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. After giving effect to the Plan Confirmation Order and the Plan of Reorganization, the Transactions to be entered into by each Loan Party are within such Loan Party’s corporate, limited liability or partnership powers, as applicable, and have been duly authorized by all necessary corporate, limited liability or partnership action, as applicable, and, if required, equityholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party and after giving effect to the Plan Confirmation Order, will constitute, a legal, valid and binding obligation of each such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. After giving effect to the Plan Confirmation Order and the Plan of Reorganization, (a) the Transactions do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority with competent jurisdiction over the Borrower or any Restricted Subsidiary, except (i) such as have been obtained or made and are in full force and effect, (ii) any consent or approval of, registration or filings necessary to perfect Liens created under the Loan Documents (or release existing Liens) and (iii) immaterial consents, approvals, registrations or filings, (b) the Loan Transactions will not violate any Applicable Law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Restricted Subsidiaries or any order of any Governmental Authority applicable to the Borrower or any Restricted Subsidiary, (c) the Loan Transactions will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Restricted Subsidiaries, except with respect to any default, conflict, breach or contravention or payment, to the extent that such violation, conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect and (d) the Transactions will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Restricted Subsidiaries, except Liens created under the Loan Documents and Liens permitted under the Loan Documents.

Section 3.04 Financial Condition; No Material Adverse Effect. (a) The Borrower has heretofore furnished to the Administrative Agent the financial statements required under Section 4.01(f)(1) and (2), which financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in Section 4.01(f)(2). As of the Closing Date, neither the Borrower nor any of its Restricted Subsidiaries has any material Guarantees, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

(b) The unaudited pro forma consolidated balance sheet of the Borrower as at June 30, 2013 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to the Transactions. The Pro Forma Balance Sheet has been prepared in good faith based on the information available as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at June 30, 2013, assuming that the events specified in the preceding sentence had actually occurred at such date.

(c) Since December 31, 2012, there has been no change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, other than as a result of (i) events leading up to, resulting from and following the commencement of the Cases or the continuation or prosecution thereof (including the announcement of the filing) and (ii) any circumstances disclosed in the Disclosure Statement.

Section 3.05 Properties. (a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and personal property (excluding, for the avoidance of doubt, intellectual property, which is the subject of Section 3.06(b)(i)) material to its business taken as a whole, except for Liens permitted by Section 6.02 or other Liens reasonably acceptable to the Administrative Agent.

(b) (i) Each of the Borrower and its Restricted Subsidiaries owns, or is licensed or otherwise has a right to use, all trademarks, tradenames, copyrights, patents and other intellectual property used in its business; provided, that, this Section 3.05(b)(i) shall not be deemed to be or construed as a representation or warranty regarding the infringement, misappropriation or violation of the intellectual property rights of any other Person,, and (ii) to the knowledge of the Borrower, the use thereof by the Borrower and its Restricted Subsidiaries and the conduct of their businesses does not infringe, misappropriate or violate the intellectual property rights of any other Person, in each case except (x) where the failure to own, be licensed or have the right to use and (y) for any such infringements, misappropriations or violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters. (a) After giving effect to the Plan Confirmation Order and the Plan of Reorganization, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending and unstayed against or, to the knowledge of the Borrower, threatened against or relating to the Borrower or any of the Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Loan Transactions.

(b) Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is or has become subject to, or to the knowledge of the Borrower is threatened with, any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability or written notice of violation with respect to any Environmental Law.

Section 3.07 Compliance with Laws and Agreements. After giving effect to the Plan Confirmation Order, each of the Borrower and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Investment Company Status. Neither the Borrower nor any of its Restricted Subsidiaries is (or is required to be) an “investment company” as defined in the Investment Company Act of 1940.

Section 3.09 Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) in each case, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 Employee Benefit Plans. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each of the Borrower, each Restricted Subsidiary and each of their respective ERISA Affiliates (and in the case of a Pension Plan or a Multiemployer Plan, each of their respective ERISA Affiliates) are in compliance with all applicable provisions and requirements of ERISA and the Code and other federal and state laws and the regulations and published interpretations thereunder with respect to each Plan and Pension Plan and have performed all their obligations under each Plan and Pension Plan; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; (c) each Plan or Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS covering such plan’s most recently completed five-year remedial amendment cycle in accordance with Revenue Procedure 2007-44, I.R.B. 2007-28, indicating that such Plan or Pension Plan is so qualified and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently pending before the Internal Revenue Service and, to the knowledge of Borrower, nothing has occurred subsequent to the issuance of the most recent determination letter which would cause such Plan or Pension Plan to lose its qualified status; (d) no liability to the PBGC (other than required premium payments), any Plan or Pension Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower, any Restricted Subsidiary or any of their ERISA Affiliates; (e) no ERISA Event has occurred and neither the Borrower, a Restricted Subsidiary nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (f) each of the Borrower’s and the Restricted Subsidiaries’ ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; (g) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by the Borrower, any Restricted Subsidiary or any ERISA Affiliate or to which the Borrower, any Restricted Subsidiary or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with ASC Topic 715-60; (h) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, neither the Borrower, any Restricted Subsidiary, nor any of their respective ERISA Affiliates has any potential liability for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA; (i) there has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan or Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect; (j) neither the Borrower, any

Restricted Subsidiary nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 3.10 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement; (k) the present value of all accumulated benefit obligations under each Pension Plan, did not, as of the close of its most recent plan year, exceed the fair market value of the assets of such Pension Plan allocable to such accrued benefits (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder) and (l) the present value of all accumulated benefit obligations of all underfunded Pension Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder).

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, no event comprising (A) the commencement of winding up of the UK Pension Scheme, except pursuant to the UK Pension Settlement Agreement, (B) the cessation of participation in the UK Pension Scheme by any Affiliate of the Borrower, except pursuant to the UK Pension Settlement Agreement, or (C) the issue of a warning notice by the UK Pensions Regulator that it is considering issuing a financial support direction or contribution notice in relation to the UK Pension Scheme, has occurred, and (to the knowledge of the Borrower or Kodak Limited) the UK Pensions Regulator has not stated any intention to do so.

(b) No Loan Party nor any Affiliate of any Loan Party has incurred any liability to the UK Pension Scheme as a result of ceasing to participate in the UK Pension Scheme and (to the knowledge of the Borrower or Kodak Limited) no Affiliate of any Loan Party has stated any intention to cease to participate in the UK Pension Scheme, except pursuant to the UK Pension Settlement Agreement.

(c) No Loan Party nor any Affiliate of any Loan Party has been notified by the trustees of the UK Pension Scheme that the UK Pension Scheme is being wound up and (to the knowledge of the Borrower or Kodak Limited) the trustees of the UK Pension Scheme have not stated any intention to do so, except pursuant to the UK Pension Settlement Agreement.

(d) Except as would not reasonably be expected to result in a Material Adverse Effect or, except pursuant to the UK Pension Settlement Agreement, the UK Pension Schemes are duly registered for HMRC tax purposes, all material obligations of each Affiliate required to be performed in connection with the UK Pension Schemes and any funding agreements therefor have been performed in a timely fashion; and there are no material outstanding disputes involving the Borrower or any of its Affiliates concerning the UK Pension Schemes.

Section 3.11 Disclosure. None of the reports, financial statements, certificates or other written information (other than projections, pro forma financial information, estimates, budgets, other forward-looking information and information of a general economic or industry nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (giving effect to all supplements thereto and other public filings with the Bankruptcy Court and the U.S. Securities and Exchange Commission) in connection with the Loan Documents contains, taken as a whole, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions by the Borrower believed to be reasonable at the time such projected financial information was furnished, it being understood that such projections are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that actual results may vary from projected results (many of which factors are beyond the control of the Borrower and its Subsidiaries and their respective officers, representatives and advisors) and that such variances may be material and that no assurance can be given that the projected results will be realized.

Section 3.12 Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower (or the Subsidiary of the Borrower that is the direct parent of such other Subsidiary of the Borrower) in, each Subsidiary of the Borrower, in each case as of the Closing Date.

Section 3.13 Use of Proceeds. The proceeds of the Loans shall be used to (i) refinance the New Money Loans and the Junior Loans (each as defined in the DIP Term Loan Credit Agreement) and (ii) for general corporate purposes and working capital needs of the Borrower and its subsidiaries.

Section 3.14 Labor Matters. As of the Closing Date and except as set forth on Schedule 3.14, there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Borrower and its Restricted Subsidiaries are in compliance with the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with hours worked by or payments made to employees or any similar matters (including but not limited to the appropriate classification of employees as exempt or non-exempt), (b) the Borrower and its Restricted Subsidiaries have properly classified all individuals engaged as contractors as such under all applicable Federal, state, local or foreign law, (c) the Borrower and its Restricted Subsidiaries are in compliance with the Worker Adjustment and Retraining Notification Act and all other state, local or foreign laws relating to plant closings or mass layoffs and (d) all payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. Neither the Borrower nor any Subsidiary is subject to any claims arising out of any employment matter, whether pending as of the Closing Date or to its knowledge threatened, which would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as does not, or would not reasonably be expected to, have a Material Adverse Effect, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound.

Section 3.15 Security Documents. (a) The Security Agreement creates in favor of the Administrative Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement) in accordance with and subject to the terms thereof, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and the Pledged Collateral (as defined in the Security Agreement), (together with stock powers or other appropriate instruments of transfer executed in blank form), have been delivered to the Administrative Agent. The financing statements, releases and other filings set forth on Schedule 3.15(a) are in appropriate form and have been or will be filed on the Closing Date in the offices reasonably acceptable to the Administrative Agent. Upon such filings (and payment of applicable fees) and/or the obtaining of “control,” the Administrative Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all such Collateral (as defined in the Security Agreement) to the extent that it may be perfected by filing, recording or registering a financing statement or analogous document (including the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, under the UCC (in effect on the date this representation is made) in each case prior and superior in right to any other Person (other than, (x) in the case of (i) the ABL Priority Collateral, the ABL Agent and the First Lien Agent, (ii) the Term Priority Collateral, the First Lien Agent and (y) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law).

(b) When the Security Agreement (or a short form thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings set forth on Schedule 3.15(b) in appropriate form are filed (which filings shall occur on or prior to the Closing Date) in the offices reasonably acceptable to the Administrative Agent, (and the applicable fees are paid), the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property (as defined in the Security Agreement) in accordance with and subject to the terms thereof to the extent a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (other than the First Lien Agent and Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on patents, patent applications, registered trademarks, trademark applications and copyrights (whether or not registered) acquired by the Loan Parties after the date hereof). Notwithstanding the foregoing, nothing in this Agreement shall require any Loan Party to make any filings or take any other actions to record or perfect the Administrative Agent’s Lien on and security interest in any Intellectual Property outside the United States (or to reimburse any Agent or any Lender for the same).

(c) The Mortgages, when delivered, will create in favor of the Administrative Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable Lien in the Mortgaged Property (as defined in the Mortgages), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing of the Mortgages with the appropriate Governmental Authorities (and payment of the applicable fees), the Administrative Agent will have a perfected Lien and security interest in, to and under all right, title and interest of the Grantors thereunder in all Mortgaged Property that may be perfected by such filing (including the proceeds of such Mortgaged Property), in each case prior and superior in right to any other Person (other than the First Lien Agent and the Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law).

Section 3.16 Federal Reserve Regulations. (a) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock in violation of the Regulations of the Board, including Regulation U or X .

Section 3.17 Anti-Terrorism Laws. (a) Neither the advance of the Loans to the Borrower nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. Section 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto

(which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the USA PATRIOT Act. Furthermore, neither the Borrower nor any Subsidiary (x) is a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (y) knowingly engages in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

(b) Each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act. No part of the proceeds of the Loans will be knowingly used by the Borrower, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.18 Senior Indebtedness. The Obligations rank and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and all senior unsecured Indebtedness of Borrower and each of its Restricted Subsidiaries and constitute “Junior Term Loan Obligations” and “Second Priority Obligations” with respect to the Term Priority Collateral (each as defined under the Intercreditor Agreement) under the Intercreditor Agreement and “Senior Indebtedness”, “Designated Senior Indebtedness”, “Guarantor Senior Indebtedness” or any comparable term for all Indebtedness that is subordinated in right of payment to the Obligations (if applicable).

Section 3.19 Regulation H. No Mortgage, when delivered, will encumber improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, unless the Borrower has complied with clause (d) of the Real Estate Requirements with respect to such real property.

Section 3.20 Solvency. On the Closing Date, after giving effect to the consummation of the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 3.21 No Default. After giving effect to the consummation of the Transactions, neither the Borrower nor any Restricted Subsidiary will be in default under any indenture, agreement or other instrument binding upon the Borrower or any of the Restricted Subsidiaries or its assets, except with respect to any default to the extent that such default would not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.22 Real Estate. Schedule 1.01(b) is an accurate and complete list of all Real Estate owned in fee simple by a Loan Party on the Closing Date that has an estimated fair market value in excess of $15,000,000 and is located other than in the state of New York.

ARTICLE IV

CONDITIONS

Section 4.01 Closing Date. The agreement of each Lender to make the extension of credit requested to be made by it on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.02 or as otherwise set forth below), prior to or concurrently with the making of such extension of credit on the Closing Date of the following conditions precedent on or before December 31, 2013:

(a) The Administrative Agent shall have received (i) from each party hereto either a counterpart of this Agreement signed on behalf of such party or written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or PDF electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) each of the following agreements, duly executed and delivered by each party thereto: (A) the Security Agreement, (B) the Intercreditor Agreement, and (C) each of the other Loan Documents required to be delivered prior to the Closing Date.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date and in form and substance reasonably acceptable to the Administrative Agent) of (1) Sullivan & Cromwell LLP, special counsel for the Borrower, covering certain matters relating to the Loan Documents as the Administrative Agent shall reasonably request, (2) Day Pitney LLP, special New Jersey counsel to the Loan Parties and (iii) the general counsel of the Borrower.

(c) The Administrative Agent shall have received a true and complete copy of each Loan Party’s organizational documents, an incumbency certificate for each Person authorized to execute Loan Documents on behalf of a Loan Party and who will execute any Loan Documents on behalf of such Loan Party, resolutions authorizing the due execution, delivery and performance of the Loan Documents and the Transactions and a good standing certificate from each Loan Party’s jurisdiction of organization (where such concept or a similar concept exists), all in form and substance reasonably acceptable to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a customary certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in this Section 4.01.

(e) The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower certifying that the Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions (including any Loans to be made on the Closing Date), are Solvent.

(f) The Administrative Agent shall have received (1) the audited consolidated financial statements of the Borrower for the three most recent fiscal years ended at least 90 days prior to the Closing Date, (2) unaudited interim consolidated financial statements of the Borrower for each Fiscal Month and Fiscal Quarter ended subsequent to the date of the latest financial statements delivered pursuant to the preceding clause (1) and at least 45 days prior to the Closing Date, (3) the forecasts of the consolidated quarterly income statement, balance sheet and cash flows, prepared after giving effect to the Transactions, of the Borrower and its Subsidiaries, for each Fiscal Quarter ending after the Closing Date through and including the Fiscal Quarter ending December 31, 2013 and (4) consolidated forecasts of the consolidated income statement, balance sheet and cash flows of the Borrower and its Subsidiaries, prepared after giving effect to the Transactions, in form and substance reasonably acceptable to the Administrative Agent for each fiscal year of the Borrower through the fiscal year ending December 31, 2017.

(g) On a Pro Forma Basis, after giving effect to the Transactions, “Excess Availability” (as defined in the ABL Agreement) plus the unrestricted domestic Cash and Cash Equivalents of the Loan Parties (excluding Cash in the Professional Fee Escrow Account) shall be at least $150,000,000.

(h) The Administrative Agent shall have received UCC searches conducted in the jurisdictions in which the Borrower and the other Loan Parties are incorporated or such other jurisdictions as the Administrative Agent may reasonably require, reflecting the absence of Liens on any of the Collateral other than Liens expressly permitted by Section 6.02 hereof or Liens which will be terminated on the Closing Date or post-closing as agreed by the Administrative Agent in its sole discretion.

(i) The Administrative Agent shall be reasonably satisfied that (i) all Uniform Commercial Code financing statements required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Loan Documents and all such documents and instruments shall be filed, registered or recorded on or immediately following the Closing Date and (ii) Liens creating a second-priority security interest (subject to certain Liens expressly permitted by Section 6.02 hereof) in the Term Priority Collateral and a third-priority security interest (subject to certain Liens expressly permitted by Section 6.02 hereof) in the ABL Priority Collateral in favor of the Administrative Agent for the benefit of the Secured Parties shall have been perfected to the extent required pursuant to the Loan Documents.

(j) The Administrative Agent, the Lead Arrangers and the Lenders shall have received, as applicable (i) all fees, required to be paid by the Engagement Letter and Fee Letters (and as otherwise agreed) and payable on or prior to the Closing Date, and (ii) to the extent invoiced at least three Business Days prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder, under the Engagement Letter or under any other Loan Document.

(k) [Reserved]

(l) The Borrower shall be in compliance with all applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System.

(m) Simultaneously with the funding of the Loans on the Closing Date, the DIP Credit Facilities shall have been repaid in full in cash and all commitments relating thereto shall have been terminated (other than certain letters of credit that shall have been cash collateralized or backstopped and secured agreements that have been cash collateralized or backstopped thereunder in accordance with the Plan of Reorganization), and all liens and security interests related thereto shall have been terminated or released with such payment in full, termination and release being evidenced by one or more payoff letters reasonably acceptable to the Administrative Agent.

(n) The Administrative Agent shall have received a complete and correct copy of the First Lien Loan Documents and the ABL Loan Documents, including any amendments, supplements or modifications with respect to any of the foregoing.

(o) The Closing Date (as defined under the ABL Agreement) and the Closing Date (as defined in the First Lien Agreement) shall have occurred (or shall occur substantially concurrently with the Closing Date).

(p) One or more orders (which may be the confirmation order) shall have been entered by the Bankruptcy Court (the “Plan Confirmation Order”), in form and substance reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers, which, among other things (A) confirms the Plan of Reorganization, and the Plan of Reorganization shall not have been amended or modified in any manner that is adverse (as determined in good faith by each of the Administrative Agent and the Joint Lead Arrangers) to the rights and interests of the Administrative Agent, the Joint Lead Arrangers and any Lender and their respective Affiliates, in their capacities as such, relative to the version filed with the Bankruptcy Court on June 27, 2013, without written consent of the Administrative Agent and the Joint Lead Arrangers, which order shall have been entered no later than December 31, 2013, provided that an amendment to the Plan of Reorganization that would have the effect of (i) repaying on the effective date of the Plan of Reorganization in full or in part amounts outstanding under the Borrower’s (x) 10.625% senior secured notes due March 15, 2019 and (y) 9.75% senior secured notes due March 1, 2018 with the proceeds of a rights offering, and/or (ii) modifying the relative, pro forma ownership of the common stock of the reorganized Borrower between prepetition creditors and/or rights offering participants and/or (iii) implementing and documenting the rights offering (including certain modifications with respect to distributions to general unsecured creditors), on terms not materially inconsistent with those set forth in the documentation provided to the Administrative Agent as of the date of the Engagement Letter, shall each be deemed not to be adverse to the Administrative Agent and the Joint Lead Arrangers, (B) authorizes and approves the extensions of credit in respect of the Loan Transactions, each in the amounts and on the terms set forth in the Loan Documents, First Lien Loan Documents and ABL Loan Documents, and all transactions contemplated by the Loan Transactions and (C) approves the payment by the Borrower of all of the fees provided for in the Fee Letters, the Engagement Letter, the Loan Documents, First Lien Loan Documents and ABL Loan Documents. Such orders shall be in full force and effect and shall not have been vacated or reversed and shall not be stayed or subject to a motion to stay and shall not have been amended or modified in any manner that is adverse (as determined in good faith by the Administrative Agent and the Joint Lead Arrangers) to the rights and interests of the Administrative Agent, the Joint Lead Arrangers and any Lender and their respective Affiliates, in their capacities as such, in any respect without written consent of each of the Administrative Agent and the Joint Lead Arrangers. The Plan Effective Date shall have occurred, or contemporaneous with the funding of the Term Loans shall occur, and all conditions precedent thereto as set forth therein shall have been satisfied or waived.

(q) The Administrative Agent shall have received evidence that all general liability and property insurance required to be maintained pursuant to Section 5.07 of this Agreement and Section 10 of the Security Agreement has been obtained and is in effect and that the Administrative Agent has been named as loss payee or additional insured, as appropriate, under each liability and property insurance policy.

(r) The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, in each case at least three (3) Business Days prior to the Closing Date to the extent requested by the Administrative Agent ten (10) Business Days prior to the Closing Date.

(s) The Administrative Agent shall have received any requested environmental review reports that have been prepared within the three years prior to the Closing Date to the extent previously prepared and in the possession or control of the Borrower and to the extent the Borrower is permitted or entitled, pursuant to the terms under which such report was prepared, to provide it to the Administrative Agent.

(t) All material governmental and third party approvals necessary in connection with the Loan Documents and the Transactions shall have been obtained and shall be in full force and effect.

(u) The Borrower shall be in compliance, as of the Closing Date and after giving pro forma effect to the Transactions, with the minimum consolidated adjusted EBITDA covenant set forth in Section 5.03(a) of the DIP Term Loan Credit Agreement (as in effect on June 19, 2013 without giving effect to any future amendments or modifications thereto) and the Administrative Agent shall have received a certificate of the chief financial officer of the Borrower certifying thereto.

(v) The UK Pension Settlement Agreement and the Order (I) Approving (A) the KPP Global Settlement and (B) Procedures for the Assumption and Assignment of Certain Contracts and (II)

Authorizing the Debtors’ (A) Entry Into Agreements With Respect to the Transfer of the Document Imaging and Personalized Imaging Businesses and (B) Use, License and Lease of Property of the Estate in Connection Therewith, dated June 21, 2013, as amended from time to time, shall each be in full force and effect.

(w) (i) The Borrower and the Loans each shall have received a rating from Moody’s and (ii) the Borrower shall have used commercially reasonable efforts to receive a rating with respect to the Borrower and the Loans from S&P (it being understood that the rating from S&P may not be obtained prior to the Closing Date); provided, that, in each case, no specific rating level need be attained.

(x) Either (i) the Amended and Restated Settlement Agreement Eastman Business Park, dated as of August 6, 2013, between the Borrower and the State of New York in respect of environmental liabilities relating to the Eastman Business Park in Rochester, New York (which includes, as a condition precedent to Kodak’s obligations, that the United States shall have delivered a covenant not to sue and contribution protection under applicable federal environmental law), and the Order Approving and Authorizing the Debtors’ Entry into the Eastman Business Park Settlement Agreement, entered August 19, 2013, shall each be in full force and effect or (ii) the Administrative Agent shall have received reasonably satisfactory evidence that the maximum aggregate projected cash cost estimated by the Borrower as of the Closing Date for the Borrower and its Subsidiaries with respect to such state or federal environmental liabilities over the ten year period following the Closing Date is (i) an average of $2,500,000 or less per year and (ii) $25,000,000 or less in the aggregate.

(y) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or in all respects, if qualified by materiality) on and as of the Closing Date (unless a representation or warranty is made as of a specific date or for a specified period, in which case such representation or warranty shall be true and correct in all material respects as of such specified date or for such specified period).

(z) At the time of and immediately after giving effect to the Closing Date and the Borrowings to be made on the Closing Date, no Default or Event of Default shall have occurred and be continuing.

(aa) Clause (d) of the Real Estate Requirements shall have been satisfied with respect to all Mortgaged Property set forth on Schedule 1.01(b).

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full (other than contingent indemnification obligations not then due and payable), the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender (through the Administrative Agent) each of the following together with all supporting documentation as the Administrative Agent may reasonably require:

(a) by April 30, 2014 for the fiscal year ended December 31, 2013, and for each fiscal year thereafter as promptly as practicable and in no event later than ninety (90) days after the end of each such fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year of the Borrower and its consolidated Subsidiaries, setting forth in each case in comparative form the figures for the previous fiscal year, accompanied by an opinion of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit or other material qualification or exception, except for any such qualification or exception with respect to any indebtedness maturing within 364 days after the date of such financial statements) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) by December 15, 2013 for the Fiscal Quarter ended September 30, 2013, and within forty-five (45) days after the end of each of the first three Fiscal Quarters of each fiscal year of the Borrower thereafter, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries as of the end of and for such Fiscal Quarter and then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (the financial statements required to be delivered pursuant to Section 5.01(a) and this Section 5.01(b), “Financial Statements”) ;

(c) concurrently with any delivery of Financial Statements, the related consolidating financial statements (which may be in footnote form only) reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such Financial Statements;

(d) concurrently with (i) any delivery of Financial Statements, a certificate of a Financial Officer certifying as to whether a Default or an Event of Default has occurred during the period covered by the Financial Statements and is continuing and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) any delivery of Financial Statements pursuant to Section 5.01(a) (unless the Borrower has or will file an Annual Report or Form 10-K for such period), a certificate of a Financial Officer setting forth reasonably detailed calculations demonstrating compliance with Section 6.13 and stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the Financial Statements accompanying such certificate;

(e) (x) concurrently with the delivery of Financial Statements pursuant to Section 5.01(a), a certificate of a Financial Officer setting forth a reasonably detailed calculation of Excess Cash Flow for the applicable fiscal year and (y) concurrently with the delivery of Financial Statements pursuant to Section 5.01(a) or (b), (i) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Restricted Subsidiaries with Section 6.15 as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any Intellectual Property (as defined in the Security Agreement) acquired by any Loan Party and (3) a description of any new Restricted Subsidiary or Unrestricted Subsidiary (including each Person that has been designated as a Restricted Subsidiary or an Unrestricted Subsidiary) as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(f) within ninety (90) days after the beginning of the fiscal year ended December 31, 2013 of the Borrower and within sixty (60) days after the beginning of each fiscal year thereafter of the Borrower, a reasonably detailed consolidated budget of the Borrower and its consolidated Subsidiaries for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow and availability forecast as of the end of and for each Fiscal Month during such fiscal year and setting forth the assumptions used for purposes of preparing such budget); it being understood that the projections are made on the basis of the Borrower’s then current good faith views and assumptions believed to be reasonable when made with respect to future events, and assumptions that the Borrower believes to be reasonable as of the date thereof and further being understood that projections, including the projections, are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, inherently unreliable and that actual performance may differ materially from the projections and no assurance is given by the delivery of such projections or otherwise that the projections will be realized;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its stockholders generally, as the case may be;

(h) within five Business Days after the same are sent, copies of all financial and collateral reporting (including supporting information) provided by the Borrower or its Restricted Subsidiaries to the lenders or agents under the ABL Loan Documents or the First Lien Loan Documents;

(i) promptly following the effectiveness thereof, copies of any amendment, supplement, waiver or other modification with respect to any First Lien Loan Document or any ABL Loan Document; and

(j) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Notwithstanding the foregoing or any provision of the Loan Documents, in no event shall Borrower or any of its Subsidiaries be required to provide any such information (1) which constitutes non-financial trade secrets or non-financial proprietary information, (2) in respect of which disclosure to any Agent or any Lender (or their respective representatives or contractors) is prohibited by law or contractual confidentiality obligation owed to a third party, which obligation (x) was entered into in the ordinary course of business, (y) was entered into for a bona fide purpose and (z) has a reasonable relationship as determined by the Borrower in their reasonable discretion to the event, condition or other matter that is the basis therefor or (3) is subject to attorney client or similar privilege or constitutes attorney work-product.

Documents required to be delivered pursuant to Section 5.01(a), Section 5.01(b), Section 5.01(d) or Section 5.01(g) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which such documents are posted, or the Administrative Agent is provided a link thereto on the website address listed on Schedule 5.01; (2) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (3) on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that, with respect to each of clauses (1) through (3) above: (x) at the reasonable request of any Lender (through the Administrative Agent), the Borrower shall deliver paper copies of the documents requested by such Lender to the Administrative Agent for delivery to such Lender, and (y) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or email) of the posting of any such documents and provide to the Administrative Agent by email electronic versions (i.e., soft copies) of such documents (which notice shall be deemed delivered upon filing with the Securities and Exchange Commission). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Notwithstanding anything to the contrary herein, the Borrower is required to deliver paper copies of the certificates required by Section 5.01(d) to the Administrative Agent.

The Loan Parties hereby acknowledge that (1) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender”; and (z) the Administrative Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”

Notwithstanding anything to the contrary contained herein or in any other Loan Document, neither Borrower nor any Subsidiary shall be required to provide the Administrative Agent, any Lender or any other party hereto (or any of their advisors or consultants) with access to, or details concerning, any facility or information to the extent that such provision would, in the Borrower’s sole good faith judgment, result in a violation of Applicable Law or regulation, including International Traffic in Arms Regulations.

Section 5.02 Notices of Material Events.

(a) The Borrower will furnish to the Administrative Agent and each Lender (through the Administrative Agent), promptly following obtaining knowledge thereof, written notice of the following:

(i) the occurrence of any Default or Event of Default;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(iii) (A) as soon as possible upon becoming aware of the occurrence of any ERISA Event or Foreign Plan Event, a written notice specifying the nature thereof, what action the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor, the PBGC or any other governmental agency with respect thereto; and (B) with reasonable promptness, upon Administrative Agent’s request, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any Restricted Subsidiary, any of the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan; (2) all notices received by the Borrower, any of the Restricted Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and three (3) copies of such other documents or governmental reports or filings relating to any Plan or Pension Plan as Administrative Agent shall reasonably request;

(iv) promptly following receipt thereof, copies of (i) any documents described in Section 101(f) of ERISA that the Borrower, any Restricted Subsidiary or any ERISA Affiliate may request with respect to any Plan, and any documents described in 101(k) or 101(l) of ERISA that the Borrower, any Restricted Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the relevant Restricted Subsidiaries or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Restricted Subsidiary or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(v) except to the extent prohibited by the Pensions Act 2004, promptly and in any event within 3 Business Days after a Responsible Officer of the Borrower or Kodak Limited knows or has reason to know that (A) the UK Pension Scheme has commenced winding up, (B) the UK Pensions Regulator has issued a warning notice that it is considering issuing a financial support direction or contribution notice to the Borrower or any of its Affiliates in relation to the UK Pension Scheme or (C) the Borrower or any of its Affiliates which currently participates in the UK Pension Scheme has ceased to participate and thus triggered a liability on its cessation of participation, a statement of a Responsible Officer of the Borrower (or, if applicable, cause to be furnished to the Lenders a statement of a Responsible Officer of Kodak Limited) noting such event and the action, if any, which is proposed to be taken with respect thereto;

(vi) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect (other than in respect of developments the subject matter of which is covered by subclauses (a)(ii)-(v)); and

(vii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against any Loan Party with respect to the Plan of Reorganization or Plan Confirmation Order.

(b) Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Information Regarding Collateral. The Borrower will furnish to the Administrative Agent notice of the following changes within fifteen (15) days after any change (i) in any Loan Party’s corporate, limited liability company or partnership name, (ii) in the location of any Loan Party’s “location” (as determined under Section 9-307 of the UCC), chief executive office or principal place of business (including the establishment of any such new principal place of business), (iii) in any Loan Party’s organizational structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number or state organizational number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made, or are timely made after such change, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all of the Collateral (free and clear of all Liens other than Liens permitted by Section 6.02).

Section 5.04 Existence; Conduct of Business. The Borrower will, and will cause each of the Restricted Subsidiaries (other than Immaterial Subsidiaries) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its (i) legal existence and (ii) rights, licenses, permits, privileges, franchises and intellectual property rights used in the normal conduct of its business, taken as a whole; except, in the case of (i) (other than with respect to the Borrower) or (ii), (x) to the extent (1) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) pursuant to any merger, consolidation, liquidation or dissolution or Disposition permitted under Section 6.03 or Section 6.05, or (y) neither the Borrower nor any Restricted Subsidiary shall be required to preserve, renew or keep in full force and effect any intellectual property rights if the Borrower or such Restricted Subsidiary determines in its reasonable business judgment that the preservation, renewal or keeping in full force and effect thereof is no longer desirable in the conduct of the business of the Borrower or such Restricted Subsidiary, taken as a whole.

Section 5.05 Payment of Taxes. The Borrower will, and will cause each of the Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, before any penalty or fine accrues thereon; provided, that no such Tax need be paid if (i) the failure to pay would not be reasonably expected to have a Material Adverse Effect or (ii) it is being contested in good faith by appropriate proceedings and as to which adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor.

Section 5.06 Maintenance of Properties. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all tangible property material to the conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear, casualty and condemnation excepted; provided that the foregoing shall not prohibit any transactions permitted under Section 6.05.

Section 5.07 Insurance. (a) The Borrower will, and will cause each of the Restricted Subsidiaries to: (i) maintain insurance (after giving effect to self-insurance) with financially sound and reputable insurers on such of its property and in at least such amounts and against at least such risks as is customary with companies in the same or similar businesses operating in the same or similar locations; (ii) maintain such other insurance as may be required by law; and (iii) promptly following reasonable request by the Administrative Agent, which request need not be made in writing, furnish the Administrative Agent with certificates evidencing the insurance required by this paragraph. The Loan Parties shall require all property, casualty and liability insurance policies to be endorsed, which endorsement shall be reasonably satisfactory in form and substance to the Administrative Agent, to name the Administrative Agent for the benefit of the Lenders, as additional insured or loss payee, as appropriate; provided that the Borrower shall only be required to use its commercially reasonable efforts to obtain any notification endorsement. The Borrower shall deliver to the Administrative Agent, within ten (10) Business Days after the cancellation of any such policy of insurance, a certificate of insurance for the replacement policy to the extent such insurance is required to be replaced pursuant to this Section 5.07. In the event of the Borrower’s or any other Loan Party’s failure to obtain or maintain the insurance required by this paragraph, without waiving any Event of Default occasioned thereby, the Administrative Agent shall have the right following thirty (30) days prior notice to the Borrower to obtain the required coverage and invoice the Borrower for the premium payments therefor.

(b) If at any time the area in which any owned Real Estate on which a Mortgage has been granted is located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) with respect to which flood insurance has been made available under any of the Flood Insurance Laws, the Borrower shall (A) maintain, with a financially sound and reputable insurer, flood insurance (which may be in the form of a blanket policy) in such total amount as is reasonably acceptable to the Administrative Agent and otherwise sufficient to comply with applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, and (B) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent or (ii) a “Zone 1” area, the Borrower shall obtain earthquake insurance in such total amount as is reasonably required by the Administrative Agent (but in any event not to exceed the replacement cost or fair market value of the property, as reasonably estimated by the Borrower). All premiums on any of the insurance referred to in this Section 5.07(b) shall be paid when due by the Borrower and, if requested by the Administrative Agent, summaries of the policies shall be provided to the Administrative Agent annually or as it may otherwise reasonably request. Without limiting the rights of the Administrative Agent provided for above, if the Borrower fails to obtain or maintain any insurance required under the Flood Insurance Laws within thirty (30) days following written notice to the Borrower (or such shorter period as required by Applicable Law), the Administrative Agent may obtain it at the Borrower’s expense. By purchasing any of the insurance referred to in this Section 5.07(b), the Administrative Agent shall not be deemed to have waived any Default or Event of Default arising from the Borrower’s failure to maintain such insurance or pay any such premiums in respect thereof.

(c) The Borrower and the other Loan Parties acknowledge and agree that all income, payments and proceeds of a physical damage property insurance claim payable to them and relating to the Term Priority Collateral will be received by the Borrower and the other Loan Parties as agent hereunder for the benefit of the Lenders and, from and after the Cash Control Implementation Date, deposited in an account subject to an Account Control Agreement in favor of the Administrative Agent, the First Lien Agent or the ABL Agent in accordance with the Security Agreement and the Intercreditor Agreement. Unless an Event of Default has occurred and is continuing, the Administrative Agent shall cause any insurance proceeds for which it is loss payee for the benefit of the Secured Parties to be made available to the Borrower as promptly as practicable after receipt thereof by the Administrative Agent for application as required or otherwise permitted by the Loan Documents.

Section 5.08 Books and Records; Inspection and Audit Rights. The Borrower will keep proper financial records in accordance with GAAP in all material respects. The Borrower will, and will cause each of the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent in consultation with the Borrower, upon reasonable prior notice, no more than once in any period of twelve (12) consecutive months commencing on or after the Closing Date (or on an unlimited basis during the continuance of an Event of Default), to visit and inspect its properties, to examine and make extracts from such records, and to discuss its affairs, finances and condition with its officers and independent accountants, all during normal business hours at times mutually agreed by the Borrower and the Administrative Agent and in a commercially reasonable manner; provided that in no event shall the requirements set forth in this Section 5.08 require the Borrower or any of its Restricted Subsidiaries to provide any such information which (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Applicable Law or contractual confidentiality obligation owed to a third party or (iii) in the reasonable determination of the Borrower, is subject to attorney client or similar privilege or constitutes attorney work-product; provided, further that the Borrower shall be given the opportunity to be present at any meetings with its independent accountants. Notwithstanding anything to the contrary contained herein or in any other Loan Document, no Loan Party shall be required to provide the Administrative Agent, any Lender or any of their advisors or consultants with access to, or details concerning, any facility, document or information to the extent that such provision would, in such Loan Party’s reasonable judgment, result in a violation of Applicable Law or regulation, including International Traffic in Arms Regulations.

Section 5.09 Compliance with Laws and Contractual Obligations. The Borrower will, and will cause each of the Restricted Subsidiaries to, comply with all Contractual Obligations and all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.10 Additional Subsidiaries. If (x) any additional Domestic Subsidiary is formed or acquired after the Closing Date or if a Domestic Subsidiary that was an Excluded Subsidiary no longer meets the applicable criteria to remain an Excluded Subsidiary, or (y) if any additional Foreign Subsidiary that is not an Immaterial Foreign Subsidiary is formed or acquired after the Closing Date or any Foreign Subsidiary ceases to be an Immaterial Foreign Subsidiary, the Borrower will promptly notify the Administrative Agent and the Lenders thereof and (a) the Borrower will cause any such Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary) (i) to become a party to the Security Agreement in the manner provided therein and within thirty (30) days (or such longer period as the Administrative Agent may consent to in its reasonable discretion) after such Subsidiary is formed or acquired or no longer qualifies as an Excluded Subsidiary, (ii) promptly to take such actions to create, grant, establish, preserve and perfect the Liens on such Subsidiary’s assets to the extent required under the Security Documents or as the Administrative Agent or the Required Lenders shall reasonably request in accordance with the Loan Documents and (iii) to deliver, if requested by the Administrative Agent, a written opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) to the Borrower or such Subsidiary, as applicable, with respect to the matters described in clauses (i) and (ii) hereof, in each case in form and substance reasonably satisfactory to the Administrative Agent and (b) if any Equity Interests of any such Subsidiary are owned directly by or on behalf of the Borrower or any Guarantor, the Borrower will cause such Equity Interests to be pledged pursuant to the Security Agreement within thirty (30) days for a Domestic Subsidiary and within sixty (60) days for a Foreign Subsidiary (or, in each case, such longer period as the Administrative Agent may consent to in its reasonable discretion) after such Subsidiary is formed or acquired (provided that in no event shall more than sixty-five percent (65%) of the total outstanding voting Equity Interests in any such Subsidiary that is a Material First-Tier Foreign Subsidiary be required to be so pledged; provided further, that no Foreign Subsidiary will be subject to local pledge perfection if in the applicable foreign jurisdiction such Foreign Subsidiary would have to consult a works council, or other similar entity, in order to perfect the pledge); provided further, that the Agent may agree at the request of the Borrower to exclude additional Foreign Subsidiaries from the pledge requirement if the burden of providing such pledge to the Company outweighs the expected benefit of the pledge to the Lenders.

Section 5.11 Further Assurances; Post-Closing Mortgages. (a) Subject to the limitations set forth in the Loan Documents, the Borrower will, and will cause each other Loan Party to, at the expense of the Loan Parties, promptly execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, intellectual property filings, termination statements, fixture filings and other documents), which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien.

(b) The Borrower will deliver an executed Mortgage on, and satisfy the Real Estate Requirements with respect to, all Real Estate owned in fee simple by a Loan Party and acquired after the Closing Date that has an estimated fair market value in excess of $15,000,000 and is located other than in the state of New York, within ninety (90) days of such acquisition (or such later period as agreed in writing by the Administrative Agent in its sole discretion), together with all documents and instruments required under the law of the jurisdiction in which such Mortgage is to be recorded to perfect the security interest of the Administrative Agent in the Collateral free of any other pledges, security interests or mortgages, except Liens expressly permitted hereunder.

(c) The Borrower will deliver an executed Mortgage on, and satisfy the Real Estate Requirements with respect to, all Mortgaged Property listed on Schedule 1.01(b) within ninety (90) days of the Closing Date (or such later period as agreed in writing by the Administrative Agent in its sole discretion), together with all documents and instruments required under the law of the jurisdiction in which such Mortgage is to be recorded to perfect the security interest of the Administrative Agent in the Collateral free of any other pledges, security interests or mortgages, except Liens expressly permitted hereunder.

Section 5.12 Cash Management. (a) Annexed hereto as Schedule 5.12(a)(i) is a schedule of all DDAs that are maintained by the Loan Parties as of the Closing Date, which schedule shall include, with respect to each depository as of the Closing Date (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository. Attached hereto as Schedule 5.12(a)(ii) is a schedule of all lock boxes that are maintained by the Loan Parties as of the Closing Date (the “Lock Boxes”).

(b) As soon as practicable and in no event more than sixty (60) days following the Closing Date (which period may be extended by the ABL Agent under the ABL Agreement) (the “Cash Control Implementation Date”), the Loan Parties shall enter into (i) an Account Control Agreement with the banks with which any Loan Party maintains DDAs and securities accounts, with respect to each DDA and securities account (other than any Excluded Accounts or Disbursement Accounts) (collectively, the “Controlled DDA Accounts”) and (ii) a Lock Box Agreement with the banks with which any Loan Party maintains a Lock Box, with respect to each Lock Box (collectively, the “Controlled Lock Box Accounts”).

(c) If, at any time from and after Cash Control Implementation Date, any cash or cash equivalents owned by any Loan Party that constitutes Collateral are deposited to any DDA, securities account or Lock Box Account, or held or invested in any manner, other than in a Controlled Account (or a Disbursement Account or an Excluded Account), the Administrative Agent (with the consent of the ABL Agent and the First Lien Agent) may require the applicable Loan Party to close such account and have all funds therein transferred to a Controlled Account, and all future deposits made to a Controlled Account (other than with respect to cash on deposit in an Excluded Account or Disbursement Account).

(d) The Loan Parties may close DDAs or Controlled Accounts and/or open new DDAs or Controlled Accounts, subject to the execution and delivery to the ABL Agent, the First Lien Agent and the Administrative Agent of appropriate Account Control Agreements or Lock Box Agreements, as applicable, consistent with the provisions of this Section 5.12 and otherwise reasonably satisfactory to the ABL Agent, the First Lien Agent and the Administrative Agent.

(e) The only Disbursement Accounts as of the Closing Date are as described in Schedule 5.12(e).

Section 5.13 Designation of Subsidiaries. The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default shall have occurred and be continuing, (b) Unrestricted Subsidiaries, when taken together with all Immaterial Subsidiaries, at the time of designation shall not have net sales for any Fiscal Quarter or total assets as of the last day of any Fiscal Quarter in an amount that is equal to or greater than 7.5% of the net sales or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for, or as of the last day of, such Fiscal Quarter determined as of the date of the most recent financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b), as the case may be; provided that if for any subsequent Fiscal Quarter the conditions above would not be met if the Borrower were designating such Subsidiary as an Unrestricted Subsidiary at such time, the Borrower will promptly designate in writing to the Administrative Agent, pursuant to this Section 5.13, the Subsidiaries which will cease to be Unrestricted Subsidiaries in order to comply with the foregoing conditions and (c) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the First Lien Facility or the ABL Facility. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the fair market value of such Person’s (as applicable) investment therein and the Investment resulting from such designation must otherwise be in compliance with Section 6.04. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. As of the date hereof, there are no Unrestricted Subsidiaries.

Section 5.14 Benefit Plans Payments. The Borrower, the Restricted Subsidiaries and all ERISA Affiliates shall make all required contributions to any Plans, Pension Plans or Multiemployer Plans which, if not made, would reasonably be expected to result in a Material Adverse Effect, unless such payment is being contested pursuant to Section 5.05.

Section 5.15 Lender Meetings. The Borrower will, upon the request of the Administrative Agent or the Required Lenders, participate in one teleconference with the Administrative Agent and the Lenders during each Fiscal Quarter (or, for so long as an Event of Default is continuing, more frequent teleconferences as the Administrative Agent may reasonably request) during normal business hours at such time as may be mutually agreed to by the Borrower and the Administrative Agent, which teleconference shall include a clearly demarcated portion suitable for Public Lenders (it being understood and agreed that the appropriate ABL Lenders and First Lien Lenders may participate in any such teleconferences and such participation shall satisfy the Borrower’s obligation in respect thereof under the ABL Agreement or First Lien Agreement, as applicable).

Section 5.16 Environmental Matters. Without limitation of any other covenants, rights or other obligations expressed elsewhere in this Agreement:

(a) Each Loan Party will, and will cause each of its Restricted Subsidiaries, to take all reasonable actions required under Environmental Laws to (i) the extent it has knowledge thereof, cure any violation of applicable Environmental Laws by any Loan Party or its Restricted Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) make an appropriate response to any claim, suit or proceeding against any Loan Party or any of its Restricted Subsidiaries asserting any Environmental Liability (in each case to the extent such Loan Party has knowledge of such claim, suit or proceeding) and discharge any obligations it may have to any Person thereunder, where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) implement any and all Remedial Actions required to comply with Environmental Laws or that are legally required by any Governmental Authority acting within its jurisdiction (following final resolution of the Loan party’s or its Restricted Subsidiaries’ challenges or appeals, if any, of the relevant Governmental Authority’s order or decision) or that are otherwise necessary to maintain the value and marketability of its owned or leased Real Estate for industrial usage, except where failure to perform any such Remedial Action would not reasonably be expected to result in a Material Adverse Effect.

(b) Promptly upon obtaining knowledge of the occurrence thereof, the Borrower shall deliver to the Administrative Agent written notice describing in reasonable detail (i) any Release that would reasonably be expected to require a Remedial Action or give rise to Environmental Liability, in each case that would reasonably be expected to result in a Material Adverse Effect, (ii) any Remedial Action by any Loan Party, its Restricted Subsidiaries or any other Person in response to the presence or Release of Hazardous Materials that would reasonably be expected to result in Environmental Liability of any Loan Party or its Restricted Subsidiaries that would be reasonably expected to result in a Material Adverse Effect, (iii) any claim, demand, suit or proceeding (including any request for information by a Governmental Authority) that would reasonably be expected to result in Environmental Liability of any Loan Party or its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect, (iv) any Loan Party or its Restricted Subsidiaries’ discovery of any occurrence or condition at any of its owned or leased Real Estate, or on any adjoining Real Estate, that would reasonably be expected to cause such owned or leased Real Estate or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof or any lien in favor of any Governmental Authority to secure the satisfaction of any liability under any Environmental Laws that, in each case, would reasonably be expected to result in a Material Adverse Effect, (v) any proposed acquisition of Equity Interests, assets or property by any Loan Party or any of its Restricted Subsidiaries that would reasonably be expected to expose any Loan Party or any of its Restricted Subsidiaries to, or result in, Environmental Liability that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (vi) any proposed action to be taken by any Loan Party or any of its Restricted Subsidiaries to modify current operations in a manner that would reasonably be expected to subject any Loan Party or any of its Restricted Subsidiaries to additional obligations or requirements under Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.17 Maintenance of Ratings. The Borrower shall use its commercially reasonable efforts to maintain (x) a public rating of the Loans by S&P and Moody’s and (y) a public corporate rating for the Borrower from S&P and a public corporate family rating from Moody’s; provided that no specific rating shall be required.

Section 5.19 Post-Closing Obligations. The Borrower shall take all actions set forth on Schedule 5.18 within the time period set forth thereon.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full (other than contingent indemnification obligations not then due and owing), the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness constituting Obligations;

(ii) Indebtedness (A) evidenced by the First Lien Loan Documents in an aggregate principal amount not to exceed $470,000,000 at any time, (B) evidenced by the ABL Loan Documents in an aggregate principal amount not to exceed $250,000,000 at any time plus additional amounts not to exceed $25,000,000 at any time constituting Protective Revolving Loans (as defined in the ABL Agreement) and (C) in respect of letters of credit to the extent amounts have been deposited in a Cash Collateral Account;

(iii) Indebtedness existing on the Closing Date and set forth in Schedule 6.01 and any Permitted Refinancing thereof;

(iv) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (A) Indebtedness of any Loan Party owing to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations on subordination terms reasonably satisfactory to the Administrative Agent and (B) Indebtedness of any Subsidiary that is not a Loan Party owing to any Loan Party shall be subject to Section 6.04(c);

(v) Guarantees by the Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

(vi) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof and any Permitted Refinancings of such Refinanced Indebtedness; provided that (A) before and after giving effect to the incurrence of such Indebtedness, no Default (to the knowledge of any Loan Party) or Event of Default shall have occurred and be continuing, (B) such Indebtedness (other than any Permitted Refinancings thereof or Permitted Refinancings of any such Refinanced Indebtedness) is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (C) the aggregate principal amount of Indebtedness incurred on or after the Closing Date and permitted by clauses (vi), (vii) and (viii) of this Section 6.01 at any time outstanding shall not exceed (x) the greater of (1) $22,000,000 and (2) 0.71% of Total Assets during the twelve month period ending on the first anniversary of the Closing Date, (y) the greater of (1) $44,000,000 and (2) 1.43% of Total Assets during the twelve month period ending on the second anniversary of the Closing Date and (z) the greater of (1) $66,000,000 and (2) 2.14% of Total Assets thereafter;

(vii) Indebtedness of the Borrower or any Restricted Subsidiary relating to purchase money security interests (as defined in the New York Uniform Commercial Code, as amended) and Permitted Refinancings thereof and any Permitted Refinancings of such Refinanced Indebtedness; provided that (A) before and after giving effect to the incurrence of such Indebtedness no Default or Event of Default shall have occurred and be continuing, (B) such Indebtedness (other than any Permitted Refinancings thereof or Permitted Refinancings of any such Refinanced Indebtedness) is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (C) the aggregate principal amount of Indebtedness incurred on or after the Closing Date and permitted by clauses (vi), (vii) and (viii) of this Section 6.01 at any time outstanding shall not exceed (x) the greater of (1) $22,000,000 and (2) 0.71% of Total Assets during the twelve month period ending on the first anniversary of the Closing Date, (y) the greater of (1) $44,000,000 and (2) 1.43% of Total Assets during the twelve month period ending on the second anniversary of the Closing Date and (z) the greater of (1) $66,000,000 and (2) 2.14% of Total Assets thereafter;

(viii) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition by the Borrower or any Restricted Subsidiary after the Closing Date of real property and improvements thereto (but not inventory or other personal property located therein) and Permitted Refinancings thereof and any Permitted Refinancings of such Refinanced Indebtedness; provided that (A) before and after giving effect to the incurrence of such Indebtedness no Default (to the knowledge of any Loan Party) or Event of Default shall have occurred and be continuing, (B) the terms of such Indebtedness are commercially reasonable as determined by the Borrower, (C) the secured recourse to the Borrower or any Restricted Subsidiary of such Indebtedness shall be limited to the value of the real property and improvements financed by such Indebtedness and (D) the aggregate principal amount of Indebtedness incurred on or after the Closing Date and permitted by clauses (vi), (vii) and (viii) of this Section 6.01 at any time outstanding shall not exceed (x) the greater of (1) $22,000,000 and (2) 0.71% of Total Assets during the twelve month period ending on the first anniversary of the Closing Date, (y) the greater of (1) $44,000,000 and (2) 1.43% of Total Assets during the twelve month period ending on the second anniversary of the Closing Date and (z) the greater of (1) $66,000,000 and (2) 2.14% of Total Assets thereafter;

(ix) Investments permitted under Section 6.04(g) that constitute Indebtedness;

(x) without duplication of any other Indebtedness permitted hereunder, liabilities for Leases of real property characterized as Indebtedness for purposes of GAAP;

(xi) Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(xii) Indebtedness arising pursuant to agreements in connection with any Dispositions of any business, assets or Equity Interests of any Restricted Subsidiary permitted under Section 6.05, any Permitted Acquisition or any other permitted Investment hereof consisting of indemnification, earn-out obligations, adjustment of purchase price or similar obligations, or guarantees or letters of credit, bankers’ acceptances, accommodation guarantees, surety bonds or performance bonds securing any obligations of the Borrower or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with such permitted Disposition, Permitted Acquisition or other permitted Investment (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or capital stock of such Restricted Subsidiary for the purpose of financing such acquisition) and any Permitted Refinancing thereof and any Permitted Refinancings of any such Refinanced Indebtedness;

(xiii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business (provided, however, that such Indebtedness is extinguished within ten (10) Business Days of the Borrower or the applicable Restricted Subsidiary becoming aware of such

Indebtedness) or other cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, credit card processing, overdraft protections and similar arrangements in the ordinary course of business;

(xiv) Indebtedness arising in connection with endorsements of instruments for deposit in the ordinary course of business;

(xv) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(xvi) Indebtedness in respect of Hedging Agreements designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(xvii) Indebtedness of any Restricted Subsidiary (A) assumed in connection with any Permitted Acquisition, provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, and any Permitted Refinancing thereof, or (B) incurred to finance a Permitted Acquisition and any Permitted Refinancing thereof; provided that, in each case, (x) such Indebtedness and all Indebtedness resulting from a Permitted Refinancing thereof is unsecured or the Liens securing such Indebtedness are otherwise permitted and (y) other than in connection with a Permitted Refinancing pursuant to this subclause (xvii), after giving effect to the incurrence of such Indebtedness, the Secured Leverage Ratio, determined on a Pro Forma Basis, as of the last day of the most recently ended Measurement Period does not exceed 3.00 to 1.00;

(xviii) Indebtedness incurred by any Foreign Subsidiary for working capital or general corporate purposes (including for acquisitions) which is not guaranteed, or secured, by any assets of any Loan Party (other than the Equity Interests of such Foreign Subsidiary that are not pledged to the Administrative Agent as security for the Obligations) in an aggregate amount not to exceed $165,000,000 at any time outstanding;

(xix) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, supporting obligations, bankers’ acceptances, performance bonds, surety bonds, statutory bonds, export or import indemnities, customs and appeal bonds, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that no such Indebtedness is in respect of borrowed money;

(xx) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;

(xxi) Indebtedness representing deferred compensation or similar obligations to employees or directors of the Borrower or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(xxii) Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent of the Borrower permitted by Section 6.08; provided the aggregate principal amount of such Indebtedness shall not exceed $11,000,000 at any time outstanding;

(xxiii) Indebtedness incurred by Kodak International Finance Limited, a company organized and existing under the laws of England or any successor entity, in connection with short term working capital needs in an aggregate amount not to exceed $27,500,000 at any time outstanding;

(xxiv) unsecured Indebtedness consisting of Guarantees of amounts owing by customers of the Borrower under equipment and vendor financing programs in an aggregate amount, when combined with Investments pursuant to Section 6.04(r), not to exceed at any time outstanding (w) $66,000,000 during the twelve month period ending on the first anniversary of the Closing Date, (x) $77,000,000 during the twelve month period ending on the second anniversary of the Closing Date, (y) the greater of (1) $83,000,000 and (2) 2.69% of Total Assets during the twelve month period ending on the third anniversary of the Closing Date, and (z) the greater of (1) $88,000,000 and (2) 2.85% of Total Assets thereafter;

(xxv) (A) other Secured Indebtedness so long as, immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Secured Leverage Ratio on a Pro Forma Basis is no greater than 2.50 to 1.00, and any Permitted Refinancing thereof and (B) other unsecured Indebtedness so long as, immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, (x) the Secured Leverage Ratio on a Pro Forma Basis is no greater than 2.50 to 1.00 and (y) the Total Leverage Ratio on a Pro Forma Basis is no greater than 4.50 to 1.00, and any Permitted Refinancing thereof; provided that for the purposes of calculating the Secured Leverage Ratio for this Section 6.01(a)(xxv), any Indebtedness incurred pursuant to Section 6.01(a)(xviii) shall be deemed Secured Indebtedness;

(xxvi) Indebtedness in connection with Permitted Receivables Financings in an aggregate amount not to exceed $27,500,000 at any time outstanding;

(xxvii) First Lien Incremental Equivalent Debt; and

(xxviii) other Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not to exceed $110,000,000 (at any one time outstanding).

(xxix) The Borrower will not, nor will it permit any Restricted Subsidiary to, issue any preferred stock or other preferred Equity Interests, other than Qualified Preferred Stock; provided that the Borrower may issue Disqualified Stock that is permitted pursuant to Section 6.01(a).

Section 6.02 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) (i) Liens created under the Loan Documents, (ii) subject to the Intercreditor Agreement, Liens created under the First Lien Loan Documents, and (iii) subject to the Intercreditor Agreement, Liens created under the ABL Loan Documents (including Liens relating to amounts on deposit in a Qualified Cash Account or Cash Collateral Account);

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing as of the Closing Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary (other than proceeds thereof and extensions or improvements to any such property) unless otherwise permitted herein and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and extensions, refinancings, restructurings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount equal to accrued interest and any fees, costs and expenses incurred in connection therewith), the obligations thereunder or the property or assets securing such obligations, in the case of each of subclauses (i) and (ii) above other than to the extent such Lien constitutes a Permitted Encumbrance;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than proceeds thereof and extensions or improvements to any such property) unless otherwise permitted herein and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition and extensions, renewals, refinancings, restructurings and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent of any reasonable premiums, fees and expenses incurred in connection with any such extensions, renewals and replacements);

(e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary and accessions and improvements thereto; provided that (i) such security interests secure Indebtedness permitted by clause (vi) of Section 6.01(a), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than proceeds thereof and extensions or improvements to any such property) unless otherwise permitted hereunder;

(f) Liens of sellers of goods to any Loan Party arising under the provisions of Applicable Law similar to Article 2 of the UCC in the ordinary course of business, covering only goods;

(g) Liens that secure Indebtedness permitted by clauses (vii) or (viii) of Section 6.01(a) on the assets being financed;

(h) any right, title and interest of a lessor under any lease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(i) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Restricted Subsidiary thereof on deposit with or in possession of such bank;

(j) (i) deposits in the ordinary course of business to secure liability to insurance carriers and (ii) Liens in insurance policies and proceeds thereof securing the financing of the premiums with respect thereto;

(k) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in respect of any Permitted Acquisition;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and securing obligations (i) that are not overdue by more than sixty (60) days, or (ii) (A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(m) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or equivalent statutes) on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage amounts incurred in the ordinary course of business; provided that such Liens (A) attach only to such investments and the proceeds therefrom and (B) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or Disposition of such investments and not any obligation in connection with margin financing; and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(n) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted hereunder, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted hereunder, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(o) with respect to the equity interests of any non-wholly owned Restricted Subsidiary, non-wholly-owned Unrestricted Subsidiary or joint venture, any put and call arrangements or restrictions on disposition related to such Equity Interests set forth in the applicable organizational documents or any related joint venture or similar agreement;

(p) Liens in the nature of the right of setoff in favor of counterparties to contractual obligations with the Loan Parties in the ordinary course of business;

(q) Liens arising out of conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(r) Liens upon specific items of inventory or other goods and proceeds of the Borrower or any of its Restricted Subsidiaries securing such Person’s obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(s) Liens on Collateral which secure Indebtedness permitted under Section 6.01(a)(xxv); provided, that such Liens shall be subject to an intercreditor agreement reasonably acceptable to the Administrative Agent;

(t) Liens over any assets of any Subsidiary that is not a Loan Party to the extent required to provide collateral in respect of any appeal in good faith of any tax litigation in an aggregate amount not to exceed the amount required to be paid under local law to permit such appeal;

(u) Liens to secure obligations under treasury services agreements or to implement cash pooling arrangements in the ordinary course of business;

(v) Liens on Cash and Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness, to the extent such defeasance, discharge or redemption is otherwise permitted hereunder;

(w) Liens in favor of a Loan Party;

(x) Liens on assets of Foreign Subsidiaries (or on the shares of such Foreign Subsidiaries to the extent not pledged as Collateral) securing Indebtedness of Foreign Subsidiaries permitted under Section 6.01(a) in an aggregate amount not to exceed $165,000,000 at any time outstanding;

(y) Liens in respect of Permitted Receivables Financings that extend only to the receivables subject thereto, the agreements governing the receivables included in such Permitted Receivables Financings, the rights under any such agreements, the proceeds thereof and the accounts into which such proceeds are paid (solely to the extent of such proceeds); and

(z) other Liens securing obligations of any Restricted Subsidiary in an aggregate amount not to exceed $39,000,000 at any time outstanding.

Section 6.03 Fundamental Changes. (a) The Borrower will not, nor will it permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Specified Event of Default shall have occurred and be continuing (i) any Person may merge into or consolidate or amalgamate with the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person that is not a Loan Party may merge into or consolidate or amalgamate with any Subsidiary in a transaction in which a Subsidiary is the surviving corporation (and if any party to such merger, consolidation or amalgamation is a Loan Party, becomes a Loan Party), (iii) any Loan Party (other than the Borrower) may merge into or consolidate or amalgamate with any other Loan Party (other than the Borrower), (iv) any Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the Subsidiaries, taken as a whole, and is not materially disadvantageous to the Lenders, (v) any Immaterial Subsidiary may liquidate or dissolve, (vi) Permitted Acquisitions or any disposition permitted by Section 6.05 (other than clause (f) thereof) may be consummated in the form of a merger, consolidation or amalgamation, so long as, in the event of a Permitted Acquisition, a Loan Party is the surviving Person or a Person that shall become a Loan Party immediately after such merger, consolidation or amalgamation is the surviving Person; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04. and (v) any Subsidiary may merge, amalgamate or consolidate with any other Person (other than the Borrower or any Subsidiary) the purpose of which is to effect a transaction permitted pursuant to Section 6.05.

(b) The Borrower will not, and will not permit any of the Restricted Subsidiaries to engage to any material extent in any business other than a Related Business (except, in the case of a Special Purpose Receivables Subsidiary, Permitted Receivables Financings).

Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any other Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidence of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of related transactions) any assets of any other Person constituting a business unit (each, an “Investment”), except:

(a) Cash and Cash Equivalents;

(b) Investments existing on the Closing Date and set forth on Schedule 6.04, as extended, modified, renewed, replaced, refunded or refinanced at any time and from time to time, so long as the principal amount thereof is not increased;

(c) (i) Investments by the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary and (ii) Investments in joint ventures and Unrestricted Subsidiaries; provided that (x) any Investment constituting such Equity Interests held by a Loan Party shall be pledged pursuant to, and to the extent required by, the Security Agreement, (y) immediately before and after giving effect to such Investment, no Default or Event of Default shall have occurred and be continuing and (z) the aggregate amount of Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties and in joint ventures shall not exceed $110,000,000 (provided that the aggregate amounts set forth in clause (z) shall be calculated net of any returns, profits, distributions and similar amounts received by any Loan Party from any Investments made by such Loan Party in Restricted Subsidiaries that are not Loan Parties or joint ventures pursuant to this clause (c) (which, in each case, shall not exceed the amount of such Investment (valued at cost) at the time such Investment was made)); provided further that to the extent funds are returned (in full or in part) to any Loan Party which is making such Investment either from the party in which the Investment was made or any other entity in connection with or related to the transaction in which the Investment was made (even if not classified as return on investment), only the initial Investment net of the amount so returned shall be included for purposes of determining the amount of any limit on Investments by Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary and on Investments in joint ventures and Unrestricted Subsidiaries permitted under Section 6.04(c) and the remainder of such Investment shall be permitted;

(d) Guarantees constituting Indebtedness permitted by Section 6.01; provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above;

(e) investments received in connection with the bankruptcy or reorganization of, or in partial or full settlement of delinquent accounts, or accounts or disputes with, customers, troubled account debtors and suppliers, or received in compromise or resolution of litigation, arbitration, or commercial disputes;

(f) non-cash consideration received in connection with the Disposition of any asset in compliance with Section 6.05;

(g) earn-outs and other customary post-Disposition obligations arising out of permitted Dispositions;

(h) the Borrower or any Loan Party may acquire all or substantially all the assets of a Person or line of business of such Person, business unit or division, or not less than one hundred percent (100%) of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that (1) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Subsidiary; (2) the Acquired Entity shall engage in a Related Business in accordance with Section 6.03(b); (3) immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (4) at the time of such transaction the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.10 and the Security Documents (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(h) being referred to herein as a “Permitted Acquisition”);

(i) loans or advances to officers, directors, consultants and employees of any Loan Party (or any direct or indirect parent thereof) or any of the Restricted Subsidiaries (i) for reasonable and customary relocation purposes made in the ordinary course of business in accordance with the relocation policy of the Borrower, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent thereof (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity), (iii) to permit the payment of Taxes by such Person with respect to the Equity Interests described in clause (ii) and (iv) for any other purposes not described in the foregoing clauses (i)-(iii); provided that the aggregate principal amount under clauses (ii) through (iv) above shall not exceed $11,000,000 outstanding in the aggregate;

(j) Investments in connection with Hedging Agreements permitted by Section 6.07 or consisting of transactions permitted under Section 6.01(a)(xii);

(k) Investments to the extent that payment for such Investments is made solely with Equity Interests of the Borrower (or any direct or indirect parent of the Borrower);

(l) Investments in (i) deposit accounts and securities account (x) opened in the ordinary course of business, (y) holding only Cash and Cash Equivalents and (z) subject to Account Control Agreements to the extent required by the Loan Documents and (ii) Investments in deposit accounts and securities accounts at credit unions or foreign banking institutions, in each case (x) opened in the ordinary course of business and (y) subject to Account Control Agreements to the extent required by the Loan Documents;

(m) (i) loans and advances made to distributors in the ordinary course and (ii) deposits, prepayments and other credits to suppliers or service providers made in the ordinary course of business;

(n) other Investments made after the Closing Date in an aggregate amount not to exceed (i) (A) during the twelve month period ending on the first anniversary of the Closing Date, an amount equal to the sum of $28,000,000, plus up to 50% of the allotment available in the following fiscal year, (B) during the twelve month period ending on the second anniversary of the Closing Date, an amount equal to (1) the sum of $39,000,000, plus up to 50% of the allotment available in the following fiscal year plus any unused amounts from prior fiscal years, minus (2) any portion of the amount available in such fiscal year used in the preceding fiscal year and (C) in any fiscal year thereafter an amount equal to (1) the sum of $55,000,000, plus any unused amounts from prior fiscal years, minus (2) any portion of the amount available in such fiscal year used in the preceding fiscal year and (ii) in the aggregate, $165,000,000; provided that immediately before and after giving effect to the making of any such Investment, no Default or Event of Default shall have occurred and be continuing; and

(o) Investments arising as a result of Permitted Receivables Financings in an aggregate amount not to exceed $27,500,000 at any time outstanding;

(p) accounts payable and other similar extension of credit to customers or suppliers in the ordinary course of business;

(q) Investments in an aggregate amount in any fiscal year not to exceed (together with the amount of any Restricted Payments made during such fiscal year and on or prior to such date pursuant to Section 6.08(a)(iii) and prepayments of Indebtedness made during such fiscal year and on or prior to such date pursuant to Section 6.08(b)(iv)), the Retained Excess Cash Flow Amount; provided that at the time of the making of any Indebtedness pursuant to this clause (q), (i) both immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing, (ii) making such Investment would not cause U.S. Liquidity to be less than $100,000,000 after giving effect to such Investment and (iii) the full amount of any ECF Prepayment due pursuant to Section 2.07(b)(iv) for such fiscal year has been paid; and

(r) Investments resulting from the funding of amounts owing by customers of the Borrower under equipment and vendor financing programs in an aggregate amount, when combined with Indebtedness incurred pursuant to Section 6.04(a)(xxiv), not to exceed at any time outstanding (w) $66,000,000 during the twelve month period ending on the first anniversary of the Closing Date, (x) $77,000,000 during the twelve month period ending on the second anniversary of the Closing Date, (y) the greater of (1) $83,000,000 and (2) 2.69% of Total Assets during the twelve month period ending on the third anniversary of the Closing Date, and (z) the greater of (1) $88,000,000 and (2) 2.85% of Total Assets thereafter.

Section 6.05 Asset Sales. The Borrower will not, and will not permit any of its Restricted Subsidiaries to Dispose of any asset, including any Equity Interest owned by it, except:

(a) (i) Dispositions of inventory, used, worn-out, obsolete or surplus equipment, or Cash and Cash Equivalents, in each case in the ordinary course of business or (ii) the abandonment or other Disposition of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practical or commercially reasonable to maintain or useful in any material respect in the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, in the ordinary course of business;

(b) Dispositions to the Borrower or a Restricted Subsidiary; provided that any such sales, transfers or dispositions involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) other Dispositions of assets for fair market value, provided that the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of total consideration expected to be received for such sale, transfer or other disposition in the form of Cash and Cash Equivalents (in each case, free and clear of all Liens at the time received); provided that, the value of (i) retained licenses, licenses back to the Borrower or its Restricted Subsidiaries (as a licensee) and covenants not-to-sue with respect to software or intellectual property that are incidental to such sale, transfer or other Disposition and received in the ordinary course for such transactions and (ii) the surrender, waiver, settlement, compromise or release of any claim against the Borrower or any of its Restricted Subsidiaries in connection therewith shall be excluded in determining whether 75% of the consideration received is in the form of Cash and Cash Equivalents; provided that Designated Non-Cash Consideration, together with Designated Non-Cash Consideration deemed cash pursuant to the last proviso to Section 6.05, in an amount up to $5,000,000 in the aggregate shall be deemed cash for these purposes;

(d) (i) Leases, subleases, licenses or sublicenses of property (excluding sale and leaseback transactions) and termination thereof by the Borrower or any Restricted Subsidiary in the ordinary course of business or that do not materially impair the operation of the Borrower’s or its Restricted Subsidiaries’ business, (ii) Leases and subleases of real property located at Eastman Business Park in Rochester, NY and (iii) sales of assets pursuant to sale and leaseback transactions permitted by Section 6.06;

(e) mergers, consolidations, liquidations, amalgamations and dissolutions, in each case in compliance with Section 6.03(a);

(f) Dispositions of Accounts in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy, workout or similar proceedings;

(g) to the extent constituting a Disposition, the granting of Liens permitted as Permitted Encumbrances and the making of investments permitted by Section 6.04 or the making of a Restricted Payment permitted by Section 6.08;

(h) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(i) transfers of property or assets subject to casualty or condemnation;

(j) Dispositions set forth on Schedule 6.05;

(k) Dispositions of Investments in joint ventures (including non-wholly owned Unrestricted Subsidiaries) to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) the unwinding of any Hedging Agreement pursuant to its terms;

(m) Dispositions of Accounts that are owned by Foreign Subsidiaries (i) for fair market value or (ii) subject to customary factoring or receivables financing arrangements;

(n) Dispositions of claims that the Borrower or any Restricted Subsidiary may maintain (i) in connection with the settlement of, or judgments in respect of such claims or (ii) to the relevant insurance provider in connection with the receipt of insurance proceeds related to any such claims; and

(o) non-exclusive licenses of intellectual property in the ordinary course of business or in connection with a settlement of litigation,

provided that all Dispositions permitted hereby shall be made for fair value (other than those permitted by clauses (a)(ii), (c), (e), (g) (i), (k), (l) and (n) of this Section 6.05) and at least seventy-five percent (75%) consideration consisting of Cash and Cash Equivalents (other than those permitted by clauses (a)(ii), (b), (c) (to the extent otherwise permitted therein), (d), (e), (f), (g), (h), (i), (j), (k), (n) and (o) of this Section 6.05); provided, that, the value of (i) retained licenses, licenses back to the Borrower or its Restricted Subsidiaries (as a licensee) and covenants not-to-sue with respect to software or intellectual property that are incidental to such sale, transfer or other Disposition and received in the ordinary course for such transactions and (ii) the surrender, waiver, settlement, compromise or release of any claim against the Borrower or any of its Restricted Subsidiaries in connection therewith shall be excluded in determining whether 75% of the consideration received is in the form of Cash and Cash Equivalents; provided further that at the option of the Borrower, with respect to any Disposition, Designated Non-Cash Consideration, together with Designated Non-Cash Consideration deemed cash pursuant to Section 6.05(c), in an amount up to $5,000,000 in the aggregate shall be deemed cash for these purposes.

Section 6.06 Sale and Leaseback Transactions. Except as otherwise set forth on Schedule 6.06 and except for any such transactions involving Eastman Business Park in Rochester, NY and the Borrower’s premises located at 343 State Street, Rochester NY 14650, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred other than any such sale of real property by the Borrower or any of its Restricted Subsidiary if such entity that sold such real property enters into a short term lease of no longer then twelve (12) months pending relocation after such sale, except for (a) any such sale of any fixed or capital asset is entered into in the ordinary course of business and is made for cash consideration in an amount not less fair market value of such fixed or capital asset, (b) the sale and leaseback transaction is permitted by Section 6.05(d) and is consummated within 90 days after such property is sold or transferred and (c) any Liens arising in connection with the use of property permitted by Section 6.02(e); provided that the aggregate market value of all property subject to such sale and leaseback transactions shall not exceed $27,500,000 in the aggregate.

Section 6.07 Hedging Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate interest rate, currency, commodities or energy exposure to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business.

Section 6.08 Restricted Payments; Certain Payments of Indebtedness. (a) The Borrower will not, nor will it permit any Restricted Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower may make Restricted Payments with respect to its Equity Interest payable solely in additional shares of its Equity Interests, (ii) each Restricted Subsidiary may make Restricted Payments to the holders of its Equity Interests ratably with respect to such Equity Interests, (iii) Restricted Payments in an aggregate amount in any fiscal year not to exceed (together with the amount of any Investments made during such fiscal year and on or prior to such date pursuant to Section 6.04(q) and prepayments of Indebtedness made during such fiscal year and on or prior to such date pursuant to Section 6.08(b)(iv)), the Retained Excess Cash Flow Amount; provided that at the time of the making of any Restricted Payments pursuant to this clause (iii), (1) both immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing, (2) after giving effect to the making of such Restricted Payment, the Secured Leverage Ratio, determined on a Pro Forma Basis, as of the last day of the most recently ended Measurement Period does not exceed 2.50 to 1.00, (3) after giving pro forma effect to the making of such Restricted Payment, U.S. Liquidity shall be greater than or equal to $100,000,000 and (4) the full amount of any ECF Prepayments due pursuant to Section 2.07(b)(iv) shall have been made; (iv) repurchases of Equity Interests (1) constituting fractional shares or (2) deemed to occur upon exercise of stock options or warrants or other securities convertible or exchangeable into Equity Interests if such Equity Interests represent all or a portion of the exercise price of such options or warrants; and (v) other Restricted Payments in an amount not to exceed in the aggregate $5,000,000.

(b) The Borrower will not, nor will it permit any Restricted Subsidiary to, make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) in respect of principal of, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of Subordinated Indebtedness or any other Indebtedness for borrowed money of the Borrower or any Restricted Subsidiary (other than the Loans, the First Lien Loans, the ABL Loans, Indebtedness of Foreign Subsidiaries, secured Indebtedness permitted by Section 6.01(a)(vi) or (vii), any intercompany Indebtedness permitted hereunder or First Lien Incremental Equivalent Debt or any Permitted Refinancing thereof; provided that:

(i) the Loan Parties may make regularly scheduled repayments or redemptions of Indebtedness permitted to be incurred under Section 6.01 (including payments of principal and interest as and when due);

(ii) the Borrower or any Restricted Subsidiary may make payments and distributions in respect of, and purchase, redeem, retire, acquire, cancel or terminate any Indebtedness of the Borrower or any Restricted Subsidiary (x) by the conversion of such Indebtedness to Equity Interests of the Borrower or (y) with the issuance of common stock or Qualified Preferred Stock of the Borrower or the proceeds of such issuance;

(iii) refinancings, replacements, extensions, renewals and refundings of such Indebtedness subject to and in accordance with the terms of this Agreement shall be permitted; and

(iv) prepayments in an aggregate amount in any fiscal year not to exceed (together with the amount of any Investments made during such fiscal year and on or prior to such date pursuant to Section 6.04(q) and Restricted Payments made during such fiscal year and on or prior to such date pursuant to 1)a)i)(1)(a)(iii)) the Retained Excess Cash Flow Amount shall be permitted; provided that at the time of the making of any such prepayments pursuant to this clause (iv), (1) both immediately before and after giving effect to such prepayment, no Default or Event of Default shall have occurred and be continuing, (2) after giving effect to the making of such prepayment, the Secured Leverage Ratio, determined on a Pro Forma Basis, as of the last day of the most recently ended Measurement Period does not exceed 2.50 to 1.00, (3) after giving pro forma effect to the making of such prepayment, U.S. Liquidity shall not be less than $100,000,000 and (4) the full amount of any ECF Prepayments due pursuant to Section 2.07(b)(iv) have been paid.

Section 6.09 Transactions with Affiliates. The Borrower will not, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates if the fair market value of such transactions is in excess of $5,000,000 in the aggregate, except (a) transactions at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (it being agreed that such condition may be satisfied by the Borrower’s or such Restricted Subsidiary’s obtaining a “fairness” opinion from a nationally recognized investment bank or accounting firm or other person reasonably acceptable to the Administrative Agent but the Borrower or such Restricted Subsidiary is not obligated to so obtain a “fairness” opinion), (b) transactions between or among the Borrower and its Restricted Subsidiaries and not involving any other Affiliate, (c) transactions, arrangements, fee reimbursements and indemnities specifically and expressly permitted or required under the Plan of Reorganization or this Agreement, (d) the consummation of the Transactions and the Plan of Reorganization, (e) Restricted Payments and payments permitted under Section 6.08, (f) employment and severance arrangements between the Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (g) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, (h) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 6.09 or any amendment thereto to the extent such an amendment is not materially adverse to the Lenders, (i) any Permitted Receivables Financing; (j) transactions with a Person who was not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction and (k) transactions entered into in the ordinary course of business, including, but not limited to, transactions with licensors, suppliers or other purchasers or sales of goods or services (including any intellectual property).

Section 6.10 Restrictive Agreements. (a) Except as set forth in Schedule 6.10, the Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist or become effective, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien securing Obligations or any refinancing thereof upon any property or assets actually owned by it; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, First Lien Loan Document or ABL Loan Document, (ii) the foregoing shall not apply to customary provisions included in licenses, contracts, leases, agreements and other instruments restricting assignment and/or encumbrance, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or other assets pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or other assets that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) the foregoing shall not apply to customary provisions in Leases restricting the assignment thereof, (vi) the foregoing shall not apply to agreements or arrangements that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Subsidiary of the Borrower, so long as such agreements or arrangements were not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (vii) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture entered into in the ordinary course of business, (viii) the foregoing shall not apply to customary provisions restricting subletting, assignment or transfer of any Lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (ix) the foregoing shall not apply to restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (x) the foregoing shall not apply to restrictions arising in connection with cash or other deposits permitted hereunder and limited to such cash or deposit, (xi) the foregoing shall not apply to restrictions regarding (1) the granting of non-exclusive licenses and sublicenses, releases, immunities and covenants not to sue by the Borrower or any of its Restricted Subsidiaries with respect to intellectual property in the ordinary course of business or, using reasonable business judgment, in connection with the settlement of any litigation, threatened litigation or other dispute or (2) licenses, sublicenses, releases, immunities and covenants not to sue granted in connection with intellectual property acquired by the Borrower or any of its Restricted Subsidiaries to the extent such restrictions exist prior to the acquisition thereof and are not created in contemplation thereof, (xii) the foregoing shall not apply to restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder or deposits made in connection with the defeasance, redemption or discharge of Indebtedness, (xiii) the foregoing shall not apply to restrictions pursuant to any Indebtedness listed on Schedule 6.10 existing on the date hereof and any refinancing thereof permitted hereunder; provided that the restrictions contained in any documents governing any such refinancing shall not be more restrictive than those contained in this Agreement, (xiv) the foregoing shall not apply to restrictions which are not more restrictive (taken as a whole) than those contained in this Agreement or contained in any documents governing any Indebtedness incurred after the Closing Date in accordance with the provisions of this Agreement and (xv) the foregoing shall not apply to any amendments, modifications, restatements or renewals of the agreements, contracts or instruments referred to in clauses (i) through (xiv) above; provided that such amendments, modifications, restatements, or renewals, taken as a whole, are not materially more restrictive with respect to such encumbrances or restrictions than those contained in such predecessor agreements, contracts or instruments.

(b) The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to (i) make Restricted Payments in respect of any capital stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower, (ii) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower or (iii) transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except for (a) customary restrictions and conditions contained in agreements relating to the sale of assets pending such sale, provided such restrictions and conditions apply only to the assets that are to be sold and such sale is permitted hereunder, (b) restrictions set forth in the document governing the First Lien Loans, the ABL Loans and in the documents governing other existing Indebtedness as set forth on Schedule 6.10, (c) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary, (d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (e) customary restrictions in agreements representing Indebtedness permitted to be incurred hereunder of a Subsidiary of the Borrower that is not a Loan Party.

Section 6.11 Amendment of Material Documents. The Borrower will not, nor will it permit any Restricted Subsidiary to amend, modify or waive any of (a) the provisions of its certificate of incorporation, by-laws or other organizational documents in a manner materially adverse to the Lenders, except to the extent provided by Section 6.03, (b) the terms of the First Lien Loans or the ABL Loans; provided that with respect to any such Indebtedness, the Borrower and the Restricted Subsidiaries shall have the right to amend, modify or waive terms to the extent not prohibited by the Intercreditor Agreement or (c) the terms of any Subordinated Indebtedness or any other Indebtedness (other than Indebtedness described in clause (b) above); provided that with respect to any such Indebtedness, the Borrower and the Restricted Subsidiaries shall have the right to amend, modify or waive terms if such amendment, modification or waiver is not materially adverse to the Lenders.

Section 6.12 Limitation on Change in Fiscal Year. The Borrower will not, without the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), permit its fiscal year to end on a date other than December 31 of each calendar year.

Section 6.13 Consolidated Capital Expenditures. The Borrower will not, nor will it permit any Restricted Subsidiary to, make any Capital Expenditures, except Capital Expenditures of the Borrower and its Restricted Subsidiaries in the ordinary course of business not exceeding (a) $121,000,000 in the aggregate in the fiscal year ended December 31, 2013 and (b) $94,000,000 in the aggregate in any fiscal year thereafter; provided that (i) any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next immediately succeeding fiscal year and (ii) Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (i) above.

Section 6.14 Transactions Contemplated by the Plan of Reorganization. Notwithstanding any other provision of this Agreement, including this Article 6, the implementation of the transactions specifically provided for in the Plan of Reorganization in accordance with the terms of the Plan of Reorganization, including those transactions contemplated by and related to the UK Pension Settlement Agreement (which for the avoidance of doubt shall include disposition or sale and leaseback transactions set forth in the Plan of Reorganization closing after the Plan Effective Date), shall be deemed to be permitted by this Agreement so long as they are consummated in a manner not inconsistent with the terms of this Agreement; provided, that, this Section 6.14 shall not apply to any transactions consummated after the Plan Effective Date pursuant to Section 5.4 (Other Restructuring Transactions) of the Plan of Reorganization.

Section 6.15 Financial Covenants. ii) The Borrower will not permit U.S. Liquidity to be less than $75,000,000 at any time from the Closing Date through December 31, 2014.

(a) The Borrower will not permit the Secured Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Secured Leverage Ratio

December 31, 2014	3.90 to 1.00

March 31, 2015	3.90 to 1.00

June 30, 2015	3.40 to 1.00

September 30, 2015	3.40 to 1.00

December 31, 2015 and thereafter	2.90 to 1.00

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by the Borrower or any other Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.04 (with respect to the existence of the Borrower) or 5.12(b) or in ARTICLE VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section 7.01),

and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower (which notice may be given at the request of the Required Lenders);

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure continues after the expiration of any applicable grace periods or cure periods and such Material Indebtedness is, or is permitted to be, accelerated such that all obligations thereunder shall become immediately due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after the giving of notice and/or the lapse of any applicable grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity in each case beyond the grace period, if any, provided therein; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided further that, for the avoidance of doubt, the conversion by any holder of convertible Indebtedness into Equity Interests of the Borrower shall not constitute an Event of Default under this clause (g);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for substantially all of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of authorizing any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its general inability or fail generally, to pay its debts as they become due;

(k) except as set forth on Schedule 7.01(k) (but solely to the extent that neither the Borrower nor any of its Material Subsidiaries (excluding Subsidiaries which would be permitted, at all times while the applicable judgment remains outstanding, to be designated as Immaterial Subsidiaries or Immaterial Foreign Subsidiaries, without regard for if such designation has been made) has any obligation with respect to judgments relating to items listed on Schedule 7.01(k)), one or more judgments for the payment of money of a liability or debt in an aggregate amount in excess of $27,500,000 (or its equivalent) in excess of amounts covered by insurance shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof (including pursuant to a ruling that any claim previously found by the Bankruptcy Court to be subject to discharge is found, by subsequent order, to remain an ongoing liability of the Borrower or any Restricted Subsidiary) and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l) (i) an ERISA Event and/or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; or (iv) the Borrower , any Restricted Subsidiary or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to result in a Material Adverse Effect;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except as expressly permitted hereunder or thereunder; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document or any Lien granted under any Security Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or any Lien granted under any Loan Document, except, in each case, (i) in accordance with the terms of the Loan Documents (ii) to the extent that any absence of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements and (iii) with respect to any Lien purported to be created on Collateral consisting of Real Estate that ceases to be a valid and perfected Lien on any material portion of such Collateral, to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(n) a Change in Control shall occur;

(o) any Loan Document shall not be in full force and effect (other than in accordance with its terms); or

(p) the subordination provisions set forth in any Subordinated Indebtedness that is Material Indebtedness shall, in whole or in material part, cease to be, or shall be asserted by any Loan Party not to be, effective or legally valid, binding and enforceable against the holders of such Subordinated Indebtedness.

Section 7.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(b) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, may (and at the direction of the Required Lenders, shall) proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or Applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties.

(c) (c) No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Applicable Law.

Section 7.03 Application of Funds. After the exercise of remedies provided for in Section 7.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent reimbursable under the Loan Documents and amounts payable under ARTICLE II payable to the Administrative Agent), each in its capacity as such;

Second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and fees, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of all other Obligations (including the cash collateralization of unliquidated indemnification obligations) to the Credit Parties, their Affiliates and the Related Parties of the foregoing; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Loan Parties or as otherwise required by Applicable Law or the Intercreditor Agreement.

ARTICLE VIII

THE AGENTS

Section 8.01 Appointment and Administration by Administrative Agent. Each Lender hereby irrevocably designates Barclays as Administrative Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders each hereby (a) irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party, and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (b) agrees and consents to all of the provisions of the Security Documents and the Intercreditor Agreement. All Collateral shall be held or administered by the Administrative Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Credit Parties in their capacity as such and no Credit Party (other than the Administrative Agent) shall be required to execute any Security Documents as a party thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

Section 8.02 Appointment of Administrative Agent. Each Lender hereby irrevocably designates Barclays as Administrative Agent under this Agreement and the other Loan Documents. The Lenders each hereby (a) irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party, and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (b) agrees and consents to all of the provisions of the Security Documents and the Intercreditor Agreement. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

Section 8.03 Agreement of Applicable Lenders. Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Lenders, action shall be taken by the Administrative Agent, for and on behalf or for the benefit of all Credit Parties upon the direction of the requisite percentage of Lenders, and any such action shall be binding on all Credit Parties. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 9.02.

Section 8.04 Liability of Agents. (a) The Agents, when acting on behalf of the Credit Parties, may execute any of their respective duties under this Agreement by or through any of its officers, agents and employees, and no Agent nor its respective directors, officers, agents or employees shall be liable to any other Credit Party for any action taken or omitted to be taken in good faith, or be responsible to any other Credit Party for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence, bad faith or willful misconduct. No Agent or its respective directors, officers, agents and employees shall in any event be liable to any other Credit Party for any action taken or omitted to be taken by it pursuant to instructions received by it from the requisite percentage of Lenders, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, no Agent or any of its respective directors, officers, employees, or agents shall be: (i) responsible to any other Credit Party for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any other Loan Document or any related agreement, document or order; (ii) required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents; (iii) responsible to any other Credit Party for the state or condition of any properties of the Loan Parties or any other obligor hereunder constituting Collateral for the Obligations or any information contained in the books or records of the Loan Parties; (iv) responsible to any other Credit Party for the validity, enforceability, collectability, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) responsible to any other Credit Party for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations or for the value or sufficiency of any of the Collateral.

(b) The Agents may execute any of their duties under this Agreement or any other Loan Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the other Loan Documents. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c) None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to any Loan Party on account of the failure or delay in performance or breach by any other Credit Party (other than by each such Agent in its capacity as a Lender) of any of its respective obligations under this Agreement or any of the other Loan Documents or in connection herewith or therewith.

(d) The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by them in good faith to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by any Loan Party or any Credit Party. The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the requisite percentage of the Lenders as it deems appropriate or they shall first be indemnified to its satisfaction by the other Credit Parties against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

Section 8.05 Notice of Default. The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has actual knowledge of the same or has received notice from a Credit Party or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent obtains such actual knowledge or receives such a notice, such Agent shall give prompt notice thereof to each of the other Credit Parties. Upon and during the occurrence of an Event of Default, the Administrative Agent shall (subject to the provisions of Section 9.02) take such action with respect to such Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Administrative Agent be required to comply with any such directions to the extent that the Administrative Agent believes that its compliance with such directions would be unlawful.

Section 8.06 Credit Decisions. Each Credit Party (other than the Agents) acknowledges that it has, independently and without reliance upon the Agents or any other Credit Party, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents. Each Credit Party (other than the Agents) also acknowledges that it will, independently and without reliance upon the Agents or any other Credit Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

Section 8.07 Reimbursement and Indemnification. Each Credit Party (other than the Agents in such capacity) agrees to (a) reimburse the Agents and their Affiliates for such Credit Party’s Applicable

Percentage of (i) any expenses and fees incurred by any Agent for the benefit of Credit Parties under this Agreement and any of the other Loan Documents, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Credit Parties, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties and (ii) any expenses of any Agent incurred for the benefit of the Credit Parties that the Loan Parties have agreed to reimburse pursuant to this Agreement or any other Loan Document and have failed to so reimburse and (b) indemnify and hold harmless each Agent and any of its Affiliates, directors, officers, employees, or agents, on demand, in the amount of such Credit Party’s Applicable Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any Credit Party in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the other Loan Documents to the extent not reimbursed by the Loan Parties, including costs of any suit initiated by any Agent against any Credit Party (except such as shall have been determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent); provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Credit Party in its capacity as such. The provisions of this Section 8.07 shall survive the repayment of the Obligations and the termination of the Commitments.

Section 8.08 Rights of Agents. It is understood and agreed that the Agents shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as their rights and powers under other agreements and instruments to which they are or may be party, and engage in other transactions with the Loan Parties, as though they were not the Agents. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Affiliates as if it were not an Agent hereunder.

Section 8.09 Notice of Transfer. The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 9.04.

Section 8.10 Successor Agents. Any Agent may resign at any time by giving thirty (30) Business Days’ prior written notice thereof to the other Credit Parties and the Borrower. Upon any such resignation of an Agent, the Required Lenders shall have the right to appoint a successor Agent, which, so long as there is no Event of Default continuing, shall be reasonably satisfactory to the Borrower (whose consent in any event shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and/or none shall have accepted such appointment within thirty (30) Business Days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the other Credit Parties, appoint a successor Agent which shall be a Person capable of complying with all of the duties of such Agent hereunder (in the opinion of the retiring Agent and as certified to the other Credit Parties in writing by such successor Agent) which, so long as there is no Event of Default continuing, shall be reasonably satisfactory to the Borrower (whose consent shall not in any event be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement.

After any retiring Agent’s resignation hereunder as such Agent, the provisions of this ARTICLE VIII and Section 9.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

Section 8.11 Relation Among the Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of any Agent) authorized to act for, any other Lender.

Section 8.12 Reports and Financial Statements. By signing this Agreement, each Lender:

(1)	is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Borrower hereunder (including those described in Sections 5.01(a) through (d) hereof) and all examinations and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”);

(2)	expressly agrees and acknowledges that the Administrative Agent (i) makes no representation or warranty as to the accuracy of the Reports, and (ii) shall not be liable for any information contained in any Report;

(3)	expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(4)	agrees to keep all Reports and other Information confidential in accordance with Section 9.12; and

(5)	without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Borrowings that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of the Borrower; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 8.13 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States of America can be perfected only by possession or control. Should any Lender (other than an Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 8.14 Collateral and Guaranty Matters. (a) The Lenders irrevocably authorize the Administrative Agent to and the Administrative Agent shall,

(i) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations not then due and owing), (ii) that is sold or otherwise Disposed or to be sold or Disposed of (in each case, other than to the Borrower or any Restricted Subsidiary) as part of or in connection with any sale or Disposition permitted under the Loan Documents or (iii) if approved, authorized or ratified in writing in accordance with Section 9.02;

(ii) release any Loan Party from its obligations under the Loan Documents if such Person (i) ceases to be a Subsidiary or (ii) becomes an Unrestricted Subsidiary, in each case, as a result of a transaction or designation permitted hereunder; provided that no such release shall occur with respect to an entity that becomes an Unrestricted Subsidiary if such Loan Party continues to be a guarantor in respect of the First Lien Facility or the ABL Facility unless and until each guarantor is (or is being simultaneously) released from its guarantee with respect to the First Lien Facility and the ABL Facility;

(iii) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e) or 6.02(g) or clause (g), (i), (j) or (k) of the definition of Permitted Encumbrances;

(iv) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document on any assets that are excluded from the Collateral; and

(v) enter into or amend an intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority, as applicable, to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Documents pursuant to this Section 8.14. In each case as specified in this Section 8.14, the Administrative Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Loan Party from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 8.14.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedging Agreement) take such actions as shall be reasonably requested by the Borrower as necessary or desirable to release, or document the release, by the Administrative Agent, of the security interest in any Collateral being sold, disposed of or transferred in a transaction permitted by the Loan Documents, in each case to a person other than the Borrower and its Subsidiaries, and to release any guarantee obligations under any Loan Documents of any person being sold, disposed of or transferred to a person other than the Borrower or its Subsidiaries, or no longer required to provide a guaranty hereunder to the extent necessary to permit consummation of such sales or dispositions of assets in accordance with the Loan Documents.

Section 8.15 Syndication Agents; Documentation Agents. Notwithstanding the provisions of this Agreement or any of the other Loan Documents, no Person who is or becomes a “syndication agent” or a “documentation agent” shall have any powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

Section 8.16 Parallel Debt for the Purpose of Creating Dutch Security Rights. For the purpose of ensuring and preserving the validity and continuity of the security rights to be granted pursuant to Security Documents that are governed by the laws of The Netherlands (including, but not limited to, a Dutch notarial deed of pledge relating to shares in the share capital of Eastman Kodak Holdings B.V.), the parties hereto agree as follows:

(a) The Borrower hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent, as creditor in its own right and acting on its own behalf, and not as agent or representative of any other person, amounts equal to and in the currency of the amounts payable by the Borrower to the Lenders in respect of the Obligations of the Borrower (other than under the Parallel Debt (as defined hereafter)) from time to time as and when such amounts fall due for payment (the “Parallel Debt”).

(b) Each of the parties hereto acknowledges that:

(i) the Parallel Debt represents the Administrative Agent’s own separate and independent claim to receive payment of the Parallel Debt from the Borrower; and

(ii) the Parallel Debt constitutes an undertaking, obligation and liability of the Borrower to the Administrative Agent which is transferable, separate and independent from, and without prejudice to, the Obligations of the Borrower, it being understood that the amounts owed by the Borrower to the Administrative Agent under this Agreement shall at any time never exceed the aggregate of the amounts owed by the Borrower to the Lenders under the Obligations of the Borrower at any such time.

(c) The Parallel Debt will become due and payable as and to the extent one or more of the Obligations of the Borrower becomes due and payable, without any further notice being required.

(d) To the extent the Administrative Agent irrevocably received any amount in payment of the Parallel Debt (the “Received Amount”), the Obligations of the Borrower shall be reduced by an aggregate amount equal to the Received Amount as if the Received Amount was received as a payment of such Obligations.

Section 8.17 Certain Matters Relating to German Law

In relation to the German Security Agreements the following additional provisions shall apply:

(a) The Administrative Agent, with respect to the part of the Collateral secured pursuant to the German Security Agreements or any other Collateral created under German law (“German Collateral”), shall:

(i) hold, administer and realise such German Collateral that is transferred or assigned by way of security (Sicherungseigentum/Sicherungsabtretung) or otherwise granted to it and is creating or evidencing a non-accessory security right (nicht akzessorische Sicherheit) in its own name as trustee (Treuhänder) for the benefit of the Secured Parties;

(ii) hold, administer, and realise any such German Collateral that is pledged (verpfändet) or otherwise transferred to the Administrative Agent and is creating or evidencing an accessory security right (akzessorische Sicherheit) as agent.

(b) With respect to the German Collateral, each Secured Party hereby authorizes and grants a power of attorney (Vollmacht) to the Administrative Agent (whether or not by or through employees or agents) to:

(i) to accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Party in connection with the German Security Agreements and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Security Agreements or any other agreement related to such German Collateral which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security;

(ii) execute on behalf of itself and the Secured Parties where relevant and without the need for any further referral to, or authority from, the Secured Parties or any other person all necessary releases of any such German Collateral secured under the German Security Agreements or any other agreement related to such German Collateral;

(iii) realise such Collateral in accordance with the German Security Agreements or any other agreement securing such German Collateral;

(iv) make, receive all declarations and statements and undertake all other necessary actions and measures which are necessary or desirable in connection with such German Collateral or the German Security Agreements or any other agreement securing the German Collateral;

(v) take such action on its behalf as may from time to time be authorized under or in accordance with the German Security Agreements; and

(vi) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Secured Parties under the German Security Agreements together with such powers and discretions as are reasonably incidental thereto.

(c) Each of the Secured Parties agrees that, if the courts of Germany do not recognize or give effect to the trust expressed to be created by this Agreement or any Security Document, the relationship of the Secured Parties to the Administrative Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of Germany, all the other provisions of this Agreement shall have full force and effect between the parties hereto.

(d) Each Secured Party hereby ratifies and approves all acts and declarations previously done by the Administrative Agent on such person’s behalf (including for the avoidance of doubt the declarations made by the Administrative Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of each Secured Party as future pledgee1 or otherwise).

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(e) For the purpose of performing its rights and obligations as Administrative Agent and to make use of any authorization granted under the German Security Agreements, each Secured Party hereby authorizes the Administrative Agent to act as its agent (Stellvertreter), and releases the Administrative Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The Administrative Agent has the power to grant sub-power of attorney, including the release from the restrictions of section 181 of the German Civil Code.

Section 8.18 German Parallel Debt

(a) The Borrower hereby irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) to pay to the Administrative Agent amounts equal to any amounts owing from time to time by the Borrower to any Secured Party under this Agreement and any other Loan Document pursuant to any Obligations as and when those amounts are due under any Loan Document (such payment undertakings under this Section 8.18 and the obligations and liabilities resulting therefrom being the “Parallel Debt”).

(b) The Administrative Agent shall have its own independent right to demand payment of the Parallel Debt by the Borrower. The Borrower and the Administrative Agent acknowledge that the obligations of the Borrower under Section 8.18 are several, separate and independent (selbständiges Schuldanerkenntnis) from, and shall not in any way limit or affect, the corresponding obligations of the Borrower to any Secured Party under this Agreement or any other Loan Document (the “Corresponding Debt”) nor shall the amounts for which the Borrower is liable under Section 8.18 (German Parallel Debt) be limited or affected in any way by its Corresponding Debt provided that:

(i) the Parallel Debt shall be decreased to the extent that the Corresponding Debt has been irrevocably paid or discharged (other than, in each case, contingent obligations);

(ii) the Corresponding Debt shall be decreased to the extent that the Parallel Debt has been irrevocably paid or discharged;

(iii) the amount of the Parallel Debt shall at all times be equal to the amount of the Corresponding Debt; and

(iv) for the avoidance of doubt, the Parallel Debt will become due and payable at the same time when the Corresponding Debt becomes due and payable.

(c) The security granted under any German Security Agreement with respect to the Parallel Debt is granted to the Administrative Agent in its capacity as sole creditor of the Parallel Debt.

(d) Without limiting or affecting the Administrative Agent’s rights against the Borrower (whether under this Agreement or any other Loan Document), the Borrower acknowledges that:

(i) Nothing in this Agreement shall impose any obligation on the Administrative Agent to advance any sum to the Borrower or otherwise under any Loan Document; and

(ii) for the purpose of any vote taken under any Loan Document, the Administrative Agent shall not be regarded as having any participation or commitment other that those which it has in its capacity as a Lender.

(e) The parties to this Agreement acknowledge and confirm that the provisions contained in this Agreement shall not be interpreted so as to increase the maximum total amount of the Obligations.

(f) The Parallel Debt shall remain effective in case a third person should assume or be entitled, partially or in whole, to any rights of any of the Lenders under any of the other Loan Documents, be it by virtue of assignment, novation or otherwise.

(g) All monies received or recovered by the Administrative Agent pursuant to this Agreement and all amounts received or recovered by the Administrative Agent from or by the enforcement of any security granted to secure the Parallel Debt shall be applied in accordance with this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, e-mailed or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to the Borrower, to it at:

c/o Eastman Kodak Company

343 State Street

Rochester, New York 14650

Attention: General Counsel

Tel: 585-724-4000

Fax: 585-724-9549

E-mail: patrick.sheller@kodak.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10005

Attention: S. Neal McKnight

E-mail: mcknight@sullcrom.com

(ii)	if to the Administrative Agent, to:

Barclays Bank PLC

1301 Avenue of Americas,

New York, New York 10019

Attn: Harpreet Kaur

Phone: (201) 499-9377

Fax: (917) 522-0569

with copies to:

745 7th Avenue,

New York, New York 10019

Attn: Noam Azachi

E-mail: noam.azachi@barclays.com

Phone: (212) 526-1957

Fax: (212) 526-5115; and

(iii) if to a Lender, to it at its mail or e-mail address (or telecopy number) set forth in its Administrative Questionnaire.

Any e-mail notice to the Administrative Agent shall be in “pdf” format. Any party hereto may change its address, e-mail address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agents or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party (or its Related Parties); provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person, nor shall any Loan Party have any liability to any Agent Party, any Lender or any other Person, for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages); provided further that this clause (c) shall not limit the indemnity obligations of the Borrower or any Subsidiary to the extent otherwise set forth in Section 9.03.

Section 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent that is a party thereto and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders (other than an amendment or modification (x) to correct, amend, cure any ambiguity, inconsistency, defect or correct any typographical error or other manifest error in this Agreement or any other Loan Document, (y) to comply with Applicable Law or advice of local counsel in respect of a Security Document or (z) to cause a Security Document to be consistent with this Agreement and the other Loan Documents, which may be amended or modified by the agreement of the Borrower and the Administrative Agent); provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender whose principal amount of its Loan or rate of interest or fees payable would be reduced (it being understood and agreed that waivers of any Defaults, Events of Defaults or additional interest payable during the continuation of an Event of Default shall not be deemed to be a reduction in the rate of interest or any fees payable hereunder),

(iii) postpone the scheduled date of payment of the principal amount of any Loan under Section 2.06 or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender whose payment would be so postponed, reduced, waived or excused or each Lender with Commitments for which the scheduled date of expiration would be postponed, as applicable,

(iv) amend or modify Section 2.14(b), 2.14(c) or 7.03, without the written consent of each Lender,

(v) amend or modify any of the provisions of this Section or reduce the percentage set forth in (x) the definition of “Required Lenders” or (y) any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender,

(vi) release all or substantially all of the Guarantors from their Guarantees under the Security Agreement, or limit the liability of all or substantially all of the Guarantors in respect of their Guarantees under the Security Agreement, in each case without the written consent of each Lender, or

(vii) release all or substantially all of the Collateral from the Liens of the Security Documents (except with respect to sales or transfers of, and other transactions relating to, Collateral permitted pursuant to the Loan Documents as of the Closing Date), without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent, as the case may be. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.02 and any consent by any Lender pursuant to this Section 9.02 shall bind any successor or assignee of such Lender.

(c) If any Lender refuses to consent to any amendment or modification to or waiver of any Loan Document requested by the Borrower that requires the consent of all Lenders or all affected Lenders in accordance with this Section 9.02, and such amendment, modification or waiver is consented to by the Required Lenders (a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

Section 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses (including the reasonable fees and documented expenses of other advisors and professionals engaged by the Administrative Agent or the Lead Arranger in consultation with the Borrower) incurred by any Agent, any Joint Lead Arranger and their respective Affiliates, and in the case of legal fees and expenses, limited to the reasonable fees, charges and disbursements of one primary counsel designated by the Administrative Agent (and appropriate local and/or special counsel for each relevant jurisdiction and/or specialized area of law, but limited to one local and/or special counsel in each such jurisdiction or specialized area of law) for the Agents and the Joint Lead Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, supplements, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all documented out-of-pocket expenses incurred by any Agent or any Lender, including the fees, charges and disbursements of any counsel or other professional consultants for any Agent or any Lender, in connection with the enforcement or protection of their rights in connection with the Loan Documents, including their rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses (including the fees, charges and disbursements of any counsel or other professional consultants for any Agent or any Lender) incurred during any workout, restructuring or negotiations in respect of such Loans; provided that the Agents and Lenders shall be entitled to reimbursement for no more than one counsel representing all such parties as designated by the Administrative Agent (and appropriate local counsel and/or special counsel for each relevant jurisdiction or specialized area of law, but limited to one local and/or special counsel in each such jurisdiction or specialized area of law, as designated by the Administrative Agent) (absent any actual or perceived conflict of interest in which case the Agents and Lenders who are similarly situated may engage and be reimbursed for one additional primary counsel and one additional local and/or special counsel in each relevant jurisdiction or specialized area of law for group members who are similarly situated).

(b) The Borrower agrees to indemnify the Agents, the Joint Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after-tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of:

(i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby,

(ii) any Loan or the use of the proceeds therefrom,

(iii) any actual or alleged presence or release of or exposure to Hazardous Materials on or from any property currently or formerly owned, leased or operated by the Borrower or any Subsidiary (including any predecessor for whom the Borrower or any such Subsidiary bears liability contractually or by operation of law), or any Environmental Liability, or

(iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto;

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (A) are determined by a court of competent jurisdiction by final non-appealable judgment to have resulted from the gross negligence, bad faith, or willful misconduct of such Indemnitee (or its affiliates, officers, directors, employees, advisors and agents), (B) relate to Hazardous Materials that are first placed at any property owned by the Borrower or any Subsidiary after such property is transferred to any Indemnitee or its successors and assigns by foreclosure, deed in lieu of foreclosure or similar transfer or (C) arise from a dispute solely among Indemnitees not involving any act or omission on the part of the Borrower or its Subsidiaries or Affiliates, other than any losses, claims, damages, liabilities or costs incurred by or asserted against the Administrative Agent or the Joint Lead Arrangers acting in such capacity under this Agreement or any Loan Document, ; provided further that the Indemnitees shall be entitled to reimbursement for no more than one counsel representing all such parties (and appropriate local counsel and special counsel in each applicable local jurisdictions and/or for each specialized area of law, but limited to one local counsel in each such jurisdiction and one special counsel in each such area of law and solely in the case of a conflict of interest, one additional primary counsel and one additional counsel in each relevant jurisdiction and/or specialized area of law to the affected Indemnitees who are similarly situated).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or any Joint Lead Arranger under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the applicable Joint Lead Arranger, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or any Joint Lead Arranger in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its Applicable Percentage.

(d) To the extent permitted by Applicable Law, no party to this Agreement shall assert, and each party to this Agreement hereby waives, any claim against any other party to this Agreement, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that this clause (d) shall not limit the indemnity obligations of the Borrower or any Subsidiary to the extent otherwise set forth in Section 9.03(a) through (c).

(e) All amounts due under this Section shall be payable within thirty (30) days after written demand therefor (including documentation reasonably supporting such request).

For the avoidance of doubt, this Section 9.03 shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

Section 9.04 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document except to the extent otherwise permitted as a result of mergers or consolidations permitted hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 9.04(b), (ii) by way of participation in accordance with the provisions of Section 9.04(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.04(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.04(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts:

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment by a Lender shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Lender’s Loan;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (i) an Event of Default has occurred and is continuing at the time of such assignment or (ii) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund of such Lender; provided that the Borrower shall be deemed to have consented to any such assignment (other than to a Disqualified Institution) if it shall not have responded to a consent request with respect thereto within ten (10) Business Days of written receipt thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments except if such assignment is to a Person that is a Lender, an Affiliate of such Lender or an Approved Fund of such Lender.

(iv) Assignment and Acceptance. The parties to each assignment (other than (i) assignments by a Lender to its Affiliate or an Approved Fund of such Lender or pursuant to Section 2.15 or 9.04(f) and (ii) the Borrower) shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) Assignments to Borrower. Notwithstanding anything to the contrary contained in this Section 9.04 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans, owing to it to Borrower or any of its Subsidiaries on a non-pro rata basis, subject to the following limitations:

(A) To effectuate such repurchase the Borrower or such Subsidiary of the Borrower must effectuate such repurchase (for all or any portion of the Term Loans) pursuant to one or more modified Dutch auctions (each, an “Auction”), provided that, (x) notice of the Auction shall be made to Administrative Agent (for distribution to the Lenders) and (y) the Auction shall be conducted pursuant to reasonable and customary procedures as the Auction Manager may establish which are consistent with this Section 9.04(b)(v) and the Auction procedures set forth on Exhibit J and are otherwise reasonably acceptable to Borrower, the Auction Manager, and Administrative Agent;

(B) With respect to all repurchases made by Borrower or such Subsidiary of the Borrower pursuant to this Section 9.04(b)(v), (x) Borrower shall deliver to the Auction Manager a certificate of a Responsible Officer stating that (1) no Default or Event of Default has occurred and is continuing or would result from such repurchase and (2) as of the launch date of the related Auction and the effective date of any Affiliate Assignment Agreement, the Borrower is not in possession of any material non-public information regarding Borrower or its Subsidiaries, or their assets, that has not previously been disclosed to the Auction Manager, Administrative Agent and any Lenders (taken into account all public information available about Borrower and its Subsidiaries) and (z) the assigning Lender, Borrower and any Subsidiary of the Borrower making such repurchase shall execute and deliver to the Auction Manager an Affiliate Assignment Agreement; and

(C) Following repurchase pursuant to this Section 9.04(b)(v), the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Borrower (or its Subsidiaries, as applicable)), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (x) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (y) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (z) the determination of Required Lenders, or for any similar or related purpose, including calculation of Excess Cash Flow, under this Agreement or any other Loan Document. In connection with any Term Loans repurchased and cancelled pursuant to this Section 9.04(b)(v), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(vi) Assignment with regards to Defaulting Lenders. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Promptly following request, the Borrower (at its expense) shall execute and deliver a promissory note to the assignee Lender (provided that such assignee Lender shall use its commercially reasonable efforts to cause the assignor Lender to deliver to the Borrower any promissory notes delivered to it by the Borrower hereunder). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(d).

(c) Register. (i) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Loan Party and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(ii) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Assignment unless it has been recorded in the Register as provided in this paragraph.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, sell participations to any Person (other than a natural person, the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries or to any Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (x) such Lender’s obligations under this Agreement shall remain unchanged, (y) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (z) the Loan Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, supplement, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, supplement, modification or waiver described in the first proviso to Section 9.02(b) that requires the consent of each Lender or each affected Lender. Subject to Section 9.04(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 (subject to the requirements and limitations of such Sections, including the requirements under Section 2.13(f) (it being understood that the documentation required under Section 2.13(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14(c) as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, which shall not be unreasonably withheld or delayed, and except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13(f) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time grant, pledge, hypothecate or assign a security interest in all or any portion of its rights under this Agreement (including under its promissory note, if any) to secure obligations of such Lender, including any grant, pledge, hypothecation or assignment to secure obligations to a Federal Reserve Bank or other central bank, and none of the restrictions or conditions set forth in this Section 9.04 related to any grant, pledge, hypothecation or assignment shall apply to any such grant, pledge, hypothecation or assignment of a security interest; provided that no such grant, pledge, hypothecation or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such grantee, pledgee, hypothecatee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) The Administrative Agent may conclusively rely on the list of Disqualified Institutions provided by the Borrower (or any supplement thereto) for all purposes of this Agreement and the other

Loan Documents, including in approving or declining to approve a Person as an Eligible Assignee, executing and delivering any Assignment and Assumption, making any recording in the Register in respect of such Assignment and Assumption or otherwise, and shall have no liability of any kind to any Loan Party or any Affiliate thereof, any Lender or any other Person if such list of Disqualified Institutions (or any supplement thereto) is incorrect or if any Person is incorrectly identified in such list of Disqualified Institutions (or any supplement thereto) as a Person to whom no assignment is to be made.

(i) Notwithstanding any provision to the contrary, any Lender may assign to one or more special purpose funding vehicles that are not Disqualified Institutions (each, an “SPV”) all or any portion of its funded Loans (without the corresponding Commitment), without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such Lender and such SPV, and may grant any such SPV the option, in such SPV’s sole discretion, to provide the Borrower all or any part of any Loans that such Lender would otherwise be obligated to make pursuant to this Agreement. Such SPVs shall have all the rights which a Lender making or holding such Loans would have under this Agreement (subject to the requirements and limitations to which the Lender would subject under this Agreement) but no obligations; provided that the Lender shall make all determinations on behalf of the SPV with respect to any matters requiring the consent or approval of the SPV hereunder and the Agents and the Borrower shall be entitled to rely on such determination by the Lender, without further inquiry and notwithstanding any communication to the contrary by the SPV; provided further an SPV shall not be entitled to receive any greater payment under Section 2.11 or 2.13 than the applicable granting Lender would have been entitled to receive absent such grant, without the consent of the Borrower (such consent not to be unreasonably withheld or delayed). The Lender making such assignment shall remain liable for all its original obligations under this Agreement, including its Commitment (although the unused portion thereof shall be reduced by the principal amount of any Loans held by an SPV). Notwithstanding such assignment, the Agents and Borrower may deliver notices to the Lender making such assignment (as agent for the SPV) and not separately to the SPV.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid (other than any contingent indemnification obligations not then due and payable) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.11, 2.12, 2.13 and 9.03 and ARTICLE VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If one or more Events of Default shall have occurred and be continuing, each Lender shall have the right, in addition to and not in limitation of any right which any such Lender may have under Applicable Law or otherwise, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other obligations at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. No Credit Party will, or will permit its Participant to, exercise its rights under this Section 9.08 without the consent of the Administrative Agent or the Required Lenders. ANY AND ALL RIGHTS TO REQUIRE THE ADMINISTRATIVE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE THE SETOFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

Section 9.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (EXCEPT FOR THE CONFLICT OF LAWS RULES THEREOF, BUT INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402).

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof (and, to the extent necessary to enforce the Administrative Agent’s or the Lenders’ rights under the Loan Documents, courts where Collateral may be located or deemed to be located and any appellate court thereof), in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment relating to any Loan Document , and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, and funding sources on a “need to know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and shall agree to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in (other than, in each case, any Disqualified Institution), any of its rights or obligations under this Agreement, (g) with the prior written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the avoidance of doubt, the obligations of any Lender under this Section 9.12 shall not be abrogated by such Lender’s assignment of all of its Loans under this Agreement. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 Patriot Act. Each Lender hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance with the USA PATRIOT Act.

Section 9.15 Additional Waivers. (a) The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release of any Loan Party from, any of the terms or provisions of, this Agreement or any other Loan Document, (other than as expressly contemplated by such waiver, amendment or modification), (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Administrative Agent or any Lender or (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Loan Party or its assets or any resulting release or discharge of any obligation of any other Loan Party under any Loan Documents.

(b) The obligations of each Loan Party to pay the Obligations in full hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of all Obligations and termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof (other than to the extent such waiver or modification so expressly waives or modifies such obligations or remedies), any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the payment in full in cash of all Obligations (other than contingent indemnification obligations not then due and payable) and termination of the Commitments).

(c) To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash of all the Obligations (other than contingent indemnification obligations not then due and payable) and termination of the Commitments. The Administrative Agent and the Lenders may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been paid in full in cash (other than contingent indemnification obligations not then due and payable) and the Commitments terminated. Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Each Loan Party (except for the Borrower) is a direct or indirect subsidiary of the Borrower, and each Loan Party acknowledges that (x) together with the other Loan Parties, it makes up a related organization of various entities constituting a single economic and business enterprise such that the Loan Parties share a common identity of interests and any benefit received by any one Loan Party benefits the other Loan Parties and (y) it will derive substantial benefit from the making of the Loans by the Lenders. Each Loan Party hereby agrees to keep each other Loan Party fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Obligations under the Loan Documents and in particular as to any adverse developments with respect thereto. Each Loan Party hereby agrees to undertake to keep itself apprised at all times as to the status of the business, affairs, finances, and financial condition of each other Loan Party, and of the ability of each other Loan Party to perform its Obligations under the Loan Documents, and in particular as to any adverse developments with respect to any thereof. Each Loan Party hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the none of the Administrative Agent or any Lender shall have any duty to inform any Loan Party of any information pertaining to the business, affairs, finances, or financial condition of any other Loan Party, or pertaining to the ability of any other Loan Party to perform its Obligations under the Loan Documents, even if such information is adverse, and even if such information might influence the decision of one or more of the Loan Parties to continue to be jointly and severally liable for, or to provide Collateral for, Obligations of one or more of the other Loan Parties. To the fullest extent permitted by Applicable Law, each Loan Party hereby expressly waives any duty of the Administrative Agent or any Lender to inform any Loan Party of any such information.

Section 9.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Agents and the Lenders, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, each Agent and Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (c) none of the Administrative Agent or Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Agents or Lenders has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Administrative Agent or Lenders has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Administrative Agent and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Administrative Agent or Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) none of the Administrative Agent and Lenders have provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Agents and Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.17 Intercreditor Agreement. (a) Notwithstanding any provisions in the Agreement or any other Loan Document to the contrary, the terms, conditions and provisions of this Agreement and the other Loan Documents are subject to the term of the Intercreditor Agreement. To the extent there is a conflict between the Loan Documents and the Intercreditor Agreement, the terms and conditions of the Intercreditor Agreement shall control.

(b) Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Administrative Agent (and the Lenders) shall be subject to the terms of the Intercreditor Agreement, and (i) until the First Priority Obligations Payment Date in respect of the ABL Priority Collateral (as defined in the Intercreditor Agreement) shall have occurred, any obligation of the Borrower and any Guarantor hereunder or under any other Loan Document with respect to the delivery or control of any Collateral constituting ABL Priority Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person or the obtaining of any consent of any Person, in each case to the extent relating to ABL Priority Collateral, shall be deemed to be satisfied if the Borrower or such Guarantor, as applicable, complies with the requirements of the similar provision of the applicable ABL Loan Document and (ii) if the First Priority Obligations Payment Date in respect of the ABL Priority Collateral (as defined in the Intercreditor Agreement) shall have occurred, until the Second Priority Obligations Payment Date in respect of the ABL Priority Collateral (as defined in the Intercreditor Agreement) shall have occurred, any obligation of the Borrower and any Guarantor hereunder or under any other Loan Document with respect to the delivery or control of any Collateral constituting ABL Priority Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person or the obtaining of any consent of any Person, in each case to the extent relating to ABL Priority Collateral, shall be deemed to be satisfied if the Borrower or such Guarantor, as applicable, complies with the requirements of the similar provision of the applicable First Lien Loan Document. Until the First Priority Obligations Payment Date in respect of the ABL Priority Collateral (each as defined in the Intercreditor Agreement) shall have occurred, the delivery of any Collateral constituting ABL Priority Collateral to the ABL Agent pursuant to the ABL Loan Documents shall satisfy any delivery requirement hereunder or under any other Loan Document. If the First Priority Obligations Payment Date in respect of the ABL Priority Collateral (each as defined in the Intercreditor Agreement) shall have occurred, until the Second Priority Obligations Payment Date in respect of the ABL Priority Collateral (each as defined in the Intercreditor Agreement) shall have occurred, the delivery of any Collateral constituting ABL Priority Collateral to the First Lien Agent pursuant to the First Lien Loan Documents shall satisfy any delivery requirement hereunder or under any other Loan Document.

(c) Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Administrative Agent (and the Lenders) shall be subject to the terms of the Intercreditor Agreement, and until the First Priority Obligations Payment Date in respect of the Term Loan Priority Collateral (as defined in the Intercreditor Agreement) shall have occurred, any obligation of the Borrower and any Guarantor hereunder or under any other Loan Document with respect to the delivery or control of any Collateral constituting Term Loan Priority Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case to the extent relating to Term Loan Priority Collateral, shall be deemed to be satisfied if the Borrower or such Guarantor, as applicable, complies with the requirements of the similar provision of the applicable First Lien Loan Document. Until the First Priority Obligations Payment Date in respect of the Term Loan Priority Collateral (each as defined in the Intercreditor Agreement) shall have occurred, the delivery of any Collateral constituting Term Loan Priority Collateral to the First Lien Agent pursuant to the First Lien Loan Documents shall satisfy any delivery requirement hereunder or under any other Loan Document.

[SIGNATURE PAGES FOLLOW]

EASTMAN KODAK COMPANY, as Borrower

By:	/s/ William G. Love
Name:	William G. Love
Title:	Treasurer

BARCLAYS BANK PLC, as Administrative Agent and as Lender

By:	/s/ Craig J. Malloy
	Name:	Craig J. Malloy
	Title:	Director

SCHEDULE 1.01(A)

ACCEPTABLE FOREIGN CURRENCY

None.

SCHEDULE 1.01(B)

MORTGAGED PROPERTIES

None.

SCHEDULE 1.01(C)

MORTGAGE INSURANCE POLICIES

Not applicable.

SCHEDULE 2.01

LENDERS AND COMMITMENTS

Lenders	Commitment
JPMorgan Chase Bank, N.A.	$275,000,000

Total:	$275,000,000

4

SCHEDULE 3.10

PENSION PLAN

None.

5

SCHEDULE 3.12

SUBSIDIARIES

Subsidiary	Jurisdiction of Formation	Class of Equity	Number of Shares Authorized	Number of Shares Outstanding	Percentage of Shares Owned by Parent Entity	Parent Entity	Number of Shares Covered by all Outstanding Derivatives
1680382 Ontario Limited	Canada	Common equity	100	100	100%	Kodak Canada Inc. in its capacity as Administrator of the Kodak Canada Income Plan	—
Cinelabs (Beijing) Limited [1]	China		N/A	N/A	40%	Beijing Film & Video Laboratory	—
					60%	Kodak (China) Limited
Creo Asia Pacific Limited	Hong Kong		N/A	N/A	99.998%	Eastman Kodak Holdings B.V.	—
					.002%	Kodak Graphic Communications Canada Company
Creo Manufacturing America LLC	Wyoming	LLC membership interests	to be certificated at emergence		100%	Eastman Kodak Company	—
Eastman Kodak Holdings B.V.	The Netherlands		N/A	N/A	100%	Eastman Kodak Company	—
Eastman Kodak International Capital Company, Inc.	Delaware	Common stock	10,000	8,200	100%	Eastman Kodak Company	—

6

Eastman Kodak Sarl	Switzerland		1,900,000	1,900,000	100%	Eastman Kodak Holdings B.V.	—
Far East Development Ltd.	Delaware	Common stock	1,000	10	100%	Eastman Kodak Company	—
FPC Inc.	California	Common stock	7,500	80	100%	Laser-Pacific Media Corporation	—
Horsell Graphic Industries Ltd.	United Kingdom		31,648,053	2	100%	Kodak Limited	—
K.K. Kodak Information Systems [1]	Japan	Common stock	3,800	950	100%	Kodak Japan Ltd.	—
Kodak (Australasia) Pty. Ltd.	Australia	Ordinary shares	66,901,626	66,901,626	97.1576%	Eastman Kodak Company	—
					2.8424%	Kodak Graphic Communications Canada Company
Kodak (China) Company Limited	China		N/A	N/A	100%	Kodak (China) Investment Company Limited	—
Kodak (China) Graphic Communications Company Ltd.	China		N/A	N/A	75%	Kodak (China) Company Ltd.	—
					25%	Kodak (China) Investment Company Ltd.
Kodak (China) Investment Company Limited	China		N/A	N/A	100%	Kodak (China) Limited	—
Kodak (China) Limited	China		N/A	N/A	100%	Eastman Kodak Holdings B.V.	—
Kodak (Eastern Europe) Limited	United Kingdom		1,000	2	100%	Kodak Limited	—

7

Kodak (Egypt) S.A.E. [1]	Egypt	Common stock		49,050	99.09091%	Eastman Kodak Company	—
				200	.40404%	Eastman Kodak International Capital Company, Inc.
				250	.50505%	Far East Development, Ltd.
Kodak (Guangzhou) Technology Service Company Limited [1]	China		N/A	N/A	90%	Kodak (China) Limited	—
					10%	Canton Hotel
Kodak (Hong Kong) Limited	Hong Kong		N/A	N/A	100%	Eastman Kodak Holdings B.V.	—
Kodak (Malaysia) Sdn. Bhd.	Malaysia	Ordinary shares	10,000,000	8,509,343	99.98%	Eastman Kodak Company	—
					.01%	Eastman Kodak International Capital Company, Inc.
					.01%	Then Tze Keen, Director
Kodak (Near East), Inc.	New York	Capital stock	12,000	5,000	100%	Eastman Kodak Company	—
Kodak (Shanghai) International Trading Co. Ltd.	China		N/A	N/A	100%	Kodak (China) Limited	—
Kodak (Singapore) Pte. Limited	Singapore	Ordinary shares	N/A	90,000	100%	Eastman Kodak Company	—
Kodak (Taiwan) Limited	Taiwan		N/A	N/A	100%	Eastman Kodak Holdings B.V.	—

8

Kodak (Thailand) Limited	Thailand	Common shares		78,000	99.974359%	Eastman Kodak International Capital Company, Inc.
					.025641%	10 shares held by Chuanchart Prukpaisal and 10 shares held by Pat Sheller
Kodak (Wuxi) Company Limited	China		N/A	N/A	100%	Kodak (China) Investment Company Limited	—
Kodak (Xiamen) Company Limited [1]	China		N/A	N/A	95%	Kodak (China) Investment Company Limited	—
					5%	Xiamen State-Owned Assets Investment Com
Kodak (Xiamen) Digital Imaging Products Company Limited	China		N/A	N/A	75%	Kodak (China) Company Limited	—
					25%	Kodak (China) Investment Company Limited
Kodak	France		N/A	N/A	100%	Eastman Kodak Company	—
Kodak A/S	Denmark		1,000,000	1,000,000	100%	Eastman Kodak International Capital Company, Inc.	—
Kodak Americas, Ltd.	New York	Common stock	34,500	34,500	100%	Eastman Kodak Company	—

9

Kodak Argentina S.A.I.C.	Argentina	Capital stock	989,437	527,668	53.34%	Eastman Kodak Company	—
				461,769	46.66%	Eastman Kodak Holdings, B.V.
Kodak Asia Pacific Solutions Pte. Ltd.	Singapore	Ordinary shares	N/A	100,000	100%	Eastman Kodak Holdings B.V.	—
Kodak Aviation Leasing LLC	Delaware	LLC membership interests	to be certificated at emergence		100%	Eastman Kodak Company	—
Kodak Brasileira Comercio de Produtos Para Imagem e Serviços Ltda.	Brazil	N/A		136,566,397 quotas	99.9999987%	Eastman Kodak Holdings, B.V.	—
				189 quotas	.000001383%	Kodak Americas, Ltd.
Kodak Canada Inc.	Canada	Common shares	unlimited number of Common Shares and one (1) Preference share	334,000	99.999997%	Kodak Graphic Communications Canada Company	—
		Preference share		1	.000003%	Eastman Kodak Company
Kodak Chilena S.A.F. [1]	Chile	Capital stock	N/A	129,246,565	99.9962%	Eastman Kodak Company	—
					.0038%	Eastman Kodak International Capital Company, Inc.
Kodak da Amazônia Indústria e Comécio Ltda.	Brazil	N/A		149,798,463 quotas	99.9999987%	Kodak Brasileira Comercio de Produtos para Imagem e Serviços Ltda.	—
				2 quotas	0.0000013%	Kodak Americas, Ltd.

10

Kodak de Colombia, SAS	Colombia	Capital stock	5,000	704	100%	Kodak Mexicana S.A. de C.V.	—
Kodak de Mexico S.A. de C.V.	Mexico	Capital stock	179,341,945	179,341,945	99.99%	Eastman Kodak International Capital Company, Inc.	—
					.01%	Kodak Americas, Ltd.
Kodak Electronic Products (Shanghai) Company Limited	China		N/A	N/A	100%	Kodak (China) Investment Co., Inc.	—
Kodak GmbH	Austria		N/A	N/A	100%	Eastman Kodak Company	—
Kodak GmbH	Germany		N/A	N/A	100%	Kodak Graphic Communications GmbH	—
Kodak Graphic Communications EAD[1]	Bulgaria		N/A	N/A	100%	Kodak Graphic Communications GmbH	—
Kodak Graphic Communications Asia Pacific Pte. Ltd.	Singapore	Ordinary shares	N/A	2	100%	Kodak Polychrome Graphics Company Ltd.	—
Kodak Graphic Communications Canada Company	Canada	Common shares	7,655,813	7,655,813	100%	Eastman Kodak Company	—
Kodak Graphic Communications GmbH	Germany		N/A	N/A	100%	Kodak Holding GmbH	—

11

Kodak Graphic Communications Limited [1]	United Kingdom		52,000,002	52,000,002	100%	Kodak Limited	—
Kodak Holding GmbH	Germany		N/A	N/A	100%	Eastman Kodak Company	—
Kodak IL Ltd.	Israel	Common shares	38,000	20,000	100%	Eastman Kodak Holdings B.V.	—
Pre-settlement with Israel Tax Authorities
Post Israel Tax Authorities Settlement, as of June 30, 2013 (still in process)			312,774	294,774	7%	Eastman Kodak Holdings B.V.	—
					93%	Kodak Polychrome Graphics Finance (Barbados) SRL	—
Kodak Imaging Network B.V. 1	Netherlands		N/A	N/A	100%	Kodak Imaging Network, Inc.	—
Kodak Imaging Network, Inc.	Delaware	Common stock	100	100	100%	Eastman Kodak Company	—
Kodak Imaging Services (Shenzhen) Ltd. 1	China		N/A	N/A	100%	Kodak (China) Limited	—
Kodak India Private Limited	India	Equity and Preference	327,500,000	9,734,506	99.99999979%	Kodak Limited
				2	.00000021%	Kodak International Finance Limited
Kodak International Finance Limited	England		N/A	28,061,408	100%	Kodak Limited	—

12

Kodak Japan Ltd.	Japan	Common stock	400,000	396,071	77.097%	Kodak Polychrome Graphics Company Ltd.	—
					12.674%	Eastman Kodak Holdings B.V.
					10.229%	Kodak Graphic Communications Canada Company
Kodak Kft. [1]	Hungary		N/A	N/A	100%	Eastman Kodak Company	—
Kodak Korea Ltd.	South Korea	Common stock	3,000,000	964,000	100%	Eastman Kodak Company	—
Kodak Limited	United Kingdom	A Ordinary Shares	N/A	130,000,000	.9999923%	Eastman Kodak Company	—
		Eff. 9/1/13 B Ordinary (non-voting) shares	N/A	1,000	.0000077%	Kodak Pension Plan
Kodak Mexicana S.A. de C.V.	Mexico	Capital stock	262,870,350	262,875,350	99.99%	Eastman Kodak International Capital Company, Inc.	—
					.01%	Kodak Americas, Ltd.
Kodak Nederland B.V.	Netherlands			80,000	100%	Eastman Kodak Holdings B.V.	—
Kodak New Zealand Limited	New Zealand	Ordinary shares	1,000,000	1,000,000	100%	Eastman Kodak Company	—

13

Kodak Nordic AB	Sweden		270,000	270,000	100%	Eastman Kodak Company	—
Kodak Norge A/S [1]	Norway		1,000,000	1,000,000	100%	Eastman Kodak International Capital Company, Inc.	—
Kodak OOO	Russia		N/A	N/A	100%	Eastman Kodak Company	—
Kodak Oy	Finland		534,000	534,000	100%	Eastman Kodak Company	—
Kodak Philippines, Ltd.	New York	Capital stock	18,000	6,000	100%	Eastman Kodak Company	—
Kodak Polska Sp.zo.o	Poland		Share capital PLN 24,022,650	25,287 (shares are uncertificated)	100%	Eastman Kodak Company	—
Kodak Polychrome Graphics (Hong Kong) Ltd.	Hong Kong		N/A	N/A	100%	Kodak Polychrome Graphics Company Ltd.	—
Kodak Polychrome Graphics China Co. Ltd.	China		N/A	N/A	100%	Kodak Polychrome Graphics Company Ltd.	—
Kodak Polychrome Graphics Company Ltd.	Barbados	Common shares	4	4	100%	Eastman Kodak Company	—
Kodak Polychrome Graphics Cono Sur SA [1]	Uruguay	Capital stock	375,000	375,000	100%	Kodak Polychrome Graphics Company Ltd.	—

14

Kodak Polychrome Graphics Export SAFI [1]	Uruguay	Capital stock	5,000		5,000	100%	Kodak Polychrome Graphics Company Ltd.	—
Kodak Polychrome Graphics Finance UK Ltd. [1]	United Kingdom		50,000,000 [These shares are stated to be in USD	]	44,999,998	100%	Kodak Limited	—
Kodak Polychrome Graphics Madeira Servicos Ltd.	Barbados	N/A	2 quotas		1 quota	50%	Kodak Polychrome Graphics Company Ltd.	—
					1 quota	50%	Merrydown Limited
Kodak Polychrome Graphics Netherlands Antilles NV	Curacao	Ordinary / common shares	6,000			100%	Kodak Polychrome Graphics Company Ltd.	—
Kodak Portuguesa Limited	New York	Capital stock	1,000		1,000	100%	Eastman Kodak Company	—
Kodak Realty, Inc.	New York	Capital stock	10,000		100	100%	Eastman Kodak Company	—

15

Kodak SA/NV	Belgium			324,542	35.0217%	Eastman Kodak International Capital Company, Inc.	—
				296,295	31.9735%	Eastman Kodak Holdings B.V.
				287,231	30.9955%	Kodak Nederland BV
				18,613	2.0085%	Kodak Graphic Communications Canada Company
				5	.0008%	Eastman Kodak Company
Kodak S.p.A.	Italy	Common stock	N/A	73,000,000	99.998%	Eastman Kodak Company	—
					.002%	Eastman Kodak International Capital Company, Inc.
Kodak Societe Anonyme	Switzerland		28,000 shares to a par value of 500 CHF each = 14,000,000 CHF – all shares owned by EKICC		100%	Eastman Kodak International Capital Company, Inc.	—
Kodak Unterstützungsgesellschaft mbH	Germany		N/A	N/A	100%	Kodak Holding GmbH	—

16

Kodak Venezuela, S.A.	Venezuela	Capital stock	16,830	16,830	100%	Eastman Kodak Company	—
Kodak Versamark Europe SA	Switzerland		Empty shell		100%	Eastman Kodak Holdings B.V.	—
Kodak, S.A.	Spain	Ordinary shares	284,760	284,759	99.99%	Eastman Kodak Company	—
				1	.01%	Eastman Kodak International Capital Company, Inc.
KPG Finance (Barbados) SRL	Barbados		Unlimited number of quotas	100,000 quotas	100%	Kodak Polychrome Graphics Company Ltd.	—
Laboratoires Kodak S.A.S. [1]	France			454,399	100%	Kodak	—
Laser-Pacific Media Corporation	Delaware	Common stock	1,200	1,110	100%	Eastman Kodak Company	—
NPEC Inc.	California	Common stock	10,000	100	100%	Eastman Kodak Company	—
Pakon, Inc.	Indiana	Capital stock	1,000	300	100%	Eastman Kodak Company	—

17

Personalised Imaging Finance Limited	United Kingdom		N/A	100	100%	Kodak International Finance Limited	—
Project Ceylon Limited [1]	United Kingdom		13,001,000	13,001,000	100%	Kodak Limited	—
Qualex Inc.	Delaware	Common stock	1,000	1,000	100%	Eastman Kodak Company	—
RPB Marketing Company	Japan	Common stock	100	3	100%	Kodak Japan Ltd.	—
SAS Villot-Marne [1]	France			2,499	.9996%	Kodak	—
				1	.0004%	Laboratoires Kodak S.A.S.
Shanghai Da Hai Camera Co., Ltd. [1]	China		N/A	N/A	75%	Kodak (China) Investment Company Limited	—
					25%	Kodak (China) Limited
Wheeling Insurance Ltd.	Bermuda	Common stock	120,000	120,000	100%	Eastman Kodak Company	—
Yamanashi RPB Supply Company	Japan	Common stock	32,000	31,227	100%	Kodak Japan Ltd.	—

[1]	Entity is in the process of being liquidated

Effective as of 8/21/13

18

SCHEDULE 3.14

STRIKES, LOCKOUTS AND SLOWDOWNS

None.

19

SCHEDULE 3.15(A)

UCC FILINGS

UCC-3 termination statements, the form of which was previously delivered by the Borrower and approved by the Administrative Agent, to be filed in the following jurisdictions to release the security interests in favor of the secured parties under the DIP Credit Facilities and the Borrower’s prepetition (x) 10.625% senior secured notes due March 15, 2019 and (y) 9.75% senior secured notes due March 1, 2018 and

UCC-1s in favor of the Secured Parties, the form of which was previously delivered by the Borrower and approved by the Administrative Agent, to be filed in the following jurisdictions:

Grantor	State
Eastman Kodak Company	New Jersey

Creo Manufacturing America LLC	Wyoming

Far East Development Ltd.	Delaware

FPC Inc.	California

Kodak (Near East), Inc.	New York

Kodak Americas, Ltd.	New York

Kodak Aviation Leasing LLC	Delaware

Kodak Imaging Network, Inc.	Delaware

Kodak Philippines, Ltd.	New York

Kodak Portuguesa Limited	New York

Kodak Realty, Inc.	New York

Laser-Pacific Media Corporation	Delaware

NPEC Inc.	California

Pakon, Inc.	Indiana

Qualex Inc.	Delaware

20

SCHEDULE 3.15(B)

INTELLECTUAL PROPERTY FILINGS

The following releases to filed at the United States Patent and Trademark Office:

Release of Security Interest in Patents by and among Citicorp North America, Inc., as agent, Wilmington Trust, National Association, as agent, dated September 3, 2013, the form of which was previously delivered by the Borrower and approved by the Administrative Agent.

Release of Security Interest in Trademarks by and among Citicorp North America, Inc., as agent, Wilmington Trust, National Association, as agent, dated September 3, 2013, the form of which was previously delivered by the Borrower and approved by the Administrative Agent.

The following release to filed at the United States Copyright Office

Release of Security Interest in Copyrights by and among Citicorp North America, Inc., as agent, Wilmington Trust, National Association, as agent, dated September 3, 2013, the form of which was previously delivered by the Borrower and approved by the Administrative Agent.

The following security agreement to be filed at the United States Patent and Trademark Office:

Intellectual Property Security Agreement by and between the Grantors and the Administrative Agent, dated September 3, 2013, the form of which was previously delivered by the Borrower and approved by the Administrative Agent.

The following security agreement to be filed at the United States Copyright Office

Intellectual Property Security Agreement by and between the Grantors and the Administrative Agent, dated September 3, 2013, the form of which was previously delivered by the Borrower and approved by the Administrative Agent,

21

SCHEDULE 5.01

INTERNET ADDRESSES

None.

22

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 5.12(A)

PART I

DDA ACCOUNTS

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information

Eastman Kodak Company	*** *** ***	***	***	*** ***

Eastman Kodak Company	*** *** ***	***	***	*** ***

Eastman Kodak Company	*** *** *** ***	***	***	*** ***

Eastman Kodak Company	*** *** ***	*** *	***	*** ***

23

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information

Eastman Kodak Company	*** *** *** ***	***	*** ***	*** ***

Eastman Kodak Company	*** *** *** ***	***	*** ***	*** ***

Eastman Kodak Company	*** *** *** ***	***	*** ***	*** ***

Eastman Kodak Company	*** *** *** ***	***	*** ***	*** ***

Eastman Kodak Company	*** *** *** ***	***	***	*** ***

Eastman Kodak Company	*** *** ***	***	***	*** ***

24

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information

Eastman Kodak Company	*** *** ***	***	***	*** ***

Eastman Kodak Company	*** *** ***	***	***	*** ***

Eastman Kodak Company	*** *** ***	***	***	*** ***

Eastman Kodak International Capital Company Inc.	*** *** *** ***	***	*** ***	*** ***

FPC Inc.	*** *** *** *** ***	***	***	*** ***

FPC Inc.	*** *** ***	***	***	*** ***

25

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information

Kodak Imaging Network, Inc.	*** *** *** *** ***	***	***	*** ***

NPEC Inc.	*** *** *** *** ***	***	***	*** ***

Qualex Inc.	*** *** ***	*** *	***	*** ***

Qualex Inc.	*** *** ***	*** *	***	*** ***

Qualex Inc.	*** *** ***	*** *	***	*** ***

26

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information

Qualex Inc.	*** *** ***	*** *	***	*** ***

Qualex Inc.	*** *** ***	*** *	***	*** ***

Qualex Inc.	*** *** ***	*** *	***	*** ***

Qualex Inc.	*** *** ***	*** *	***	*** ***

Qualex Inc.	*** *** *** *** ***	*** *	***	*** ***

27

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information

Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	*** ***

28

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information

Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	*** ***

29

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information

Qualex Inc	*** *** ***	*** *	***	*** ***

Eastman Kodak Co	*** *** *** ***	*** *	***	***

Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	***

Qualex Inc	*** *** ***	*** *	***	***

30

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information

Qualex Inc	*** *** ***	*** *	***	***

Qualex Inc	*** *** ***	*** *	***	***

Qualex Inc	*** *** ***	*** *	***	***

Eastman Kodak Company	*** *** *** ***	***	***	*** ***

Eastman Kodak Company	*** *** ***	*** *	***	*** ***

Eastman Kodak Company	*** *** ***	*** *	***	*** ***

31

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information

Eastman Kodak Company	*** *** ***	*** *	***	*** ***

Eastman Kodak Company	*** *** ***	*** *	***	*** ***

Eastman Kodak Company	*** *** ***	*** *	***	*** ***

Eastman Kodak Company	*** *** ***	*** *	***	*** ***

Eastman Kodak Company	*** *** ***	*** *	***	*** ***

32

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information

Eastman Kodak Company	*** *** ***	*** *	***	*** ***

Eastman Kodak Company	*** *** ***	*** *	***	*** ***

Eastman Kodak Company	*** *** ***	***	***	*** ***

Eastman Kodak Company	*** *** ***	***	***	*** ***

Eastman Kodak Company	*** *** ***	*** ***	***	*** *** ***

Eastman Kodak Company	*** *** ***	*** ***	***	*** *** ***

*	Represents an account that may be closed in connection with or pursuant to the Transactions.

33

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 5.12(A)

PART II

LOCKBOXES

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information
Eastman Kodak Company	*** *** *** ***	***	***	*** ***
Qualex Inc	*** *** *** ***	***	***	*** ***

34

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 5.12(E)

DISBURSEMENT ACCOUNTS

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information
Eastman Kodak Company	*** *** *** *** ***	***	***	*** ***
Eastman Kodak Company	*** *** *** ***	***	*** ***	*** ***
Eastman Kodak Company	*** *** *** ***	***	***	*** ***

35

SCHEDULE 5.18

POST-CLOSING OBLIGATIONS

1.	As promptly as possible, but in no event later than the days indicated below after the Closing Date, or such later date as the Administrative Agent may agree, the Borrower will cause the perfection under the applicable local law of the Administrative Agent’s second priority security interest in the stock of the following subsidiaries: 75 days after the Closing Date for Eastman Kodak Holdings B.V., 60 days after the Closing Date for Kodak Holding GmbH and Kodak Polychrome Graphics Company Ltd, and 45 days after the Closing Date for Kodak Limited. Simultaneously with the completion of the Borrower’s obligations pursuant to the preceding sentence with respect to (i) Eastman Kodak Holdings B.V. and Kodak Polychrome Graphics Company Ltd, the Borrower will cause the Administrative Agent to receive a written legal opinion (addressed to the Administrative Agent and the Lenders and in form and substance reasonably acceptable to the Administrative Agent) covering matters relating to the Administrative Agent’s security interest in the applicable stock and (ii) Kodak Holding GmbH and Kodak Limited the Borrower will use commercially reasonable efforts to cause the Administrative Agent to receive a written legal opinion (addressed to the Administrative Agent and the Lenders and in form and substance reasonably acceptable to the Administrative Agent) covering matters relating to the Administrative Agent’s security interest in the applicable stock.

2.	Within 3 Business Days of the Closing Date, the Borrower will cause the filing or execution of documents required to terminate:

a.	the security interests in favor of the secured parties under the DIP Credit Facilities and the Borrower’s prepetition (x) 10.625% senior secured notes due March 15, 2019 and (y) 9.75% senior secured notes due March 1, 2018 (collectively, the “Prepetition Notes”) in the equity interests of the following Foreign Subsidiaries:

i.	Kodak (Australasia) Proprietary Limited,

ii.	Kodak Holding GmbH,

iii.	Kodak Limited,

iv.	Kodak (Singapore) Pte. Limited,

v.	Kodak S.A., and

b.	the security interests in favor of the secured parties under the DIP ABL Credit Facility and the Prepetition Notes in the equity interests of Eastman Kodak Holdings B.V.

36

SCHEDULE 6.01

EXISTING INDEBTEDNESS

Entity	Type	Existing
Kodak Brasileira Comercio de Produtos Para Imagem e Servicos Ltda	Debt for Borrowed Money Bank Guarantees/LOCs Customer Guarantee/Vendor Program	BRL BRL BRL USD	981,056.61 1,699,275 15,375,895 92,773

Kodak Graphic Communications Canada Company	Capital Leases	CAD	10,040,844

Kodak Mexicana S.A. de C.V.	Surety Bonds	MXN USD	266,914,511 6,300

Kodak Limited	Bank Guarantees/LOCs Customer Guarantee/Vendor Program	EUR GBP SEK GBP	1,648,662 600,000 319,932 11,107,906

Kodak Nordic AB (Sweden)	Surety Bonds	SEK	24,133,833

Kodak Argentina S.A.I.C.	Customer Guarantee/Vendor Program Surety Bonds	ARS ARS	7,540,195 379,600

Kodak S.p.A (Italy)	Bank Guarantees/LOCs	EUR	749,622

37

Entity	Type	Existing
Kodak SA/NV (Belgium)	Customer Guarantee/Vendor Program Bank Guarantees/LOCs	USD EUR	130,180 18,502

Kodak India Private Limited	Bank Guarantees/LOCs Customer Guarantee/Vendor Program	INR INR	42,285,857 10,712,000

Kodak IL Ltd. (Israel)	Bank Guarantees/LOCs	USD ILS	2,057,880 150,000

Kodak, S.A. (Spain)	Bank Guarantees/LOCs Customer Guarantee/Vendor Program	EUR EUR	240,803 708

Qualex Inc.	3rd Party Guarantees	USD	592,969

Eastman Kodak Sarl	Bank Guarantees/LOCs Customer Guarantee/Vendor Program	NOK EUR CHF USD	1,000,000 210,275 221,250 33,462

Kodak (Hong Kong) Limited	Bank Guarantees/LOCs	HKD	103,556

Kodak (China) Company Limited	Customer Guarantee/Vendor Program Bank Guarantees/LOCs	CNY HKD	895,924 5,300,000

Kodak (Thailand) Limited	Bank Guarantees/LOCs Customer Guarantee/Vendor Program	THB THB	192,927 1,621,886

Kodak Societe Anonyme	Bank Guarantees/LOCs	CHF	115,000

38

Entity	Type	Existing
Kodak Korea Limited	Bank Guarantees/LOCs	KRW	7,167,930

Kodak (Singapore) Pte Limited	Bank Guarantees/LOCs	SGD	45,261

Kodak Japan Ltd.	Bank Guarantees/LOCs	JPY	80,401,533

Kodak Turkey	Bank Guarantees/LOCs	TL	78,426

Eastman Kodak Company Debt (USD) (principal amounts where applicable)

Letters of Credit listed on Annex 1 to Schedule 6.01 in the aggregate amount set forth below.	$123,246,352

Surety Bonds for U.S. and Canadian Customs	$1,417,000

Customer Guarantees/Vendor Program (Loss Pool)	$1,012,113

39

Annex 1 to Schedule 6.011

Issuing Bank	Beneficiary	LC #	Face Amount
Citibank, N.A.	CVS Pharmacy, Inc.	63667037	$10,500,000.00
Citibank, N.A.	INA, Pacific, Atlantic Insurance Company	NY-02805-30035009	$1,066,540.00
Citibank, N.A.	North Carolina Self-Insurance Security Association	63665579	$150,000.00
Citibank, N.A.	NY Workers Compensation (CITI)	NY-02805-30031820	$61,634,205.00
Citibank, N.A.	Ohio Environmental Protection Agency	NY-02805-30035285	$1,600,000.00
Citibank, N.A.	Travelers	61604621	$2,600,000.00
Wells Fargo Bank, N.A.	Maryland Workers’ Compensation Commission	IS0012739	$100,000.00
Wells Fargo Bank, N.A.	NYS Workers’ Compensation	IS0012677	$96,000.00
Wells Fargo Bank, N.A.	Township of Hamilton	IS0012760	$5,500.00
Wells Fargo Bank, N.A.	Employment Development Department	IS0012762	$55,100.00
Wells Fargo Bank, N.A.	New Jersey Dept of Environmental Protection	IS0012645	$500,000.00
Wells Fargo Bank, N.A.	Finance Office, Workers’ Compensation Board	IS0012271	$11,390,063.00
Wells Fargo Bank, N.A.	Self Insurance Plans State of California	IS0012521	$4,351,072.00
Wells Fargo Bank, N.A.	Westchester Fire Insurance Company	IS0011889	$2,500,000.00

[1]	All of the letters of credit on this Annex 1 are backstopped by letters of credit issued by the Issuing Bank (as defined in the ABL Agreement) on the date hereof.

40

Wells Fargo Bank, N.A.	Old Republic Insurance Company c/o Old Republic Risk Management	IS0011616	$26,587,872.00
Wells Fargo Bank, N.A.	New York State Dept of Environmental Conservation	IS0012035	$10,000.00
Wells Fargo Bank, N.A.	Commonwealth of Virginia	IS0012736	$100,000.00

41

SCHEDULE 6.02

EXISTING LIENS

PART I

Entity	Description	Amount
Eastman Kodak Company	Cash collateralization with American Express for corporate credit cards	USD	1,750,000
Eastman Kodak Company	Receipts reserve for credit card charges with PNC Merchant Services	USD	600,000
Eastman Kodak Company	Trust to support environmental liabilities to benefit New York State Department of Environmental Conservation	USD	23,201,482
Wheeling Insurance Ltd.	Trust to support claim liabilities related to past participation in Green Island Reinsurance Treaty	USD	107,418
Wheeling Insurance Ltd.	Trust to support claim liabilities related to Old Republic self-funded Workers’ Compensation and Automobile Liability policies	USD	9,500,000
Kodak Brasileira Comercio de Produtos Para Imagem e Servicos Ltda	Pledge of real property and its other assets to support adjudication of tax and labor disputes	USD	131,580,683
Kodak Brasileira Comercio de Produtos Para Imagem e Servicos Ltda	Pledge of cash to support adjudication of tax and labor disputes	BRL	24,661,591
Kodak Limited	Cash collateralization to support guarantee liabilities with Lloyds Bank	GBP	2,851,907
Kodak India Private Limited	Cash collateralization to support guarantee liabilities with Citibank and HDFC	INR	38,173,541
Kodak India Private Limited	Pledge of its assets to support tax adjudication	INR	41,992,200
Kodak IL Ltd. (Israel)	Cash collateralization of bank guarantee by Bank Leumi	USD	2,030,000
Kodak International Finance Ltd.	Cash collateralization of FX dealing line by Bank of New York Mellon	USD	11,543,722

42

PART II

CONTINUING SECURED AGREEMENTS2

BACKED BY CASH COLLATERAL

Country	Kodak Entity	Description	Reference #	Amount
UAE	Kodak (Near East), Inc.	Standby Letters of Credit	US532203-2	$30,500
Australia	Kodak (Australasia) Pty. Ltd.	Standby Letters of Credit	US539392-2	$360,000
Hong Kong	Kodak (Hong Kong) Limited	Omnibus	US166612-1	$13,400
Thailand	Kodak (Thailand) Limited	Omnibus	TH167067	$63,800

[2]	As defined in the Payoff Letter by Citicorp North America, Inc. dated September 3, 2013.

43

SCHEDULE 6.04

EXISTING INVESTMENTS

STOCK

Investment	Investment Date	% Owned	Book Value
Public
Emagin Corporation	07/01/1998	.17%	$148,333
Global Lighting Technologies	12/01/2003	1.00%	$1,490,449
Private
Hillcrest Laboratories Inc.	01/11/2008	1.00%	$125,000
Next Engine, Inc.	01/01/2001	2.00%	$250,000
Lockerz, Inc.	01/21/2011	6.57%	$474,581

Total USD			$2,488,363

LOSS POOL

Entity	Description	Amount
Eastman Kodak Company	Cash funded loss pool related to equipment sales	USD	1,617,292
Eastman Kodak Sarl	Cash funded loss pool related to equipment sales	USD	639,670

44

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 6.05

DISPOSITIONS

1.	Proposed sale of real property in Argentina (including any sale and leaseback in connection therewith). If consummated, it is expected to be closed in October 2013.

2.	***

3.	Proposed sale of utility operations at Eastman Business Park. Purchase price proceeds will go to environmental trust. If consummated, this is expected to be signed and closed by the end of August 2013.

4.	***

5.	Proposed sale of Pro-Tek. This is a business that stores movie film in California. If consummated, it is expected to be signed in September 2013 and closed in October 2013.

6.	Proposed donation of 365 sqm. of forest land by Kodak (Near East), Inc.’s Greek branch to the local government in Greece. This is the last asset Kodak (Near East), Inc. owns in Greece.

7.	Proposed sale of parking lot located at Seward Street in Los Angeles, CA. If consummated, it is expected to be closed in October or November 2013.

8.	Proposed sale of Airport Hangar in Rochester, NY. If consummated, it is expected to be closed in September or October of 2013.

9.	***

10.	***

11.	Proposed sale of property located in Mountain City, Tennessee owned by FPC, Inc. (including any sale and leaseback in connection therewith).

12.	Proposed sale of the Hawkeye location.

45

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.	***

46

SCHEDULE 6.06

SALE AND LEASEBACK TRANSACTIONS

1. Proposed sale of property located in Mountain City, Tennessee owned by FPC, Inc., a Kodak Company.

2. Proposed sale of real estate property in Argentina.

47

SCHEDULE 6.09

TRANSACTIONS WITH AFFILIATES

Intercompany Loans3

Lender Company Description	Debtor Trading Partner Description	Loan Currency	Local Currency Principal Balance	USD Principal Balance	Interest Rate
1. Eastman Kodak Co. - Parent	Kodak (Egypt) S.A.E.	USD	5,666,138	5,666,138	0.00%
2. Eastman Kodak Co. - Parent	Kodak Graphic Com. Canada	USD	135,705,510	135,705,510	0.00%
3. Eastman Kodak Co. - Parent	Kodak International Finance Limited	USD	125,000,000	125,000,000	7.90%
4. Kodak (Near East) Inc.	Eastman Kodak Co. – Parent	USD	16,720,673	16,720,673	0.05%
5. Kodak de México, SA de CV	Eastman Kodak Co. - Parent	USD	19,772,256	19,772,256	0.00%
6. Kodak de México, SA de CV	Eastman Kodak Co. – Parent	USD	19,445,532	19,445,532	8.50%
7. Kodak China Ltd.	Eastman Kodak Co. – Parent	USD	174,000,000	174,000,000	0.00%
8. Kodak Japan Limited	Eastman Kodak Co. - Parent	JPY	3,030,036,942	30,949,668	2.00%
9. Kodak International Finance Limited	Eastman Kodak Co. - Parent	USD	44,000,000	44,000,000	7.90%
10. Kodak Societa per Azioni	Eastman Kodak Co. - Parent	USD	20,000,000	20,000,000	7.90%

[3]	These intercompany loans are permitted to be rolled over or renewed at principal amounts incorporating accrued but unpaid interests and (x) for each of #1 to # 4 at the existing or a different interest rate or (y) for each of #5 to #10 at the existing or a lower interest rate.

48

SCHEDULE 6.10

EXISTING RESTRICTIONS

None.

49

SCHEDULE 7.01(K)

JUDGMENTS

Case No. / Matter	Kodak Party	Other Party	Venue
03-930139/2010 DHL	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda. & Kodak da Amazônia Indústria e Comércio Ltda.	Fazenda Estadual - SP	Brazil
0007292-65.2005.4.03.6103/INCOME TAX 91/92	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Fazenda Estadual - SP	Brazil
3.066.612/VAT STATE OF SP, DHL EXPORTATION	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda. & Kodak da Amazônia Indústria e Comércio Ltda.	Fazenda Estadual - SP	Brazil
967403	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	União Federal	Brazil
973.014	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Fazenda do Estado de São Paulo	Brazil
145.738	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	União Federal	Brazil
1314995	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Fazenda Estadual - SP	Brazil
583.00.2005.061.270	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Canadá Color Vídeo - Foto - Som Ltda	Brazil
1069186-0/4	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Paulo Afonso Cotta	Brazil
2009.135.14335	Kodak da Amazônia Indústria e Comércio Ltda.	Secretaria do Estado da Fazenda do Rio de Janeiro	Brazil
10283-720.630/2008-94	Kodak da Amazônia Indústria e Comércio Ltda.	União Federal	Brazil
0263043-53.2011.8.04.0001	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda. & Kodak da Amazônia Indústria e Comércio Ltda.	Flashmed	Brazil
001.05.045558-4	Kodak da Amazônia Indústria e Comércio Ltda.	Syncrofilm	Brazil

50

9 similar 2003 income/importation tax matters with unfavorable administrative determinations	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	União Federal	Brazil
0005130-69.2010.8.17.0810	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Meirelles S.A. Comércio e Indústria	Brazil

Additional Matters:

1.	In India there is a tax assessment against Kodak India Limited on appeal for fiscal year 2006-7.

2.	In India there is a tax assessment against Kodak India Limited on appeal for fiscal year 2007-8.

EXHIBIT A

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower:	The Company (as defined below).

4. Administrative Agent:	Barclays Bank PLC, including any successor thereto, as administrative agent under the Credit Agreement.

5. Credit Agreement:	The Senior Secured Second Lien Term Credit Agreement dated as of September 3, 2013 (as amended, restated, supplemented or otherwise modified from time to time), among EASTMAN KODAK COMPANY (the “Company”), the Lenders party thereto and Barclays Bank PLC, as Administrative Agent.

[1]	Select as applicable.

6. Assigned Interest:

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans[2]
$	$		%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.]3

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Name:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders.
[3]	To be inserted only if the Assignee is not a Lender at the time of such Assignment.

2

Consented to and Accepted:

BARCLAYS BANK PLC, as Administrative Agent

By
Name:
Title:

[Consented to:][4]

[EASTMAN KODAK COMPANY]

By
Name:
Title:

[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

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ANNEX 1

Reference is hereby made to the Senior Secured Second Lien Term Credit Agreement, dated as of September 3, 2013 (as amended, restated, supplemented or otherwise modified from time to time (the “Credit Agreement”), among EASTMAN KODAK COMPANY (the “Borrower”), the Lenders party thereto and BARCLAYS BANK PLC, as Administrative Agent (in such capacity, the “Administrative Agent”).

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim[, and] (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby [and (iv) the Assignee is not a Disqualified Institution]5 and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Non-U.S. Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue

[5]	Bracketed language to be excluded from any Assignment and Acceptance consented to by the Borrower pursuant to the Master Consent to Assignment dated September 3, 2013 relating to the Credit Agreement.

to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT B

[Reserved]

EXHIBIT C

Form of Security Agreement

GUARANTEE AND COLLATERAL AGREEMENT

Dated September 3, 2013

From

The Grantors referred to herein

as Grantors

to

Barclays Bank PLC

as Administrative Agent

i

Schedules

Schedule I	-	Investment Property
Schedule II	-	Deposit Accounts and Securities Accounts
Schedule III	-	Receivables and Agreement Collateral
Schedule IV		Intellectual Property
Schedule V	-	Legal Name, Trade Names, Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization, Organizational Identification Number and Federal Employer Identification Number
Schedule VI	-	Changes in Name, Location, Etc.
Schedule VII	-	Letters of Credit
Schedule VIII	-	Equipment Locations
Schedule IX	-	Inventory Locations
Schedule X	-	Commercial Tort Claims
Schedule XI	-	Mergers and Acquisitions
Schedule XII	-	Locations of Books and Records
Schedule XIII	-	Filing Offices
Schedule XIV	-	Other Actions

Exhibits

Exhibit A	-	Form of Intellectual Property Security Agreement
Exhibit B	-	Form of Intellectual Property Security Agreement Supplement
Exhibit C	-	Form of Security Agreement Supplement

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GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT dated September 3, 2013 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), made by Eastman Kodak Company, a New Jersey corporation (“Borrower” or “Company”), and the other Persons listed on the signature pages hereof, or which at any time execute and deliver a Security Agreement Supplement in substantially the form attached hereto as Exhibit C (the Borrower and such Persons so listed or joined being, collectively, the “Grantors”), to Barclays Bank PLC, as administrative agent (in such capacity, together with any successor Administrative Agent appointed pursuant to Article VIII of the Credit Agreement (as hereinafter defined) and assigns, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement).

PRELIMINARY STATEMENTS.

(1) Borrower and the other Grantors have entered into a senior secured second lien term credit agreement with Administrative Agent and certain other parties as set forth in the Credit Agreement, dated of even date herewith, by and among the Borrower, the lenders party thereto from time to time (the “Lenders”) and Administrative Agent (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

(2) Borrower is a member of an affiliated group of companies that includes each other Grantor;

(3) The proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

(4) Part I of Schedule I hereto lists all Equity Interests (other than Excluded Property) directly owned by such Grantor as of the date hereof (the “Initial Pledged Equity”). Each Grantor is the holder of the indebtedness owed to such Grantor as of the date hereof (the “Initial Pledged Debt”) set forth opposite such Grantor’s name on and as otherwise described in Part II of Schedule I hereto and issued by the obligors named therein.

(5) Each Grantor is the owner of the deposit accounts set forth opposite such Grantor’s name on Schedule II hereto (together with all deposit accounts now owned or hereafter acquired by the Grantors, the “Pledged Deposit Accounts”).

(6) Company is the owner of an L/C Cash Deposit Account (as defined in the ABL Agreement, the “L/C Cash Deposit Account”) created in accordance with the ABL Agreement and subject to the security interest granted under this Agreement.

(7) Company is the owner of the Pledged Cash Account (Eligible Cash) (as defined in the ABL Agreement, the “Pledged Cash Account (Eligible Cash)”) created in accordance with the ABL Agreement and subject to the security interest granted under this Agreement.

(8) Company is the owner of the Pledged Cash Account (Qualified Cash) (as defined in the ABL Agreement, the “Pledged Cash Account (Qualified Cash)”) created in accordance with the ABL Agreement and subject to the security interest granted under this Agreement.

(9) It is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have granted the security interest contemplated by this Agreement.

(10) Each Grantor will derive substantial direct or indirect benefit from the transactions contemplated by this Agreement, the Credit Agreement and the other Loan Documents.

(11) Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement (whether or not capitalized) as such terms are defined in such Article 8 or 9. “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement, each Grantor hereby agrees with the Administrative Agent for the benefit of the Secured Parties as follows:

Section 1. Guarantee.

(a) Guarantee

(i) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations. “Guarantors” shall mean each Grantor other than the Borrower. “Borrower Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document,

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or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant to Section 9.03 of the Credit Agreement) or otherwise.

(ii) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 1(b)).

(iii) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 1 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(iv) The guarantee contained in this Section 1 shall remain in full force and effect until all the Obligations (other than any contingent indemnification obligations not then due and payable) shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations. “Obligations” shall mean (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations. “Guarantor Obligations” shall mean with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, this Section 1) or any other Loan Document, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to Section 9.3 of the Credit Agreement or Section 22 hereof).

(v) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full (other than any contingent indemnification obligations not then due and payable) and the Commitments are terminated.

(b) Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder,

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such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 1(c). The provisions of this Section 1(b) shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

(c) No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Borrower Obligations (other than contingent indemnification obligations not then due and payable) are paid in full and the Commitments shall have terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

(d) Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, waived, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or such requisite Lenders as required pursuant to Section 9.02 of the Credit Agreement, as the case may be) may reasonably deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 1 or any property subject thereto.

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(e) Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 1 or acceptance of the guarantee contained in this Section 1; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 1. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 1 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 1, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(f) Reinstatement. The guarantee contained in this Section 1 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a

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receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 2. Grant of Security. Each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) all equipment in all of its forms, including all machinery, tools, motor vehicles, vessels, aircraft and furniture (excepting all fixtures), and all parts thereof and all accessions thereto, including computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);

(b) all inventory in all of its forms, including (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor, including computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);

(c) (i) all accounts, instruments (including promissory notes), deposit accounts, chattel paper, general intangibles (including payment intangibles) and other obligations of any kind owing to the Grantors, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance (any and all such instruments, deposit accounts, chattel paper, general intangibles and other obligations to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables”), and all supporting obligations, security agreements, Liens, leases, letters of credit and other contracts owing to the Grantors or supporting the obligations owing to the Grantors under the Receivables (collectively, the “Related Contracts”), and (ii) all commercial tort claims now or hereafter described on Schedule X hereto;

(d) the following (the “Security Collateral”):

(i) the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;

(ii) the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

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(iii) all additional equity interests (other than Excluded Property) from time to time acquired by such Grantor in any manner (such equity interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional equity interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such equity interests and all warrants, rights or options issued thereon or with respect thereto;

(iv) all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

(v) all security entitlements or commodity contracts carried in, or from time to time credited to, as applicable, a securities account or commodity account (including the Term Proceeds Securities Account), all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or financial assets and all warrants, rights or options issued thereon with respect thereto; and

(vi) all other investment property (including all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts, but excluding any equity interest excluded from the Pledged Equity) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto (“Investment Property”);

(e) each Hedging Agreement to which such Grantor is now or may hereafter become a party, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

(f) the following (collectively, the “Account Collateral”):

(i) the Pledged Deposit Accounts, the L/C Cash Deposit Account, the Pledged Cash Account (Eligible Cash), the Pledged Cash Account (Qualified Cash), the Term Proceeds Deposit Account, the Term Proceeds Securities Account and all funds and financial

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assets from time to time credited thereto (including all cash equivalents), and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Accounts, the L/C Cash Deposit Account, the Pledged Cash Account (Eligible Cash), the Pledged Cash Account (Qualified Cash), the Term Proceeds Deposit Account or the Term Proceeds Securities Account;

(ii) all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and

(g) the following (collectively, the “Intellectual Property Collateral”):

(i) all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii) all trademarks, service marks, uniform resource locators (“URLs”), domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered, together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii) all copyrights, including copyrights in computer software, internet web sites and the content thereof, whether registered or unregistered (“Copyrights”); all confidential and proprietary information, including know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including industrial designs and mask works;

(iv) except as set forth above, all registrations and applications for registration for any of the foregoing, including those registrations and applications for registration, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(v) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary (“IP Agreements”); and

(vi) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

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(h) all documents, all money and all letter-of-credit rights;

(i) all books and records and documents (including databases, customer lists, credit files, computer files, printouts, other computer output materials and records and other records) of the Grantors pertaining to any of the Grantors’ Collateral;

(j) all other property not otherwise described above (except for any property specifically excluded from any clause in this section, and any property specifically excluded from any defined term used in any clause of this section); and

(k) all proceeds of and payments under business interruption insurance;

(l) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (h) of this Section 2) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Administrative Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash and cash equivalents, including all Eligible Cash (as defined in the ABL Agreement), Qualified Cash (as defined in the ABL Agreement) and US Cash (as defined in the ABL Agreement);

provided, that, notwithstanding any of the other provisions set forth in this Section 2 or in any Loan Document, no Excluded Property shall constitute Collateral under this Agreement. For purposes of this Agreement and the other Loan Documents, “Excluded Property” shall mean (1) any property to the extent that such grant of a security interest (x) is prohibited by any applicable Requirements of Law, (y) requires a consent not obtained of any Governmental Authority pursuant to such applicable Requirement of Law or (z) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Security Collateral (other than any of the foregoing issued by a Grantor), any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, (2) any lease, license or other agreement or any property that is subject to a purchase money Lien or capital lease or similar arrangement (in each case permitted by the Credit Agreement and for so long as subject to such purchase money Lien, capital lease or similar arrangement), in each case to the extent that a grant of a Lien therein would violate or invalidate such lease, license or agreement or such purchase money, capital lease or similar arrangement or create a right of termination in favor of any party thereto (other than a Loan Party), except to the extent that such lease, license or other agreement or other document providing for such violation or invalidation or termination right is ineffective under applicable law (it being understood that Excluded Property shall not include proceeds and Receivables in respect of the foregoing), (3) any United States trademark or service mark application filed on the basis of a Grantor’s “intent-to-use” such trademark or service mark pursuant to Section 1(b) the Lanham Act, 15 U.S.C. § 1051, in each case, to the extent the inclusion in the Collateral of any such application would void, impair or invalidate any such

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application or any resulting registration, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of said Act is filed with and accepted by the United States Patent and Trademark Office, (4) any property to the extent a security interest in such property would result in material adverse tax consequences as reasonably determined by the Borrower and the Administrative Agent, including any of the equity interests of any domestic Subsidiary of the Borrower that is a direct or indirect Subsidiary of a CFC, (5) any fee-owned real property with a fair market value of less than $15,000,000 or that is located in the State of New York or in a jurisdiction other than the United States and all leasehold interests in real property, (6) any Excluded Account, (7) any of the equity interests of any Foreign Subsidiary of the Borrower that is not a Material First-Tier Foreign Subsidiary, each of which, as of the date hereof, is indicated on Part III of Schedule I hereto, (8) any of the equity interests of any Subsidiary of the Borrower that is a Material First-Tier Foreign Subsidiary in excess of 65% of all of the issued and outstanding shares of capital stock of such Material First-Tier Foreign Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2), and (9) any assets of Borrower, Qualex, Inc. or Kodak (Near East), Inc. which have been Disposed of on or before the date hereof pursuant to the UK Pension Settlement Agreement. Notwithstanding anything herein or in any other Loan Document, the Grantors shall not be required to perfect the Administrative Agent’s security interest in (i) motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement, (ii) Letter-of-Credit Rights, (iii) Disbursement Accounts and (iv) any property as to which the Administrative Agent shall agree in writing that the cost of obtaining a security interest or perfection thereof would be excessive in relation to the value of the security to be afforded thereby. For purposes of this Agreement, “Requirements of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Section 3. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor or Subsidiary of the Company owing to the Secured Parties. Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Obligations and would be owed by such Grantor or Subsidiary of the Company, as applicable, to any Secured Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any of the Loan Parties and other Subsidiaries of the Company.

Section 4. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to perform all of its duties and obligations thereunder to the extent set forth therein to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

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Section 5. Delivery and Control of Security Collateral. (a) Subject to the Intercreditor Agreement, all certificates or instruments representing or evidencing Pledged Equity or Pledged Debt shall be promptly delivered to and held by or on behalf of the Administrative Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent except to the extent that such transfer or assignment is prohibited by applicable law. With respect to any Pledged Equity existing on the Closing Date, the transfer or assignment of which is subject to (x) certain corporate actions by the holders of or issuers of Initial Pledged Equity issued by Foreign Subsidiaries which have not occurred as of the Closing Date despite the Grantors’ use of commercially reasonable efforts to cause such corporate actions to occur prior to the Closing Date or (y) governmental approvals or consents which have not been obtained as of the Closing Date despite the Grantors’ use of commercially reasonable efforts to cause such approvals or consents to be obtained prior to the Closing Date, the Grantors shall cause such corporate actions to occur or shall obtain such approvals or consents within 45 days after the Closing Date (or such later date as the Administrative Agent shall reasonably agree).

(b) With respect to any Security Collateral representing interests in which any Grantor has any right, title or interest and that constitutes an uncertificated security, such Grantor will use commercially reasonable efforts (or in the case of a wholly-owned Subsidiary, take all actions necessary) to cause (i) the issuers of such Security Collateral and (ii) any securities intermediary which is the holder of any such Security Collateral, to cause the Administrative Agent to have and retain, subject to the Intercreditor Agreement, Control over such Security Collateral. Without limiting the foregoing, such Grantor will, with respect to any such Security Collateral held with a securities intermediary, use commercially reasonable efforts to cause such securities intermediary to enter into a control agreement with the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, giving the Administrative Agent Control, subject to the Intercreditor Agreement.

(c) With respect to any securities or commodity account and any Security Collateral that constitutes a security entitlement (other than a security entitlement which is an uncertificated security, which for the avoidance of doubt shall be subject to the preceding Section 5(b)), within 60 days after the Closing Date (or such later date as the Administrative Agent shall reasonably agree), the relevant Grantor will cause the securities intermediary with respect to such security or commodity account or security entitlement to identify in its records the Administrative Agent as the entitlement holder thereof or enter into a control agreement with the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, giving the Administrative Agent Control, subject to the Intercreditor Agreement.

(d) Subject to the Intercreditor Agreement and upon the occurrence and during the continuance of an Event of Default, each Grantor shall cause the Security Collateral to be registered in the name of the Administrative Agent or such of its nominees as the Administrative Agent shall direct, subject only to the revocable rights specified in Section 13(a). In addition, the Administrative Agent shall have the right upon the occurrence and during the continuance of an Event of Default to convert Security Collateral consisting of financial assets credited to any securities account or the L/C Cash Deposit Account to Security Collateral consisting of financial assets held directly by the Administrative Agent, and to convert Security

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Collateral consisting of financial assets held directly by the Administrative Agent to Security Collateral consisting of financial assets credited to any securities or commodity account or the L/C Cash Deposit Account.

(e) Upon the occurrence and during the continuance of an Event of Default, each Grantor will notify each issuer of Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.

Section 6. Term Proceeds Accounts. As soon as practicable and in no event more than thirty (30) days following the Closing Date (which period may be extended in the reasonable discretion the Administrative Agent), the Borrower shall establish a deposit account (the “Term Proceeds Deposit Account”) and a securities account (the “Term Proceeds Securities Account”) with JPMorgan Chase Bank, N.A. which accounts shall be maintained exclusively for identifiable proceeds of Term Loan Priority Collateral (as defined in the Intercreditor Agreement). The Borrower shall enter into an Account Control Agreement with respect to each of the Term Proceeds Deposit Account and the Term Proceeds Securities Account within the time period set forth in Section 5.12(b) of the Credit Agreement. Upon the occurrence and during the continuance of an Event of Default, each Grantor shall cause all proceeds of Term Loan Priority Collateral (as defined in the Intercreditor Agreement) to be deposited in either the Term Proceeds Deposit Account or the Term Proceeds Securities Account, as applicable.

Section 7. Representations and Warranties. Each Grantor represents and warrants as follows:

(a) Such Grantor’s exact legal name, chief executive office, type of organization, jurisdiction of organization, organizational identification number and Federal Employer Identification Number as of the date hereof is set forth in Schedule V hereto. Within the five years preceding the date hereof, such Grantor has not changed its legal name, chief executive office, type of organization, jurisdiction of organization, organizational identification number or Federal Employer Identification Number from those set forth in Schedule V hereto except as set forth in Schedule VI hereto. Each of the trade names owned and used by the any Grantor in the operation of its business (e.g. billing, advertising, etc.) are set forth in Schedule V hereto.

(b) Since the date of four (4) months prior to the date hereof, each Grantor has made or entered into only the mergers and acquisitions set forth on Schedule XI hereto.

(c) The books and records of each Grantor pertaining to accounts, contract rights, inventory, and other assets are located at the addresses indicated for each Grantor on Schedule XII hereto.

(d) Such Grantor is the legal and beneficial owner of the Collateral and has rights in, the power to transfer, or a valid right to use, the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement or Liens permitted under the Credit Agreement, and has full power and authority to grant to the Administrative Agent the

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security interest in such Collateral granted hereunder pursuant to the terms hereof. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may exist on the date of this Agreement, have been filed in favor of the Administrative Agent relating to the Loan Documents or are otherwise permitted under the Credit Agreement.

(e) When financing statements naming such Grantor as debtor and the Administrative Agent as secured party and providing a description of the Collateral with respect to which such Grantor has purported to grant a security interest hereunder have been filed in the appropriate offices against such Grantor in the locations listed on Schedule XIII, the Administrative Agent will have a fully perfected and, subject to the Intercreditor Agreement, first priority security interest (except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing), subject only to Liens permitted under the Credit Agreement, in that Collateral of the Grantor in which a security interest may be perfected by filing of an initial financing statement in the appropriate office against such Grantor; provided that (i) the filing of Intellectual Property security agreements with the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect the security interest of the Administrative Agent in respect of any registered U.S. Patents, U.S. Patent applications, registered or applied for U.S. Trademarks and registered or applied for U.S. Copyrights, (ii) additional filings may be necessary to perfect the Administrative Agent’s security interest in any registered U.S. Patents, U.S. Patent applications, registered or applied for U.S. Trademarks and registered or applied for U.S. Copyrights acquired by such Grantor after the date hereof, and (iii) upon completion of the filings referred to in this Section 7(e) and the other actions specified on Schedule XIV, the security interests granted pursuant to this Agreement will constitute valid perfected security interests in all of the Collateral (other than Excluded Property) in favor of the Administrative Agent as collateral security for the Obligations. Notwithstanding the foregoing, nothing in this Agreement shall require any Grantor to make any filings or take any other actions to record or perfect the Administrative Agent’s Lien on and security interest in any Intellectual Property outside the United States (or to reimburse the Administrative Agent for the same). When used in this Agreement, “Intellectual Property” shall mean the collective reference to all rights in intellectual property, whether arising under United States laws, including, without limitation, the Copyrights, the Patents and the Trademarks, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

(f) All of such Grantor’s locations where Equipment and Inventory having a value in excess of $1,000,000 is located as of the date hereof are specified in Schedule VIII and Schedule IX hereto, respectively (other than Collateral in transit in the ordinary course of business, in use or on display at any trade show, conference or similar event in the ordinary course of business, maintained with customers (or otherwise on the premises of customers) and consignees in the ordinary course of business or in the possession of employees in the ordinary course of business). Such Grantor has exclusive possession and control of its Inventory, other than Inventory stored at any leased premises or third party warehouse.

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(g) None of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument in excess of $3,750,000 that has not been delivered to the Administrative Agent. All such Receivables or Agreement Collateral valued in excess of $3,750,000 is listed on Schedule III attached hereto.

(h) Subject to the Intercreditor Agreement, all Security Collateral consisting of certificated securities and instruments with an aggregate fair market value in excess of $10,000,000 for all such Security Collateral of the Grantors have been delivered to the Administrative Agent.

(i) If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.

(j) The Pledged Equity pledged by such Grantor hereunder has been duly authorized and validly issued and is fully paid and non-assessable (to the extent such concepts are applicable), provided that the foregoing representation and warranty, insofar as it relates to the Pledged Equity issued by a Person other than a Subsidiary of a Grantor, is made to the knowledge of the Grantors. Each interest in any limited liability company or limited partnership wholly-owned by such Grantor, pledged hereunder and represented by a certificate is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC and each such interest shall at all times hereafter be represented by a certificate. Each interest in any limited liability company or limited partnership controlled by such Grantor, pledged hereunder and not represented by a certificate either (1) is not a “security” within the meaning of Article 8 of the UCC and is not governed by Article 8 of the UCC and such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC or issue any certificate representing such interest or (2) is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC and, with respect to any such Pledged Equity having a value in excess of $1,000,000, such Grantor shall have entered into a control agreement with the issuer of such “security” and the Administrative Agent to establish Control with respect to such “security.” The Pledged Debt pledged by such Grantor hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof and, if evidenced by any promissory notes, such promissory notes have been delivered to the Administrative Agent, and is not in default.

(k) The Initial Pledged Equity in Foreign Subsidiaries pledged by such Grantor constitutes, as of the date hereof, 65% of the issued and outstanding equity interests entitled to vote (within the meaning of Treasury Regulation Section 1.956-1) of the issuers thereof indicated on Part I of Schedule I hereto, each of which is a Material First-Tier Foreign Subsidiary. The Initial Pledged Debt constitutes all of the outstanding Indebtedness for borrowed money owed to such Grantor by the issuers thereof (other than intercompany Indebtedness in respect of the UK Pension Settlement Agreement).

(l) Such Grantor has no Investment Property with a market value in excess of $1,000,000 as of the date hereof, other than the Investment Property listed on Part IV of Schedule I hereto.

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(m) The Assigned Agreements to which such Grantor is a party have been duly authorized, executed and delivered by such Grantor and, to such Grantor’s knowledge, any material Assigned Agreements are in full force and effect and are binding upon and enforceable against all parties thereto in accordance with their terms.

(n) Such Grantor has no deposit accounts or securities accounts as of the date hereof, other than the deposit accounts and securities accounts listed on Schedule II hereto (other than deposit accounts or securities accounts that have less than $750,000 in the aggregate on deposit).

(o) Such Grantor is not a beneficiary or assignee under any letter of credit with a stated amount in excess of $2,500,000 and issued by a United States financial institution as of the date hereof, other than the letters of credit described in Schedule VII hereto.

(p) This Agreement creates in favor of the Administrative Agent for the benefit of the Secured Parties a valid security interest in the Collateral granted by such Grantor under this Agreement, securing the payment of the Obligations except to the extent that Control or possession by the Administrative Agent is required for the creation of the security interest; all filings and other actions necessary to perfect the security interest in the Collateral granted by such Grantor have been duly made or taken and are in full force and effect other than (i) actions necessary to perfect the Administrative Agent’s security interest with respect to Collateral evidenced by a certificate of title or Collateral consisting of vessels or aircraft and (ii) actions necessary to transfer and prior approval of or filings with any governmental entity required in connection with any interest in Pledged Equity.

(q) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder (including, subject to the Intercreditor Agreement, the first priority nature of such security interest in Collateral), except for (A) the filing of financing and continuation statements under the UCC, (B) the recordation of the Intellectual Property Security Agreement with respect to certain registered Intellectual Property Collateral attached thereto, and the actions described in Section 5 with respect to the Security Collateral, (C) subject to certain corporate actions by the holders or issuers of Non-U.S. Initial Pledged Equity which have not occurred as of the Effective Date, necessary to transfer or assign, (D) the governmental filings required to be made or approvals obtained prior to the creation of a security interest in any Pledged Equity issued by a non-US Person and any filings or approvals required prior to realizing on any such Pledged Equity, and (E) the Control of certain assets as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC, or (iii) the exercise by the Administrative Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as set forth above and as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

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(r) The Inventory that has been produced or distributed by such Grantor has been produced in compliance with all requirements of applicable law except where the failure to so comply would not have a Material Adverse Effect.

(s) As to itself and its Intellectual Property Collateral:

(i) The operation of such Grantor’s business as currently conducted or as contemplated to be conducted and the use of the Intellectual Property Collateral in connection therewith do not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party, except as are not expected to have a Material Adverse Effect.

(ii) Such Grantor is the exclusive owner of all right, title and interest in and to Patents, Trademarks and Copyrights contained in the Intellectual Property Collateral, except as set forth in Schedule IV hereto with respect to co-ownership of certain Patents, and such Grantor is entitled to use all such Intellectual Property Collateral in accordance with applicable law, subject to the terms of the IP Agreements.

(iii) The Intellectual Property Collateral set forth on Schedule IV hereto includes all of the registered patents, patent applications, domain names, trademark registrations and applications, copyright registrations and applications owned by such Grantor as of the date set forth therein.

(iv) The issued Patents and registered Trademarks contained in the Intellectual Property Collateral have not been adjudged invalid or unenforceable in whole or part, and to the knowledge of the Company, are valid and enforceable, except to the extent Grantor has ceased use of any such registered Trademarks, and except as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

(v) Such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes, as deemed necessary by Grantor in its reasonable business discretion, to maintain and protect its interest in each and every material item of Intellectual Property Collateral owned by such Grantor in full force and effect.

(vi) No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property Collateral or the validity of effectiveness of any such Intellectual Property Collateral, nor does the Company know of any valid basis for any such claim, except, in either case, for such claims that in the aggregate are not reasonably expected to have a Material Adverse Effect. The conduct of the business of the Company and its Subsidiaries does not infringe on the rights of any Person except for such claims and infringements that, in the aggregate, are not reasonably expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not result in the termination or impairment (other than impairment contemplated by the Loan Documents) of any of the Intellectual Property Collateral.

(vii) With respect to each IP Agreement that is not Excluded Property: (A) to the knowledge of the Company, such IP Agreement is valid and binding and in full force and effect; (B) such IP Agreement will not cease to be valid and binding and in full force and

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effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received any notice of termination or cancellation under such IP Agreement within the six months immediately preceding the date of this Agreement; (D) within the six months immediately preceding the date of this Agreement, such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured; and (E) neither such Grantor nor, to such Grantor’s knowledge, any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination or modification under such IP Agreement, in each case except as would not reasonably be expected to have a Material Adverse Effect.

(viii) To the Company’s knowledge, none of the material Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person other than such Grantor within the past two years.

(ix) This Agreement is effective to create a valid and continuing Lien and, upon filing of appropriate financing statements in the offices listed on Schedule XIII and appropriate releases (which releases have been filed or will be filed substantially simultaneously with the entering into of this Agreement) and Intellectual Property security agreements with the United States Copyright Office and the United States Patent and Trademark Office (to the extent a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Copyright Office or the United States Patent and Trademark Office, as applicable), fully perfected and, subject to the Intercreditor Agreement, first priority security interests in favor of the Administrative Agent on such Grantor’s U.S. Patents, U.S. Trademarks and U.S. Copyrights and such perfected security interests are enforceable as such as against any and all creditor of and purchasers from such Grantor.

Section 8. Further Assurances.

(a) Each Grantor agrees that from time to time, in accordance with the terms of this Agreement at the expense of such Grantor and at the reasonable request of the Administrative Agent, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be reasonably necessary or desirable, or that the Administrative Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will, at the reasonable request of the Administrative Agent, promptly with respect to the Collateral of such Grantor: (i) mark conspicuously each document included in Inventory, each chattel paper included in Receivables each Assigned Agreement and, at the request of the Administrative Agent, each of its records pertaining to such Collateral with a legend, in form and substance reasonably satisfactory to the Administrative Agent, indicating that such document, Assigned Agreement or Collateral is subject to the security interest granted hereby; (ii) if any such Collateral shall be evidenced by a promissory

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note or other instrument or chattel paper, deliver and pledge to the Administrative Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent; (iii) file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Administrative Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; (iv) prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in any Intellectual Property in the name of such Grantor as debtor; and (v) deliver to the Administrative Agent evidence that all other actions that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

(b) Each Grantor hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto in the applicable UCC filing office, including one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor in the United States, or any real property or fixtures, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Administrative Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c) Each Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

Section 9. As to Equipment and Inventory. (a) Each Grantor will keep its Equipment having a value in excess of $1,000,000 and Inventory having a value in excess of $1,000,000 (other than Inventory sold in the ordinary course of business) at the locations therefor specified in Schedule VIII and Schedule IX, respectively, or, upon 30 days’ prior written notice to the Administrative Agent (or such lesser time as may be agreed by the Administrative Agent), at such other places designated by such Grantor in such notice. Schedule VIII and Schedule IX respectively set forth whether each such location is owned, leased or operated by third parties, and, if leased or operated by third parties, their names and addresses.

(b) Each Grantor will pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, its Equipment and Inventory, except to the extent payment thereof is not required by Section 5.05 of the Credit Agreement. In producing its Inventory, each Grantor will comply with all requirements of applicable law, except where the failure to so comply will not have a Material Adverse Effect.

Section 10. Insurance. Each Grantor will, and will cause each Restricted Subsidiary to, at its own expense, maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies

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engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Restricted Subsidiary operates; provided, that, the Company and its Restricted Subsidiaries may self-insure to the extent consistent with prudent business practice. Each policy of each Grantor for liability insurance shall provide for all losses to be paid on behalf of the Administrative Agent and such Grantor as their interests may appear, and each policy for property damage insurance shall provide for all losses to be paid, in accordance with the Credit Agreement, the Intercreditor Agreement and the Lender loss payee provisions which were requested pursuant to clause (iv) below, directly to the Administrative Agent. Each such policy shall in addition (i) name such Grantor and the Administrative Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Administrative Agent) as their interests may appear, (ii) provide that (A) there shall be no recourse against the Administrative Agent for payment of premiums or other amounts with respect thereto and (B) if agreed by the insurer (which agreement such Grantor shall use commercially reasonable efforts to obtain), at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Administrative Agent by the insurer, and (iv) contain such other customary lender loss payee provisions as the Administrative Agent shall reasonably request. Each Grantor will, if so requested by the Administrative Agent, deliver to the Administrative Agent certificates of insurance evidencing such insurance and, as often as the Administrative Agent may reasonably request, a report of a reputable insurance broker or the insurer with respect to such insurance. Further, each Grantor will, at the request of the Administrative Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 2(l) and cause the insurers to acknowledge notice of such assignment. Each Grantor will, if so requested by the Administrative Agent, deliver to the Administrative Agent certificates of insurance evidencing such insurance and, as often as the Administrative Agent may reasonably request, a report of a reputable insurance broker or the insurer with respect to such insurance. Further, each Grantor will, at the request of the Administrative Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 2(k) and 2(l) and use its commercially reasonable efforts to cause the insurers to acknowledge notice of such assignment.

Section 11. Post-Closing Changes; Collections on Assigned Agreements and Receivables. (a) If any Grantor changes its name, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule V of this Agreement it will give written notice to the Administrative Agent within 15 days of such change and will take all action reasonably required by the Administrative Agent for the purpose of perfecting or protecting the security interest granted by this Agreement. Each Grantor will hold and preserve its records relating to the Collateral, including the Assigned Agreements and Related Contracts, and will permit representatives of the Administrative Agent at any time during normal business hours to inspect and make abstracts from such records and other documents to the extent provided in Section 5.08 of the Credit Agreement. If any Grantor does not have an organizational identification number and later obtains one, it will promptly notify the Administrative Agent of such organizational identification number.

(b) Administrative Agent shall have the right at any time or times, in Administrative Agent’s name or in the name of a nominee of Administrative Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise (provided any visits shall be done during normal

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business hours and at times to be mutually agreed). Except as otherwise provided in this subsection (b), each Grantor, at its own expense and in the ordinary course of business undertaken in a commercially reasonable manner and consistent with applicable law, will continue to collect, adjust, settle, compromise the amount or payment of, all amounts due or to become due such Grantor under the Assigned Agreements and Receivables. In connection with such collections, adjustments, settlements, compromises and other exercises of rights, such Grantor may take (and, at the Administrative Agent’s direction upon the occurrence and during the continuance of an Event of Default, will take) such action as such Grantor (or, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent) may deem necessary or advisable; provided, that, the Administrative Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Assigned Agreements and Receivables of the assignment of such Assigned Agreements to the Administrative Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Administrative Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements and Receivables, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements and Receivables, including those set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Administrative Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including instruments) received by such Grantor in respect of the Assigned Agreements and Receivables of such Grantor shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary indorsement) to be applied as provided in Section 20(b) of this Agreement or to prepay Loans under the Credit Agreement, and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement, release wholly or partly any Obligor thereof or allow any credit or discount thereon other than credits or discounts given in the ordinary course of business.

(c) No Grantor will authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except for financing statements (i) naming the Administrative Agent on behalf of the Secured Parties as the secured party, and (ii) in respect to other Liens permitted by the Credit Agreement. Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement naming the Administrative Agent as secured party without the prior written consent of the Administrative Agent, subject to such Grantor’s rights under the UCC.

Section 12. As to Intellectual Property Collateral. (a) With respect to each item of its Intellectual Property Collateral material to the business of the Company and its Restricted Subsidiaries, each Grantor agrees to take, at its expense, commercially reasonable steps as determined in Grantor’s reasonable discretion, including in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other Governmental Authority, to (i) maintain (in accordance with the exercise of such Grantor’s reasonable business discretion) the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property

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Collateral in full force and effect, and (ii) pursue the registration and maintenance (in accordance with the exercise of such Grantor’s reasonable business discretion) of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other Governmental Authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings, in each case except where the failure to so file, register or maintain is not reasonably likely to have a Material Adverse Effect. No Grantor shall, without the written consent of the Administrative Agent, which shall not be unreasonably withheld or delayed, discontinue use of any material Trademark or otherwise abandon any such material Intellectual Property Collateral unless such Grantor shall have determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer material to the conduct of such Grantor’s business.

(b) Until the termination of the Credit Agreement, each Grantor agrees to provide to the Administrative Agent, concurrently with any delivery of Financial Statements pursuant to Section 5.01(a) or (b) of the Credit Agreement, an updated Schedule of its registered U.S. Patents, U.S. Patent applications, registered or applied for U.S. Trademarks and registered or applied for U.S. Copyrights.

(c) In the event that any Grantor becomes aware that any item of Intellectual Property Collateral is being infringed or misappropriated by a third party, such Grantor shall take such commercially reasonable actions determined in its reasonable discretion, at its expense, to protect or enforce such Intellectual Property Collateral, including suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d) Each Grantor shall take all reasonable steps which it deems appropriate under the circumstances to preserve and protect each item of its material Trademarks included in the Intellectual Property Collateral, including maintaining substantially the quality of any and all products or services used or provided in connection with any such Trademarks, consistent with the general quality of the products and services as of the date hereof, and taking steps reasonably necessary to ensure that all licensed users of any such Trademarks use such consistent standards of quality.

(e) With respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit A hereto or otherwise in form and substance satisfactory to the Administrative Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Administrative Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office, and any other Governmental Authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

(f) Each entity which executes a Security Agreement Supplement as Grantor shall execute and deliver to the Administrative Agent with such written notice, or otherwise

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authenticate, an agreement substantially in the form of Exhibit B hereto or otherwise in form and substance satisfactory to the Administrative Agent (an “IP Security Agreement Supplement”) covering such Intellectual Property, which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other Governmental Authorities necessary to perfect the security interest hereunder in such Intellectual Property.

Section 13. Voting Rights; Dividends; Etc. So long as no Event of Default shall have occurred and be continuing:

(i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose.

(ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, that, any and all dividends, interest and other distributions paid or payable in the form of instruments or certificates in respect of, or in exchange for, any Security Collateral, shall be promptly delivered to the Administrative Agent to hold as Security Collateral (to the extent it is not Excluded Property) and shall, if received by such Grantor, be received in trust for the benefit of the Secured Parties, be segregated from the other property or funds of such Grantor and be promptly delivered to the Administrative Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(iii) The Administrative Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) All rights of each Grantor (A) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 13(a)(i) shall, upon notice to such Grantor by the Administrative Agent, cease and (B) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 13(a)(ii) shall automatically cease, and all such rights shall, subject to the Intercreditor Agreement, thereupon become vested in the Administrative Agent for the benefit of the Secured Parties, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 13(b) shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of such Grantor and shall be promptly paid over to the Administrative Agent as Security Collateral in the same form as so received (with any necessary indorsement).

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Section 14. As to the Assigned Agreements.

(a) Each Grantor will at its expense:

(i) perform and observe in all material respects all terms and provisions of the Assigned Agreements to be performed or observed by it to the extent consistent with its past practice or reasonable business judgment, maintain the Assigned Agreements to which it is a party in full force and effect, enforce the Assigned Agreements to which it is a party in accordance with the terms thereof and take all such action to such end as may be requested from time to time by the Administrative Agent; and

(ii) furnish to the Administrative Agent promptly upon receipt thereof copies of all notices of defaults relating to agreements involving monetary liability of or to any Person in an amount in excess of $5,000,000 received by such Grantor under or pursuant to the Assigned Agreements to which it is a party, and from time to time (A) furnish to the Administrative Agent such information and reports regarding the Assigned Agreements and such other Collateral of such Grantor as the Administrative Agent may reasonably request and (B) upon request of the Administrative Agent, make to each other party to any Assigned Agreement to which it is a party such demands and requests for information and reports or for action as such Grantor is entitled to make thereunder.

(b) Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Administrative Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder.

(c) Each Grantor agrees, upon the reasonable request of Administrative Agent, to instruct each other party to each Assigned Agreement to which it is a party, that all payments due or to become due under or in connection with such Assigned Agreement will be made directly to a Pledged Deposit Account.

(d) All moneys received or collected pursuant to subsection (c) above shall be (i) released to the applicable Grantor on the terms set forth in the Credit Agreement so long as no Event of Default shall have occurred and be continuing or (ii) if any Event of Default shall have occurred and be continuing, applied as provided in Section 20(b).

Section 15. As to Letter-of-Credit Rights and Commercial Tort Claims. (a) Except as otherwise permitted by the Credit Agreement and this Agreement, each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit rights to the Administrative Agent, hereby assigns to the Administrative Agent such rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee. Upon request of the Administrative Agent, each Grantor will promptly use commercially reasonable efforts to cause the issuer of each letter-of-credit with a stated amount in excess of $2,500,000 and each nominated person (as defined in Section 5-102 of the UCC) (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent in form and substance reasonably satisfactory to the Administrative Agent and deliver written evidence of such consent to the Administrative Agent.

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(b) Upon the occurrence and during the continuance of an Event of Default, each Grantor will, promptly upon request by the Administrative Agent, (i) notify (and such Grantor hereby authorizes the Administrative Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Administrative Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Administrative Agent or its designee and (ii) arrange for the Administrative Agent to become the transferee beneficiary of letter of credit.

(c) In the event that any Grantor hereafter acquires or has any commercial tort claim that has been filed with any court in excess of $5,000,000 in the aggregate, it shall, promptly after such claim has been filed with such court, deliver a supplement to Schedule X hereto, identifying such new commercial tort claim.

Section 16. Transfers and Other Liens; Additional Shares. (a) Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.

(b) Subject to the terms of the Credit Agreement and this Agreement, each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor not to issue any equity interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer except to such Grantor or its Affiliates, and (ii) pledge hereunder, promptly upon its acquisition (directly or indirectly) thereof, any and all additional equity interests or other securities as required by Section 5.10 of the Credit Agreement from time to time acquired by such Grantor in any manner.

Section 17. Administrative Agent Appointed Attorney in Fact. Each Grantor hereby irrevocably appoints the Administrative Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, in the Administrative Agent’s discretion, to take any action and to execute any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including:

(a) to obtain, an upon the occurrence and during the continuance of an Event of Default, adjust insurance required to be paid to the Administrative Agent pursuant to Section 10,

(b) upon the occurrence and during the continuation of any Event of Default, to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

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(c) upon the occurrence and during the continuance of an Event of Default, to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above,

(d) upon the occurrence and during the continuation of any Event of Default to file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Administrative Agent with respect to any of the Collateral;

(e) upon the occurrence and during the continuation of any Event of Default, to use any Intellectual Property or IP Agreements (solely pursuant to the terms thereof) that are not Excluded Property of such Grantor, including any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, or advertising matter, in preparing for sale, advertising for sale, or selling Inventory or other Collateral;

(f) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including actions to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Administrative Agent in its sole discretion, any such payments made by Administrative Agent to become obligations of such Grantor to Administrative Agent, due and payable immediately without demand;

(g) (i) upon the occurrence and during the continuation of any Event of Default, generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Administrative Agent were the absolute owner thereof for all purposes, and (ii) to do, at Administrative Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that Administrative Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and Administrative Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do;

(h) upon the occurrence and during the continuation of any Event of Default, to repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to the Borrower or such other Grantor in respect of any Account of the Borrower or such other Grantor; and

(i) upon the occurrence and during the continuance of any Event of Default, to take exclusive possession of all locations where the Borrower or other Grantor conducts its business or has rights of possession, with prompt notice to the Borrower or any Grantor and to use such locations to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, without obligation to pay rent or other compensation for the possession or use of any location.

Section 18. Administrative Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Administrative Agent may, but without any obligation to do so,

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upon notice to the Company of at least five Business Days in advance and if the Company fails to cure within such period, itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor under Section 22.

Section 19. The Administrative Agent’s Duties. (a) The powers conferred on the Administrative Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b) Anything contained herein to the contrary notwithstanding, the Administrative Agent may from time to time, when the Administrative Agent deems it to be necessary, appoint one or more of its Affiliates (or, with the consent of the Company, any other Persons) subagents (each a “Subagent”) for the Administrative Agent hereunder with respect to all or any part of the Collateral. In the event that the Administrative Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Administrative Agent, for the benefit of the Secured Parties, as security for the Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Administrative Agent, with all rights, powers, privileges, interests and remedies of the Administrative Agent hereunder with respect to such Collateral, and (iii) the term “Administrative Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Administrative Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent.

Section 20. Remedies. If any Event of Default shall have occurred and be continuing and such Event of Default has resulted in the acceleration of the Obligations, which acceleration has not been rescinded or otherwise terminated:

(a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place and time to be designated by the Administrative Agent that is reasonably convenient to both parties; (ii) subject to applicable law, without notice

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except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable; (iii) occupy, consistent with Section 5.08 of the Credit Agreement, on a non-exclusive basis any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral, and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables and the other Collateral, including those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale, or of the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that (A) the internet shall constitute a “place” for purposes of Section 9-610(b) of the UCC and (B) to the extent notification of sale shall be required by law, notification by mail of the URL where a sale will occur and the time when a sale will commence at least ten (10) days prior to the sale shall constitute a reasonable notification for purposes of Section 9-611(b) of the UCC.

(b) Any cash held by or on behalf of the Administrative Agent and all cash proceeds received by or on behalf of the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral and any proceeds of the guarantee set forth in Section 1 may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or then or at any time thereafter shall be applied in whole or in part by the Administrative Agent for the benefit of the Secured Parties against, all or any part of the Obligations, in accordance with Section 7.03 of the Credit Agreement.

(c) All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary indorsement).

(d) Subject to the provisions of Section 9.08 of the Credit Agreement, the Administrative Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

(e) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such

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sale or other disposition shall be included therein, and such Grantor shall supply to the Administrative Agent or its designee, documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

(f) In each case under this Agreement in which the Administrative Agent takes any action with respect to the Collateral, including proceeds, the Administrative Agent shall provide to the Company such records and information regarding the possession, control, sale and any receipt of amounts with respect to such Collateral as may be reasonably requested by the Company as a basis for the preparation of the company’s financial statements in accordance with GAAP.

Section 21. Grant of Intellectual Property License. For the purpose of enabling Administrative Agent, upon the occurrence and during the continuance of an Event of Default, to exercise rights and remedies under Section 20 hereof at such time as Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to Administrative Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use, assign, license or sublicense any of the Intellectual Property, including any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, and advertising matter, now owned or hereafter acquired, developed or created by such Grantor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof, solely to the extent such Grantor has all rights necessary to provide such access.

Section 22. Indemnity and Expenses. (a) Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, trustees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(b) Each Grantor will upon demand pay to the Administrative Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Administrative Agent may incur in connection with (i) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (ii) the exercise or enforcement of any of the rights of the Administrative Agent or the other Secured Parties hereunder or (iii) the failure by such Grantor to perform or observe any of the provisions hereof.

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Section 23. Amendments; Waivers; Additional Grantors; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and, with respect to any amendment, the Company on behalf of the Grantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 5.10 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon the execution and delivery by such Person of a security agreement supplement in substantially the form of Exhibit C hereto (each a “Security Agreement Supplement”). Such Person shall be referred to as an “Additional Grantor” and each reference in this Agreement and the other Loan Documents to “Grantor” or “Guarantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Loan Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.

Section 24. Confidentiality; Notices; References. (a) The confidentiality provisions of Section 9.12 of the Credit Agreement shall apply to all information received by the Administrative Agent or any Lender under this Agreement.

(b) All notices and other communications provided for hereunder shall be delivered as provided in Section 9.01 of the Credit Agreement.

(c) The definitions of certain terms used in this Agreement are set forth in the following locations:

Account Collateral	Section 2(f)
Additional Grantor	Section 23(b)
Agreement	Preamble
Agreement Collateral	Section 2(e)
Assigned Agreements	Section 2(e)
Borrower	Preamble
Collateral	Section 2
Copyrights	Section 2 (g)(iii)
Credit Agreement	Recitals (1)
Equipment	Section 2(a)
Excluded Property	Section 2
Grantor, Grantors	Preamble
Indemnified Party	Section 22(a)
Initial Pledged Equity	Recitals (4)
Initial Pledged Debt	Recitals (5)

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Intellectual Property Collateral	Section 2(g)
Intellectual Property Security Agreement	Section 12(e)
Inventory	Section 2(b)
Intercreditor Agreement	Section 30
Investment Property	Section 2(d)(vi)
IP Agreements	Section 2(g)(v)
IP Security Agreement Supplement	Section 12
Lenders	Recitals (1)
Patents	Section 2(g)(i)
Pledged Debt	Section 2(d)(iv)
Pledged Deposit Accounts	Recitals (5)
Pledged Equity	Section 2(d)(iii)
Receivables	Section 2(c)
Related Contracts	Section 2(c)
Obligations	Section 3
Security Agreement Supplement	Section 23(b)
Security Collateral	Section 2(d)
Subagent	Section 19(b)
Trademarks	Section 2(g)(ii)
Trade Secrets	Section 2(g)(iii)
UCC	Recitals (10)
URLs	Section 2(g)(ii)

Section 25. Continuing Security Interest; Assignments Under the Credit Agreement. This Agreement shall create a continuing guaranty and continuing security interest in the Collateral and shall (a) continue in effect (notwithstanding the fact that from time to time there may be no Obligations outstanding) until (i) the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Obligations (other than any contingent indemnification obligations not then due and payable) have been paid in full and no commitments of the Administrative Agent or the Lenders which would give rise to any Obligations are outstanding. (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Secured Parties and their respective successors, permitted transferees and permitted assigns. Without limiting the generality of the foregoing clause (c), to the extent permitted in Section 9.04 of the Credit Agreement, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including all or any portion of its Commitments and the Loans owing to it and the promissory note or promissory notes, if any, held by it) to any permitted transferee, and such permitted transferee shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise.

Section 26. Release; Termination. (a) (i) Upon (A) any Disposition of any item of Collateral of any Grantor as permitted by the Loan Documents, and (B) any Subsidiary that is not an Excluded Subsidiary becoming an Excluded Subsidiary in a manner permitted by the Loan Documents, and (ii) upon any Foreign Subsidiary ceasing to be a Material First-Tier Foreign Subsidiary in a manner permitted by the Loan Documents, and, in each case (other than with respect to Dispositions of Collateral not comprising TMM Assets), receipt by the

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Administrative Agent of a written certification by the Borrower that such Disposition or other event, as applicable, is permitted under the terms of the Loan Documents (which written certification the Administrative Agent shall be entitled to rely conclusively without further inquiry), then in the case of the foregoing clause (i), the security interests granted under this Agreement by such Grantor in such Collateral or in the assets of such Subsidiary, as applicable, shall immediately terminate and automatically be released, and in the case of the foregoing clause (ii), the security interests granted under this Agreement in the equity interests of such Foreign Subsidiary shall immediately terminate and automatically be released, and Administrative Agent will, in each case and subject to the Intercreditor Agreement, promptly deliver at the Grantor’s request to such Grantor all certificates representing any Pledged Equity released and all notes and other instruments representing any Pledged Debt, Receivables or other Collateral so released, and Administrative Agent will, at such Grantor’s expense, promptly execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, that, no such documents shall be required unless such Grantor shall have delivered to the Administrative Agent, at least five Business Days prior to the date such documents are required by Grantor, or such lesser period of time agreed by the Administrative Agent, a written request for release describing the item of Collateral and the consideration to be received in the sale, transfer or other disposition and any expenses in connection therewith, together with a form of release for execution by the Administrative Agent (which form shall be reasonably acceptable to the Administrative Agent) and a certificate of such Grantor to the effect that the transaction will be in compliance with the Loan Documents. “TMM Assets” shall have the meaning set forth in the Stock and Asset Purchase Agreement. “Stock and Asset Purchase Agreement” shall mean the Amended and Restated Stock and Asset Purchase Agreement, dated August 31, 2013, among the Borrower, Qualex Inc., Kodak (Near East) Inc., as sellers and KPP Trustees Limited.

(b) At such time as the Obligations shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall promptly deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and promptly execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement.

Section 27. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or .pdf shall be effective as delivery of an original executed counterpart of this Agreement.

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Section 28. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 29. Jurisdiction; Waiver of Jury Trial. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City in the borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Grantor hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 9.01 of the Credit Agreement. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any such New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Administrative Agent or any Secured Party in the negotiation, administration, performance or enforcement thereof.

Section 30. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Lien granted to the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Security Agreement and the exercise of any right or remedy by the Administrative Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement, dated as of even date herewith, among the Administrative Agent, as Senior Term Loan Agent, Bank of America, N.A, as ABL Agent, Barclays Bank PLC, as Junior Term Loan Agent, the Company and the Guarantors (the “Intercreditor Agreement”). In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control. Notwithstanding anything herein to the contrary, any provision hereof that requires any Grantor to (a) deliver any Collateral to the Administrative Agent or (b) cause the Administrative Agent to have Control over such Collateral, may be satisfied prior to the Maturity Date by (i) the delivery of such Collateral by such Grantor to the Administrative Agent for the benefit of itself and the Lenders and (ii) providing that the Administrative Agent be provided with Control with respect to such Collateral of such Grantor for the benefit of the itself and the other Secured Parties. Until the First Priority Obligations Payment Date (as defined in the Intercreditor Agreement) with respect to ABL Priority Collateral (as defined in the Intercreditor Agreement), the delivery of any ABL

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Priority Collateral (as defined in the Intercreditor Agreement) to the ABL Agent pursuant to the ABL Loan Documents shall satisfy any delivery requirement hereunder or under any other Loan Document.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each Grantor and Guarantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

EASTMAN KODAK COMPANY

By

Title:

Address for Notices:	[NAME OF GRANTOR]

By:

Title:

Address for Notices:	[NAME OF GRANTOR]

By:

Title:

Address for Notices:	[NAME OF GRANTOR]

By:

Title:

[ETC.]

Exhibit A to the

Guarantee and Collateral Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated September 3, 2013, is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Barclays Bank PLC, as Administrative Agent (the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, Eastman Kodak Company, a New Jersey corporation, has entered into a Senior Secured Second Lien Term Credit Agreement dated as of September 3, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with Barclays Bank PLC, as Administrative Agent, and the Lenders party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, as a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement, each Grantor has executed and delivered that certain Guarantee and Collateral Agreement dated September 3, 2013, made by the Grantors to the Administrative Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the United States Copyright Office, the United States Patent and Trademark Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1. Grant of Security. Each Grantor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):

(i) the patents and patent applications and all exclusive patent licenses set forth in Schedule A hereto (the “Patents”);

(ii) the trademark and service mark registrations and applications and all exclusive trademark licenses set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

(iii) all copyrights, whether registered or unregistered, now owned or hereafter acquired by such Grantor, including the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);

(iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(v) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

SECTION 2. Security for Obligations. The grant of a security interest in, the Collateral by each Grantor under this IP Security Agreement secures the payment of all obligations of such Grantor now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this IP Security Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Obligations and that would be owed by such Grantor to any Secured Party under the Loan Documents but for the fact that such Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3. Recordation. Each Grantor authorizes and requests that the Register of Copyrights, and the Commissioner for Patents or Trademarks record this IP Security Agreement.

SECTION 4. Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5. Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Administrative Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

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SECTION 6. Governing Law. This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

37

IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

EASTMAN KODAK COMPANY

By
Name:
Title:

Address for Notices:

[NAME OF GRANTOR]

By
Name:
Title:

Address for Notices:

[NAME OF GRANTOR]

By
Name:
Title:

Address for Notices:

Exhibit B to the

Guarantee and Collateral Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT (this “IP Security Agreement Supplement”) dated             , 200    , is made by the Person listed on the signature page hereof (the “Grantor”) in favor of Barclays Bank PLC, as Administrative Agent (the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, Eastman Kodak Company, a New Jersey corporation, has entered into a Senior Secured Second Lien Term Credit Agreement dated as of September 3, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with Barclays Bank PLC, as Administrative Agent, and the Lenders party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, pursuant to the Credit Agreement, the Grantor and certain other Persons have executed and delivered that certain Guarantee and Collateral Agreement dated September 3, 2013 made by the Grantor and such other Persons to the Administrative Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) and that certain Intellectual Property Security Agreement dated September 3, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantor has granted to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the Collateral (as defined in Section 1 below) of the Grantor and has agreed as a condition thereof to execute this IP Security Agreement Supplement for recording with the United States Copyright Office, the United States Patent and Trademark Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:

SECTION 1. Grant of Security. Each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):

(i) the patents and patent applications and all exclusive patent licenses set forth in Schedule A hereto (the “Patents”);

(ii) the trademark and service mark registrations and applications and all exclusive trademark licenses set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

(iii) all copyrights, whether registered or unregistered, now owned or hereafter acquired by such Grantor, including the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);

(iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(v) all any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing or arising from any of the foregoing.

SECTION 2. Security for Obligations. The grant of a security interest in the Additional Collateral by the Grantor under this IP Security Agreement Supplement secures the payment of all obligations of the Grantor now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 3. Recordation. The Grantor authorizes and requests that the Register of Copyrights, and the Commissioner for Patents or Trademarks record this IP Security Agreement Supplement.

SECTION 4. Grants, Rights and Remedies. This IP Security Agreement Supplement has been entered into in conjunction with the provisions of the Security Agreement. The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Administrative Agent with respect to the Additional Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 5. Governing Law. This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Grantor has caused this IP Security Agreement Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

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By
Name:
Title:

Address for Notices:

41

Exhibit C to the

Guarantee and Collateral Agreement

FORM OF SECURITY AGREEMENT SUPPLEMENT

[Date of Security Agreement Supplement]

Barclays Bank PLC, as the Administrative Agent for

the Secured Parties referred to in the

Credit Agreement referred to below

Barclays Bank PLC

[Insert Address]

Attn: [                    ]

Eastman Kodak Company

Ladies and Gentlemen:

Reference is made to (i) the Senior Secured Second Lien Term Credit Agreement dated as of September 3, 2013 (as amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Eastman Kodak Company, a New Jersey corporation, as the Borrower, the Lenders party thereto, Barclays Bank PLC, as Administrative Agent (together with any successor Administrative Agent appointed pursuant to Article VIII of the Credit Agreement, the “Administrative Agent”), and (ii) the Guarantee and Collateral Agreement September 3, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) made by the Grantors from time to time party thereto in favor of the Administrative Agent for the Secured Parties. Terms defined in the Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement, as applicable.

SECTION 1. Grant of Security. The undersigned hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of its right, title and interest in and to its Collateral consisting of the following, in each case, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising (collectively, the undersigned’s “Collateral”): all Equipment, Inventory, Security Collateral (including the indebtedness set forth on Schedule A hereto and the securities, and securities/deposit accounts set forth on Schedule B hereto), Receivables, Related Contracts, all commercial tort claims described on Schedule J hereto and hereafter described on Schedule X to the Security Agreement, Agreement Collateral, Account Collateral (including the deposit accounts set forth on Schedule C hereto), Intellectual Property Collateral, all documents, all money and all letter-of-credit rights, all books and records and documents (including databases, customer lists, credit files, computer files, printouts and other computer output materials and records and other records) of the undersigned pertaining to any of the undersigned’s Collateral, all other property not otherwise described above (except for any property specifically excluded from any clause in this section, and any property specifically excluded from any defined term used in any clause of this section), all proceeds of and payments under business interruption insurance and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the undersigned’s Collateral (including proceeds, collateral and supporting obligations that constitute property of the types described in this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Administrative Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash and cash equivalents, including all Eligible Cash (as defined in the ABL Agreement), Qualified Cash (as defined in the ABL Agreement and US Cash (as defined in the ABL Agreement); provided, that, notwithstanding any of the other provisions set forth in this Section 1 or in any Loan Document, no Excluded Property shall constitute Collateral.

SECTION 2. Security for Obligations. The grant of a security interest in, the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Obligations of the undersigned now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this Security Agreement Supplement and the Security Agreement secures the payment of all amounts that constitute part of the Obligations and that would be owed by the undersigned to any Secured Party under the Loan Documents but for the fact that such Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3. Representations and Warranties. (a) The undersigned’s exact legal name, chief executive office, type of organization, jurisdiction of organization, organizational identification number and Federal Employer Identification Number is set forth in Schedule D hereto. Within the five years preceding the date hereof, the undersigned has not changed its name, chief executive office, type of organization, jurisdiction of organization, organizational identification number or Federal Employer Identification Number from those set forth in Schedule D hereto except as set forth in Schedule E hereto. Each of the trade names owned and used by the undersigned in the operation of its business (e.g. billing, advertising, etc.) are set forth in Schedule D hereto.

(b) All Equipment having a value in excess of $1,000,000 and all Inventory having a value in excess of $1,000,000 as of the date hereof of the undersigned is located at the places specified therefor in Schedule H hereto.

(c) The undersigned is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule I hereto.

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(d) The undersigned hereby makes each other representation and warranty set forth in Section 7 of the Security Agreement with respect to itself and the Collateral granted by it (and, for the avoidance of doubt, delivers the corresponding schedules, if any, relating to such representations and warranties).

SECTION 4. Obligations Under the Security Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor and Guarantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors and Guarantors. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” or a “Guarantor” shall also mean and be a reference to the undersigned, that each reference to the “Collateral” or any part thereof shall also mean and be a reference to the undersigned’s Collateral or part thereof, as the case may be, and that each reference in the Security Agreement to a Schedule shall also mean and be a reference to the schedules attached hereto.

SECTION 5. Governing Law. This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 6. Jurisdiction; Waiver of Jury Trial. The undersigned agrees to be bound by the provisions of Section 29 of the Security Agreement.

Very truly yours,

[NAME OF ADDITIONAL GRANTOR]

By
Title:

Address for notices:

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EXHIBIT D-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Second Lien Term Credit Agreement dated as of September 3, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Eastman Kodak Company (the “Borrower”), a New Jersey company, the several banks and other financial institutions or entities from time to time parties to this Agreement and Barclays Bank PLC, as Administrative Agent.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[    ]

EXHIBIT D-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Second Lien Term Credit Agreement dated as of September 3, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Eastman Kodak Company (the “Borrower”), a New Jersey company, the several banks and other financial institutions or entities from time to time parties to this Agreement and Barclays Bank PLC, as Administrative Agent.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

EXHIBIT D-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Second Lien Term Credit Agreement dated as of September 3, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Eastman Kodak Company (the “Borrower”), a New Jersey company, the several banks and other financial institutions or entities from time to time parties to this Agreement and Barclays Bank PLC, as Administrative Agent.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

EXHIBIT D-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Second Lien Term Credit Agreement dated as of September 3, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Eastman Kodak Company (the “Borrower”), a New Jersey company, the several banks and other financial institutions or entities from time to time parties to this Agreement and Barclays Bank PLC, as Administrative Agent.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[    ]

EXHIBIT E

FORM OF BORROWING REQUEST

Barclays Bank PLC, as

Administrative Agent (the “Administrative

Agent”) for the Lenders party to the Credit

Agreement referred to below

[                    ]

New York, NY [                    ]

Attention: [                    ]

[            ], 2013

Ladies and Gentlemen:

Reference is made to the Senior Secured Second Lien Term Credit Agreement dated as of September 3, 2013 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among Eastman Kodak Company (the “Borrower”), the Lenders party thereto, and Barclays Bank PLC, as Administrative Agent. The undersigned hereby gives you irrevocable notice, pursuant to Section 2.03 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03 of the Credit Agreement:

Aggregate amount of Proposed Borrowing: $[ ]

Date of Proposed Borrowing (which is a Business Day):

Interest rate basis[6]:

[Interest Period][7]:

Location and number of Borrower’s account to which proceeds of Borrowing are to be disbursed[8]:

Very truly yours,

Eastman Kodak Company

By:
Name:
Title:

[6]	ABR Borrowing or LIBOR Borrowing.
[7]	Applicable only for LIBOR Borrowings and must comply with the definition of the term “Interest Period.”
[8]	Must comply with the requirements of Section 2.04 of the Credit Agreement.

EXHIBIT F

FORM OF INTEREST ELECTION REQUEST

Barclays Bank PLC, as

Administrative Agent (the “Administrative

Agent”) for the Lenders party to the Credit

Agreement referred to below

[                    ]

New York, NY [                    ]

Attention: [                    ]

[            ], 2013

Ladies and Gentlemen:

Reference is made to the Senior Secured Second Lien Term Credit Agreement dated as of September 3, 2013 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among Eastman Kodak Company (the “Borrower”), the Lenders party thereto, and Barclays Bank PLC, as Administrative Agent. The undersigned hereby gives you irrevocable notice, pursuant to Section 2.05 of the Credit Agreement, that the undersigned hereby makes an Interest Election Request under the Credit Agreement, and in connection therewith sets forth below the information relating to such Interest Election Request (the “Election”) as required by Section 2.05 of the Credit Agreement:

Borrowing to which the Election applies[9]:

Effective date of the Election (which is a Business Day):

Interest rate basis of the resulting Borrowing[10]:

[Interest Period][11]:

Very truly yours,

Eastman Kodak Company

By:
Name:
Title:

[9]	If different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the interest rate basis of the resulting borrowing and the interest period shall be specified for each resulting Borrowing).
[10]	ABR Borrowing or LIBOR Borrowing.
[11]	Applicable only for LIBOR Borrowings and must comply with the definition of the term “Interest Period.”

EXHIBIT G

PROMISSORY NOTE

$[ ]	[ ], 2013
New York, New York

FOR VALUE RECEIVED, EASTMAN KODAK COMPANY., a New Jersey corporation (the “Borrower”), hereby promises to pay to [Lender] (the “Lender”), at the offices of Barclays Bank PLC, as Administrative Agent under the Credit Agreement referred to below, at 745 Seventh Avenue, New York, NY or such other office as shall be notified to the Borrower from time to time, the principal sum of [DOLLAR AMOUNT] DOLLARS ($[        ]), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of the Loan made by the Lender to the Borrower, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of the Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Promissory Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Loan made by the Lender.

This Promissory Note evidences the Loan made by the Lender under the Senior Secured Second Lien Term Credit Agreement dated as of September 3, 2013 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among Eastman Kodak Company (the “Borrower”), the Lenders party thereto, and Barclays Bank PLC, as Administrative Agent. Terms used but not defined in this Promissory Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Promissory Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Except as permitted by Section 9.04 of the Credit Agreement, this Promissory Note may not be assigned by the Lender to any other Person.

This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York.

EASTMAN KODAK COMPANY

By
Name:
Title:

[Eastman Kodak Company Promissory Note Signature Page]

SCHEDULE TO PROMISSORY NOTE

This Promissory Note evidences a Loan made, continued or converted under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below and pursuant to the Credit Agreement, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period (if any)	Amount Paid, Prepaid, Continued or Converted	Notation Made by

FORM OF AFFILIATE ASSIGNMENT AGREEMENT

This Affiliate Assignment Agreement (the “Affiliate Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”)[, Eastman Kodak Company] and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Affiliate Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Affiliate Assignment Agreement, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]12]

3. Borrower:	The Company (as defined below).

4. Administrative Agent:	Barclays Bank PLC, including any successor thereto, as administrative agent under the Credit Agreement.

5. Credit Agreement:	The Senior Secured Second Lien Term Credit Agreement dated as of September 3, 2013 (as amended, restated, supplemented or otherwise modified from time to time), among EASTMAN KODAK COMPANY (the “Company”), the Lenders party thereto and Barclays Bank PLC, as Administrative Agent.

[12]	Select as applicable.

6. Assigned Interest:

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans[13]
$	$		%

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Affiliate Assignment Agreement are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Name:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Name:
Title:

[EASTMAN KODAK COMPANY][14]

By
Name:
Title:

[13]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders.
[14]	To be added if the Borrower is not the Assignee

2

Consented to and Accepted:

BARCLAYS BANK PLC, as
Administrative Agent

By
Name:
Title:

3

EXHIBIT H

ANNEX 1

Reference is hereby made to the Senior Secured Second Lien Term Credit Agreement, dated as of September 3, 2013 (as amended, restated, supplemented or otherwise modified from time to time (the “Credit Agreement”), among EASTMAN KODAK COMPANY (the “Borrower”), the Lenders party thereto and BARCLAYS BANK PLC, as Administrative Agent (in such capacity, the “Administrative Agent”).

STANDARD TERMS AND CONDITIONS FOR

AFFILIATE ASSIGNMENT AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliate Assignment Agreement and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliate Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is the Borrower or a Subsidiary of the Borrower permitted to acquire the Assigned Interest in accordance with Section 9.04(b)(v) of the Credit Agreement (iii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Affiliate Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (vi) if it is a Non-U.S. Lender, attached to the Affiliate Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. The Assignee affirms that (x) no Default or Event of Default has occurred and is continuing or would result from the transactions that are the subject of this Affiliate Assignment and Assumption, (y) as of the Effective Date, the Assignee is not in possession of any material non-public information regarding the Borrower or its Subsidiaries, or their assets, that has not previously been disclosed to the Auction Manager, Administrative Agent and any Lenders (taken into account all public information available about Borrower and its Subsidiaries) and (z) this Affiliate Assignment Agreement is being entered into in connection with an offer by the Assignee to purchase or take by assignment Term Loans pursuant to a Dutch auction in accordance with the terms of Section 9.04(b)(v) of the Credit Agreement. The Assignee consents to the provisions of the Credit Agreement that apply to the purchase by or assignment to the Borrower or its Subsidiaries of Term Loans.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Affiliate Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Affiliate Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Affiliate Assignment Agreement by email or telecopy shall be effective as delivery of a manually executed counterpart of this Affiliate Assignment Agreement. This Affiliate Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

5

EXHIBIT I

FORM OF SOLVENCY CERTIFICATE

September 3, 2013

This Solvency Certificate is being executed and delivered pursuant to Section 4.01(e) of that certain Senior Secured Second Lien Term Credit Agreement dated as of September 3, 2013 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among Eastman Kodak Company (the “Borrower”), the Lenders party thereto, and Barclays Bank PLC, as Administrative Agent.

I, [                    ], the Chief Financial Officer of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of the Borrower and its subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

I am familiar with the historical and current financial condition of the Borrower and its subsidiaries on a consolidated basis as the Chief Financial Officer of the Borrower. In preparing this certificate, I have made such investigations and inquiries as I deem necessary and prudent in connection with the matters set forth herein and have reviewed the terms of the Credit Agreement and the other Loan Documents.

As of the date hereof and after giving effect to the Transactions, the entering into the ABL Loan Documents and the refinancing of the DIP ABL Credit Agreement and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement, the Transactions, the entering into the ABL Loan Documents and the refinancing of the DIP ABL Credit Agreement, that, (i) the sum of the debt and liabilities (including subordinated and contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Borrower and its subsidiaries, taken as a whole, is greater than the total amount that will be required to pay the probable debt and liabilities (including subordinated and contingent liabilities) of the Borrower and its subsidiaries as they become absolute and matured, (iii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its subsidiaries, taken as a whole, contemplated as of the date hereof and as proposed to be conducted following the Closing Date; and (iv) the Borrower and its subsidiaries, taken as a whole, have not incurred, or believe that they will incur, debts or other liabilities including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

EXHIBIT I

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
	Name:	[ ]
		Title:	Chief Financial Officer

EXHIBIT J

AUCTION PROCEDURES

This outline is intended to summarize certain basic terms of procedures with respect to Dutch auctions (each, an “Auction”) pursuant to and in accordance with the terms and conditions of Section 9.04(b)(v) of the Credit Agreement to which this Exhibit J is attached. It is not intended to be a definitive list of all of the terms and conditions of an Auction and all such terms and conditions shall be set forth in the applicable auction procedures documentation set for each Auction (the “Offer Documents”), which shall be reasonably acceptable to the Borrower, the Auction Manager and the Administrative Agent and shall otherwise comply with Section 9.04(b)(v) of the Credit Agreement. None of the Administrative Agent, any Auction Manager or any of their respective Affiliates makes any recommendation pursuant to the Offer Documents as to whether or not any Lender should sell by assignment any of its Term Loans pursuant to the Offer Documents (including, for the avoidance of doubt, by participating in the Auction as a Term Lender) or whether or not the Borrower or any of its Subsidiaries should purchase by assignment any Term Loans from any Lender pursuant to any Auction. Each Lender should make its own decision as to whether to sell by assignment any of its Term Loans and, if so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning any Auction and the Offer Documents. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

Summary. The Borrower or any of its Subsidiaries may purchase (by assignment) Term Loans on a non-pro rata basis by conducting one or more Auctions pursuant to the procedures described herein and otherwise in compliance with Section 9.04(b)(v) of the Credit Agreement; provided that no more than one Auction may be ongoing at any one time and no more than five Auctions may be made in any period of four consecutive fiscal quarters of the Company.

Notice Procedures. In connection with each Auction, the Borrower or any of its Subsidiaries (the “Offeror”) will provide notification to the Administrative Agent and Auction Manager (for distribution to the Lenders) of the Term Loans that will be the subject of the Auction by delivering to the Administrative Agent and Auction Manager a written notice in form and substance reasonably satisfactory to the Administrative Agent and Auction Manager (an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount of Term Loans the Offeror is willing to purchase (by assignment) in the Auction (the “Auction Amount”), which shall be no less than $5,000,000 or an integral multiple of $1,000,000 in excess of thereof, (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000, at which the Offeror would be willing to purchase Term Loans in the Auction, (iii) the first date on which Return Bids (as defined below) may be submitted and (iv) the date on which the Auction will conclude, on which date Return Bids will be due at the time provided in the Auction Notice (such time, the “Expiration Time”), as such date and time may be extended upon notice by the Offeror to the Auction Manager not less than 24 hours before the original Expiration Time. The Auction Manager will deliver a copy of the Offer Documents to each Lender promptly following completion thereof.

Reply Procedures. In connection with any Auction, each Lender holding Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with an irrevocable notice of participation in form and substance reasonably satisfactory to the Auction Manager (the “Return Bid”, to be included in the Offer Documents) which shall specify (i) a discount to par that must be expressed as a price per $1,000 of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000, that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, that each Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans held by such Lender at such time. A Lender may only submit one Return Bid per Auction, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, a participating Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the Offer Documents which shall be in form and substance reasonably satisfactory to the Auction Manager and the Administrative Agent (the “Affiliate Assignment Agreement”). The Offeror will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Offeror, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Auction within the Discount Range for the Auction that will allow the Offeror to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Offeror has received Qualifying Bids). The Offeror shall purchase (by assignment) Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). The principal amount of all Term Loans included in Qualifying Bids received at a Reply Price lower than the Applicable Threshold Price will be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration. If a Lender has submitted a Return Bid containing multiple component bids at different Reply Prices, then all Term Loans of such Lender offered in any such component bid that constitutes a Qualifying Bid with a Reply Price lower than the Applicable Threshold Price shall also be purchased (to the extent the Auction is consummated) at a purchase price equal to the applicable Reply Price and shall not be subject to proration.

Allocation Procedures. All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids equal to the Applicable Threshold Price will be purchased at a purchase price equal to the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Auction equal to the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans purchased below the Applicable Threshold Price), the Offeror shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount up to the amount necessary to complete the purchase of the Auction Amount. For the avoidance of doubt, no Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

Notification Procedures. The Auction Manager, in consultation with the Offeror, will calculate the Applicable Threshold Price no later than the next Business Day after the date that the Return Bids were due. The Auction Manager will insert the amount of Term Loans to be assigned and the applicable settlement date determined by the Auction Manager in consultation with the Offeror onto each applicable Affiliate Assignment Agreement received in connection with a Qualifying Bid. Upon written request of the submitting Lender, the Auction Manager will promptly return any Affiliate Assignment Agreement received in connection with a Return Bid that is not a Qualifying Bid.

Additional Procedures. Once initiated by an Auction Notice, the Offeror may withdraw an Auction by written notice to the Auction Manager so long as no Qualifying Bids have been received by the Auction Manager at or prior to the time the Auction Manager receives such written notice; provided that that the Offeror’s obligation to purchase Term Loans from any Lender shall be conditioned on (i) such Lender making the representations and warranties set forth in the Affiliate Assignment Agreement and (ii) there being no pending actions, suits or proceedings pending or threatened, in each case brought by a third party, in writing that seek to enjoin such Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled; provided that a Lender may modify a Return Bid at any time prior to the Expiration Time solely to reduce the Reply Price included in such Return Bid. However, an Auction shall become void if the Offeror fails to satisfy one or more of the conditions to the purchase of Term Loans set forth in Section 9.04(b) of the Credit Agreement, as applicable, or to otherwise comply with any of the provisions of such Section 9.04(b). The purchase price for all Term Loans purchased in an Auction shall be paid in cash by the Offeror directly to the respective assigning Lender on a settlement date as determined by the Auction Manager in consultation with the Offeror (which shall be no later than ten (10) Business Days after the date Return Bids are due). The Offeror shall execute each applicable Affiliate Assignment Agreement received in connection with a Qualifying Bid.

All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager in accordance with the terms of the Loan Documents, in consultation with the Offeror, and the Auction Manager’s determination will be conclusive, absent manifest error.

None of the Administrative Agent, the Auction Manager, any other agent or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower or its Subsidiaries contained in the Offer Documents or otherwise or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

The Auction Manager acting in its capacity as such under an Auction shall be entitled to the benefits of the provisions of Article 8 and Section 9.03 of the Credit Agreement to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

This Exhibit L shall not require the Borrower or any of its Subsidiaries to initiate any Auction, nor shall any Lender be obligated to participate in any Auction.

EXHIBIT K

FORM OF

COMPLIANCE CERTIFICATE

This Compliance Certificate (this “Certificate”) is delivered pursuant to Section 5.01(e) of the Senior Secured Second Lien Term Credit Agreement dated as of September 3, 2013 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), among Eastman Kodak Company (the “Borrower”), the Lenders party thereto, and Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. I am a Responsible Officer and a Financial Officer of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”).

4. Attached hereto as Attachment 2 is all information and calculations necessary for determining compliance by the Borrower and its Restricted Subsidiaries with Section 6.15 of the Credit Agreement as of the last day of the fiscal quarter or fiscal year of the Borrower to which the Financial Statements relate.

5. [To the extent not previously disclosed to the Administrative Agent, attached hereto as Attachment 3 are (i) descriptions of any change in the jurisdiction of organization of any Loan Party, (ii) a list of any Intellectual Property (as defined in the Security Agreement) acquired by any Loan Party and (iii) descriptions of any new Restricted Subsidiary or Unrestricted Subsidiary (including each Person that has been designated as a Restricted Subsidiary or an Unrestricted Subsidiary) as of the date of delivery of this Certificate, in each case since the date of the most recent Compliance Certificate (or, in the case of the first Compliance Certificate so delivered, since the Closing Date).]15

IN WITNESS WHEREOF, I have executed this Certificate this      day of             , 20    .

Name:
Title:

[15]	Alternatively, the Responsible Officer shall confirm that there is no change in such information since the later of the Closing Date or the date of the last such list.

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

Attachment 2

to Compliance Certificate

The information described herein is as of             ,         , and pertains to the period from             ,         to             ,         .

[Set forth Compliance Calculations]

Attachment 3

to Compliance Certificate

[Set forth the Information Required by Paragraph 5]